EXHIBIT 10.1

Execution Version

REVOLVING CREDIT AGREEMENT

dated as of January 28, 2011

among

ABOVENET, INC.
ABOVENET COMMUNICATIONS, INC.
ABOVENET OF UTAH, L.L.C.
ABOVENET OF VA, L.L.C.
and
ABOVENET INTERNATIONAL, INC.
as Borrowers

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

SUNTRUST BANK
as Administrative Agent

and

JPMORGAN CHASE BANK, N.A.,
ROYAL BANK OF CANADA
WELLS FARGO BANK, NATIONAL ASSOCIATION
and
CITIBANK, N.A.,
as Co-Syndication Agents

SUNTRUST ROBINSON HUMPHREY, INC.,
as Sole Lead Arranger and Sole Book Manager

TABLE OF CONTENTS

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES		60
Section 4.1.	Existence; Power.	60
Section 4.2.	Organizational Power; Authorization.	60
Section 4.3.	Governmental Approvals; No Conflicts.	60

Schedules

Schedule I	-	Applicable Margin and Applicable Percentage
Schedule II	-	Revolving Commitment Amounts
Schedule 4.3	-	Required Consents
Schedule 4.5	-	Environmental Matters
Schedule 4.11	-	Intellectual Property
Schedule 4.14	-	Subsidiaries
Schedule 4.18	-	Locations of Leased Real Property and Personal Property
Schedule 4.19	-	Government Approvals
Schedule 4.20	-	Material Contracts
Schedule 4.21	-	Deposit Accounts
Schedule 7.1	-	Outstanding Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Guaranty and Security Agreement
Exhibit C	-	Form of Revolving Credit Note
Exhibit D	-	Form of Swingline Note

Exhibit 2.3	-	Form of Notice of Revolving Borrowing
Exhibit 2.4	-	Form of Notice of Swingline Borrowing
Exhibit 2.6	-	Form of Notice of Continuation/Conversion
Exhibit 3.1(b)(viii)	-	Form of Secretary’s Certificate
Exhibit 3.1(b)(xi)	-	Form of Officer’s Certificate
Exhibit 5.1(c)	-	Form of Compliance Certificate

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of January 28, 2011, by and among AboveNet, Inc., a Delaware corporation (“AboveNet”), AboveNet Communications, Inc., a Delaware corporation (“ACI”), AboveNet of Utah, L.L.C., a Delaware limited liability company (“AboveNet Utah”), AboveNet of VA, L.L.C., a Virginia limited liability company (“AboveNet Virginia”), AboveNet International, Inc., a Delaware corporation (“International”; International, AboveNet Virginia, AboveNet Utah, ACI and AboveNet are collectively referred to herein as the “Borrowers”, and each individually, as a “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).

WITNESSETH:

WHEREAS, the Borrowers have requested that the Lenders establish a $250,000,000 revolving credit facility (including a letter of credit subfacility and the swingline subfacility) in favor of the Borrowers;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and the swingline subfacility in favor of the Borrowers.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrowers, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1.      Definitions.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“AboveNet” shall have the meaning given to such term in the introductory paragraph hereof.

“Accounts” means all of the Borrowers’ present and future: (a) accounts (as defined in the UCC); (b) instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) reserves and credit balances arising in connection with or pursuant to this Agreement; (d) guaranties in favor of any Loan Party, (e) other supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (f) property, including notes and deposits, of the Borrowers’ account debtors securing the obligations owed by such account debtors to the Borrowers; and (g) all proceeds of any of the foregoing.

“Additional Revolving Commitment” means an additional Revolving Commitment made pursuant to Section 2.24 and designated as an “Additional Revolving Commitment” pursuant to the applicable Additional Revolving Commitment Amendment.

“Additional Revolving Commitment Amendment” has the meaning assigned to such term in Section 2.24(c).

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time.  On the Closing Date, the Aggregate Revolving Commitment Amount equals $250,000,000.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Aggregate Subsidiary Threshold” shall mean an amount equal to ninety-five percent (95%) of the total consolidated revenue and ninety-five (95%) of the total consolidated assets, in each case of AboveNet and its Domestic Subsidiaries for the most recent Fiscal Quarter as shown on the financial statements most recently delivered or required to be delivered pursuant to Section 5.1(a) or (b), as the case may be.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the lending office of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, a percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after the date on which the Borrowers deliver the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrowers shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level IV as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above.  Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending March 31, 2011 are required to be delivered shall be at Level I as set forth on Schedule I.

“Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of such date, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective on the second Business Day after the date on which the Borrowers deliver the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrowers shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Percentage shall be at Level IV as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above.  Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending March 31, 2011 are required to be delivered shall be at Level I as set forth on Schedule I.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean SunTrust Robinson Humphrey, Inc.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from the Closing Date to the Revolving Commitment Termination Date.

“Base Rate” shall mean the highest of (i) the per annum rate which the Administrative Agent publicly announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum.  The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate.  Each change in the any of the rates described above in this definition shall be effective from and including the date such change is announced as being effective.

“Blocked Account” means (i) each of following accounts held at Wells Fargo Bank, N.A. in the name of ACI: account numbers 2000029949878, 2000029949917 and 2079951060199 and (iii) the following account held at Wells Fargo Bank, N.A. in the name of AboveNet: account number 2000029949865.

“Borrowers” shall have the meaning in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia and New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

 “Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars (in amounts, unless otherwise specified herein, equal to 100% of such obligations), with a depository institution, and pursuant to documentation in form and substance, reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Control Period” means the period of time commencing upon the occurrence and continuation of an Event of Default and ending on the earliest of (a) the date on which the Required Lenders have waived such Event of Default in writing in accordance with the terms hereof and agreed that the Cash Control Period has terminated, (b) the date on which such Event of Default has been waived in accordance with Section 10.2 or (c) the Revolving Commitment Termination Date and payment in full in cash of all Obligations due and owing on such date.

“Change in Control” shall mean the occurrence of one or more of the following events: (i) AboveNet shall cease to own, directly or indirectly, 100% of the outstanding Capital Stock of the Borrowers (other than AboveNet) and all Material Subsidiaries that are not Borrowers, (ii) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of any Borrower to any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof) other than another Borrower, (iii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of AboveNet, or (iv) occupation of a majority of the seats (other than vacant seats) on the board of directors of AboveNet by Persons who were neither (a) nominated by the current board of directors nor (b) appointed by directors so nominated.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.17(b), by the parent corporation of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans of any “Class” (as designated in the applicable Term Loan Amendment) or Revolving Loans or Swingline Loans, and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Swingline Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment” shall mean a Revolving Commitment or a Swingline Commitment  or any combination thereof (as the context shall permit or require).

“Communications Act” means, collectively, the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and as further amended, and the rules and regulations promulgated thereunder, including, without limitation CFR Title 47 and the rules, regulations and decisions of the FCC, in each case as from time to time in effect.

“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of AboveNet in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Consolidated EBITDA” shall mean, for AboveNet and its Subsidiaries on a consolidated basis for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period and without duplication, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, and (D) all other non-cash charges reasonably acceptable to the Administrative Agent, determined on a consolidated basis in accordance with GAAP, in each case for such period; provided, however, that for purposes of calculating Consolidated EBITDA of AboveNet and its Subsidiaries for any period, (x) the Consolidated EBITDA of any Person acquired by, or merged into or consolidated with, AboveNet and its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming for purposes of such calculation that the consummation of such acquisition, merger or consolidation in connection therewith occurred on the first day of such period) and (y) the Consolidated EBITDA of any Subsidiary whose (1) Capital Stock is sold, transferred or otherwise disposed of to any Person during such period or (2) assets (if all or substantially all) are sold, transferred, leased or otherwise disposed of to any Person other during such period, in either case under this clause (y), shall be excluded on a pro forma basis for such period (assuming for purposes of such calculation that the consummation of such sale, lease, transfer or other disposition occurred on the first day of such period).

“Consolidated Interest Expense” shall mean, for AboveNet and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” shall mean, for AboveNet and its Subsidiaries for any period, the net income (or loss) of AboveNet and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any unremitted earnings of any Person that is not a Subsidiary resulting from any equity interest of the Borrowers or any Subsidiary of the Borrowers in such Person, (iv) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary and (v) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrowers or any Subsidiary on the date that such Person’s assets are acquired by the Borrowers or any Subsidiary.

“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrowers and their Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (xi) of the definition thereof.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” shall have meanings correlative thereto.

“Dark Fiber” means fiber optic cable through which no light is transmitted or installed fiber optic cable not carrying a signal.

 “Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.12(c).

 “Defaulting Lender” shall mean, at any time, a Lender as to which the Administrative Agent has determined in good faith that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Revolving Loan, make a payment to the Issuing Bank in respect of a Letter of Credit (including failure to make a payment in respect of an LC Disbursement) and/or make a payment to the Swingline Lender in respect of a Swingline Loan (each a “funding obligation”) unless such Lender has notified the Administrative Agent in writing of its reasonable and good faith determination that one or more conditions to its funding obligation (specifically identifying such condition or conditions) has not been satisfied, (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder or has defaulted on its funding obligations under any other loan agreement, credit agreement or similar or other financing agreement unless such Lender’s failure is based on such Lender’s reasonable and good faith determination that the conditions precedent to funding such obligation have not been satisfied and such Lender has notified the Administrative Agent in writing of the same, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder; provided that any such Lender shall cease to be a Defaulting Lender under this clause (iii) upon both the receipt of such confirmation by the Administrative Agent and compliance with Section 2.23(b), or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender.  The Administrative Agent will promptly send to all parties hereto a copy of any notice provided for in this definition.

“Deposit Account Control Agreement” means an agreement among a Borrower, a depository institution, and the Administrative Agent, which agreement is in a form reasonably satisfactory to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time, and contains such other terms and conditions as the Administrative Agent may reasonably require, including, that during a Cash Control Period such depository institution shall, unless otherwise directed by the Administrative Agent, wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Office or such account designated by the Administrative Agent, all funds received or deposited into such deposit account.

 “Disposition” means the sale, transfer, license, lease or other disposition (including any grant of an IRU) of any property or asset by any Loan Party or any Domestic Subsidiary (including the Capital Stock of any Domestic Subsidiary but excluding the Capital Stock of AboveNet) and including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business of the Loan Parties and their Domestic Subsidiaries, (b) the sale, lease, license, transfer or other disposition of machinery and equipment no longer used or useful in the conduct of business of the Loan Parties and their Domestic Subsidiaries, and having a sales or transfer price not to exceed $10,000,000 in any Fiscal Year, (c) any sale, lease, license, transfer or other disposition of property or asset by any Loan Party to any other Loan Party, or any Domestic Subsidiary to any Loan Party, (d) licenses or leases of IP Rights or property, to the extent included in clause (vii) of the definition of “Permitted Encumbrances”, (e) abandonment of IP Rights to the extent permitted by the Guaranty and  Security Agreement, (f) dispositions of Permitted Investments, (g) dispositions of past due accounts receivable for collection or compromise in the ordinary course of business, and (h) dispositions of Dark Fiber in the ordinary course of business, including IRUs, pursuant to agreements for fiber, conduit or related network elements entered into on an arms-length basis and consistent with past practices, provided, however, in the case of (h) above, that the relevant Loan Party or Domestic Subsidiary, as applicable, at all times retains title to such asset.

 “Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean a direct or indirect Subsidiary of the Borrowers organized under the laws of one of the fifty states or commonwealths of the United States or the District of Columbia or any territory of the United States.

 “Employee Benefit Plan” shall have that meaning as defined in Section 3(3) of ERISA and for which the Borrowers or an ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Borrowers or its ERISA Affiliates or on behalf of beneficiaries of such participants.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrowers or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute including any regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrowers, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 303 of ERISA and Section 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean with respect to the Borrowers or any ERISA Affiliate, (i) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure to make required contributions when due to a Multiemployer Plan or Pension Plan or the imposition of a Lien in favor of a Pension Plan under Section 430(k) of the Code or Section 303(k) of ERISA; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the imposition of any liability under Title IV of ERISA, other  than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition of an Lien in favor of the PBGC under Title IV of ERISA; (v) the receipt from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (vii) the incurrence of any liability with respect to the withdrawal or partial withdrawal from any Plan including the withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (viii) or the incurrence of any Withdrawal Liability with respect to any Multiemployer Plan; (ix) the receipt of any notice,  concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or  (x) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D).  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D.  The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in ARTICLE VIII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Account” means (i) any accounts used solely for the purpose of cash collateralizing letters of credit to the extent permitted pursuant to clause (iv) of the definition of “Permitted Encumbrance”, (ii) checking account number 48912594 held at Citibank, N.A. in the name of ACI, provided that the aggregate amount on deposit shall not exceed at any time an aggregate amount of $250,000 in cash or cash equivalents, and (iii) any deposit account that is used solely for payment of payroll, bonuses and other compensation related expenses.

 “Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender has its Applicable Lending Office, (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, or (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.19(e) and (d) any Taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2010.

“Existing Agent” shall mean Societe Generale, in its capacity as Administrative Agent under that certain Credit and Guaranty Agreement, dated as of February 29, 2008 (as amended, restated, supplemented, modified or otherwise modified from time to time), by and among the Borrowers, the “Guarantors” from time to time party thereto, the financial institutions named therein as “Lenders”.

“Existing Indebtedness” shall mean all indebtedness, liabilities and other obligations under that certain Credit and Guaranty Agreement, dated as of February 29, 2008 (as amended, restated, supplemented, modified or otherwise modified from time to time), by and among the Borrowers, the “Guarantors” from time to time party thereto, the financial institutions named therein as “Lenders” and Societe Generale, as Administrative Agent.

 “FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.

“FCC” means the Federal Communications Commission, or any governmental agency succeeding to the functions thereof.

“FCC Licenses” means the licenses, authorizations, waivers and permits required under the Communications Act necessary for the Loan Parties and the Domestic Subsidiaries to own and operate their properties and their businesses.

 “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of November 22, 2010, executed by SunTrust Robinson Humphrey, Inc. and SunTrust Bank and accepted by AboveNet.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrowers.

“Fiscal Year” shall mean any fiscal year of the Borrowers.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than one of the fifty states or commonwealths of the United States or the District of Columbia or a territory of the United States.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Approvals” means any and all licenses, permits, certificates, certifications, consents, registrations or contracts, authorizations and approvals of each Governmental Authority issued or required under laws applicable to the business of any Borrower or any of its Domestic Subsidiaries or necessary in the sale, furnishing, or delivery of goods or services under laws applicable to the business of any Borrower or any of its Domestic Subsidiaries.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranty and Security Agreement” shall mean that certain Guaranty and Security Agreement dated as of the date hereof and substantially in the form of Exhibit B, executed by each of the Loan Parties as of the Closing Date, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread  transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction,  or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Incremental Lender” has the meaning assigned to such term in Section 2.24(a).

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(f), trade payables overdue by more than 180 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above and (xi) below, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.  For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Information Memorandum” shall mean the Confidential Information Memorandum dated January, 2011 relating to the Borrowers and the transactions contemplated by this Agreement and the other Loan Documents.

“Intellectual Property” has the meaning set forth in the Collateral and Guarantee Agreement.

“Interest Coverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date to (ii) Consolidated Interest Expense for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Interest Period” shall mean with respect to (i) any Swingline Borrowing, such period as the Swingline Lender and the Borrowers shall mutually agree (but in any event not to exceed 30 days) and (ii) any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:

(i)            the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)           if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii)          any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

(iv)         no Interest Period may extend beyond the Revolving Commitment Termination Date, unless on the Revolving Commitment Termination Date the aggregate outstanding principal amount of Term Loans (if any) is equal to or greater than the aggregate principal amount of Eurodollar Loans with Interest Periods expiring after such date, and no Interest Period may extend beyond the Term Loan Maturity Date.

“Investments” shall have the meaning as set forth in Section 7.4.

“IP Rights” has the meaning set forth in Section 4.11.

“IP Security Agreements” means, collectively, the Copyright Security Agreement and the Patent and Trademark Security Agreement, each in the form of Exhibit A and B to the Guaranty and Security Agreement, as executed by the Loan Parties party thereto.

“IRU” means an indefeasible right to use Dark Fiber or telecommunications capacity, as applicable.

“IRU Agreement” means an agreement granting an IRU.

 “Issuing Bank” shall mean SunTrust Bank, in its capacity as an issuer of Letters of Credit pursuant to Section 2.21.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrowers for the issuance of Letters of Credit in an aggregate face amount not to exceed $10,000,000.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit (but excluding the Letters of Credit).

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrowers at such time.  The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

 “Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or its Parent Company by a Governmental Authority.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender and each Incremental Lender that joins this Agreement pursuant to Section 2.24.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.21 by the Issuing Bank for the account of the Borrowers pursuant to the LC Commitment.

“Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“LIBOR” shall mean, for any Interest Period with respect to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Loan comprising part of such borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference or priority having the practical effect of a security interest or any other security agreement or preferential arrangement having the practical effect of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Liquidity” shall mean, on any date of determination, the sum of (a) the aggregate amount of Revolving Loans that would be available to be funded to the Borrowers pursuant to Section 2.2 on the date of determination plus (b) all money, currency, credit balances and Permitted Investments owned by the Borrowers on the date of determination; provided, however, that amounts calculated under this clause (b) shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of the Borrowers; provided, further, that amounts under the foregoing clause (b) shall be included only to the extent such amounts are not subject to any Lien or other restriction or encumbrance of any kind (other than Liens (i) in favor of the Administrative Agent, (ii) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights so long as such liens and rights are not being enforced or otherwise exercised and (iii) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP).

 “Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the LC Documents, the Security Documents, each Additional Revolving Commitment Amendment, each Term Loan Amendment, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean the Borrowers and the Subsidiary Loan Parties and “Loan Party” shall mean each Borrower and/or Subsidiary Loan Party.

“Loans” shall mean all Revolving Loans, Swingline Loans and Term Loans in the aggregate or any of them, as the context shall require, and shall include those made pursuant to a Term Loan Amendment or an Additional Revolving Commitment Amendment.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, condition (financial or otherwise), assets, operations or liabilities (contingent or otherwise) of the Borrowers, or of the Borrowers and their Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective material obligations under the Loan Documents, (iii) the rights and remedies, taken as a whole, of the Administrative Agent, the Issuing Bank, Swingline Lender, and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Contract” shall mean any contract or other arrangement (other than the Loan Documents), whether written or oral, to which any Borrower or any Domestic Subsidiary is a party and as to which the breach, nonperformance, termination, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of a Borrower or any of its Subsidiaries, individually or in an aggregate committed or outstanding principal amount exceeding $15,000,000.

“Material Subsidiary” shall mean at any time any direct or indirect Domestic Subsidiary of the Borrowers having: (a) assets (determined on a consolidating basis) in an amount equal to at least 5% of the total assets of the Borrowers and their Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter at such time; or (b) revenues or net income (determined on a consolidating basis) in an amount equal to at least 5% of the total revenues or net income of the Borrowers and their Subsidiaries on a consolidated basis for the 12-month period ending on the last day of the most recent Fiscal Quarter at such time.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall have the meaning set forth in Section 2.11(a).

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation.  “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).  For purposes of this definition, the term “fair market value” shall be determined by a recognized dealer in transactions similar to the subject Hedging Transaction.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Notes” shall mean, collectively, the Revolving Credit Notes, the Swingline Note and the Term Notes (if any).

“Notice of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing, and the Notices of Swingline Borrowing.

“Notice of Conversion/Continuation” shall mean the notice given by the Borrowers to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.6(b).

“Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.4.

“Obligations” shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit, including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred, or required to be reimbursed, by any Borrower, in each case, pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to a Lender (or an Affiliate thereof) who was such at the time such Hedging Obligations were incurred and (c) all Treasury Management Obligations owed by any Loan Party to a Lender (or an Affiliate thereof) who was such at the time such Treasury Management Obligations were incurred, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

 “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OID” has the meaning assigned to such term in Section 2.24(b).

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

 “Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Patriot Act” shall have the meaning set forth in Section 10.15.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrowers and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Encumbrances” shall mean:

(i)            Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)           statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by operation of law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)          pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)         deposits to secure the performance of bids, trade contracts, licenses and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, the collateralized portion of letters of credit (other than Letters of Credit), and other obligations of a like nature incurred in the ordinary course of business; provided, however, that in no event should the aggregate amount of surety bonds (or deposits to secure surety bonds) or of letters of credit (other than Letters of Credit), outstanding at any time exceed $12,000,000;

(v)           judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi)         easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrowers and their Subsidiaries taken as a whole;

(vii)        leases, IRUs, licenses (including licenses of IP Rights) or subleases granted to others in accordance with the terms of the applicable Security Documents, not interfering in any material respect with the ordinary conduct of business of any Loan Party or any Domestic Subsidiary and not resulting in any material diminution in the Collateral as security for the Obligations;

(viii)       customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the UCC or common law of banks or other financial institutions where the Borrowers or any of their Subsidiaries maintain deposits (other than deposits intended as cash collateral) in the ordinary course of business; and

(ix)         any interest of title of a lessor under, and Liens arising from, UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing such lessor’s interest under leases permitted by this Agreement;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than pursuant to clause (iv) of this definition (but only in the case of the letters of credit referenced therein)).

“Permitted Investments” shall mean:

(i)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii)          commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(iii)         certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv)         fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(v)          mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

“Permitted Liens” shall have the meaning set forth in Section 7.2.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrowers or any ERISA Affiliate either (i) maintain, contribute to or have an obligation to contribute to on behalf of participants who are or were employed by any of them (or on behalf of beneficiaries of such participants) or (ii) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or a “contributing sponsor” (as defined in ERISA Section 4001(a)(13).

“Potential Defaulting Lender” shall mean, at any time, a Lender (i) as to which the Administrative Agent has determined in good faith that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, or (ii) whose Parent Company or a financial institution affiliate thereof has notified the Administrative Agent, or has stated publicly, that such Person will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement unless such failure is based on such Person’s reasonable and good faith determination that the conditions precedent to funding such obligation have not been satisfied.  The Administrative Agent will promptly send to all parties hereto a copy of any notice provided for in this definition.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant herein or the calculation of availability of Revolving Loans hereunder, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence, assumption, acquisition or repayment of any Indebtedness after the first day of the relevant period of four consecutive Fiscal Quarters (the “Relevant Period”) (including any incurrence of Indebtedness to finance a transaction or payment giving rise for the need to make such determination) as if such Indebtedness had been incurred, assumed, acquired or repaid on the first day of such Relevant Period or (y) the making of any Restricted Payment or Investment after the first day of the Relevant Period as if such Restricted Payment or Investment had been made on the first day of such Relevant Period.

“Pro Rata Share” shall mean (i) with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders) and (ii) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loan (if any) and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loans (if any).

 “PUC” means any state regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any long distance network facility or telecommunications systems or over Persons who own, construct or operate a long distance network facility or telecommunications systems, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in such state.

“Qualified Plan” shall mean an Employee Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code.

“Regulation D, T, U and X” shall mean Regulation D, T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments and Term Loans (if any) at such time or if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the Revolving Credit Exposure and Term Loans (if any); provided, however, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders.

 “Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Required PUC Consents” means all consents, orders and approvals of the PUC’s necessary for Loan Parties and their respective Domestic Subsidiaries to (a) incur the full amount of the Obligations, and (b) grant to the Administrative Agent a Lien on all of their respective properties and assets (whether real, personal, mixed, or tangible or intangible) to secure all of such Obligations, such consents, orders and approvals to be in form and substance reasonably satisfactory to the Administrative Agent.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of AboveNet or such other representative of AboveNet as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; provided, that, with respect to the financial covenants and Compliance Certificate, Responsible Officer shall mean only the chief financial officer or the treasurer of AboveNet.

“Restricted Payment” shall have the meaning set forth in Section 7.5.

“Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrowers and to participate in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended pursuant to Section 2.24, or in the case of a Person becoming a Lender after the Closing Date through an assignment of an existing Revolving Commitment, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, as the same may be increased or decreased pursuant to terms hereof.

“Revolving Commitment Termination Date” shall mean the earliest of (i) January 27, 2016, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Credit Note” shall mean a promissory note of the Borrowers payable to the order of a requesting Lender in the principal amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit C.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrowers under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

“Rights Agreement” shall mean that certain Amended and Restated Rights Agreement dated as of August 3, 2009 by and between AboveNet and the American Stock Transfer & Trust Company, as in effect on the Closing Date and as further amended, restated, supplemented or modified from time to after the Closing Date in a manner that is not adverse in any material respect to the Lenders.

“S&P” shall mean Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc., and any successor thereto.

“Securities Account Control Agreement” shall mean an agreement, among a Loan Party, a securities intermediary, and the Administrative Agent, which agreement is in a form reasonably satisfactory to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the UCC) over the securities account(s) described therein.

 “Security Documents” shall mean the Guaranty and Security Agreement, the Deposit Account Control Agreements, Uncertificated Securities Control Agreement, IP Security Agreements, the Securities Account Control Agreement, each foreign stock pledge (charge over shares) required to be delivered pursuant to Section 5.11 and each of the other security agreements, mortgages and other instruments and documents executed and delivered pursuant thereto or pursuant to Section 5.10 and/or Section 5.12 or otherwise to secure the Obligations.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person exceed its liabilities, including contingent liabilities, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person or its debts as they become absolute and matured, (c) the remaining capital of such Person is not unreasonably small to conduct its business, and (d) such Person will not have incurred debts and does not have the present intent to incur debts, beyond its ability to pay such debts as they mature.  In computing the amount of contingent liabilities of any Person on any date, such liabilities shall be computed at the amount that, in the reasonable judgment of the Administrative Agent, in light of all facts and circumstances existing at such time, represents the amount of such liabilities that reasonably can be expected to become actual or matured liabilities.

 “State PUC License” means any license, certificate or other authorization issued by any PUC to permit the Loan Parties or their Domestic Subsidiaries to offer intrastate telecommunications services in the state.

 “State Telecommunications Laws” are the statutes of the states of the United States and the District of Columbia governing the provision of telecommunications services and the rules, regulations, and published policies, procedures, orders and decisions of the PUCs.

 “Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of each Borrower.

“Subsidiary Loan Party” means any Subsidiary that is, or is required under the terms of this Agreement or any other Loan Document to be, a party to any Security Document.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $10,000,000.

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust Bank.

“Swingline Loan” shall mean a loan made to the Borrowers by the Swingline Lender under the Swingline Commitment.

“Swingline Note” shall mean the promissory note of the Borrowers payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, in substantially the form of Exhibit D.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Telecommunications Business” means the business of (a) transmitting or providing services relating to the transmission of voice, video or data through transmission facilities, (b) leasing of fiber optic infrastructure or related facilities, (c) constructing, creating, developing or producing communications networks, related network transmission, equipment, software, devices and content for use in a communications or content distribution business or (d) evaluating, participating or pursuing any other activity or opportunity that is primarily related to (a), (b) or (c) above.

 “Term Loan Amendment” has the meaning assigned to such term in Section 2.24(b).

“Term Loan Lender” means a Lender with an outstanding Term Loan.

“Term Loan” means one or more term loans extended to the Borrowers pursuant to Section 2.24.

“Term Loan Maturity Date” means, with respect to Term Loans of any Class, the earlier of (i) date specified as the scheduled final maturity date of the Term Loans of such Class in the applicable Term Loan Amendment and (ii) the date on which the principal amount of all such outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

“Term Note” shall mean a promissory note of the Borrowers payable to the order of a requesting Term Loan Lender in connection with a Term Loan Amendment.

“Treasury Management Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Parties pursuant to any agreements governing the provision to such Loan Parties of treasury or cash management services, including deposit accounts, funds transfer, purchasing card services (including corporate card agreements and programs and travel and entertainment card agreements and programs), automated clearing house, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Uncertificated Securities Control Agreement” means an agreement in form and substance satisfactory to the Administrative Agent among the Administrative Agent, a Loan Party and a pledgor of uncertificated securities which provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the UCC) of such uncertificated securities (as defined in the UCC).

 “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Differential” has the meaning assigned to such term in Section 2.24(b).

Section 1.2.    Classifications of Loans and Borrowings.   For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan” or “Term Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”).  Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).

Section 1.3.    Accounting Terms and Determination.   Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of AboveNet and its Subsidiaries delivered pursuant to Section 5.1(a) (or, if no such financial statements have been delivered, on a basis consistent with the audited consolidated financial statements of AboveNet and its Subsidiaries last delivered to the Administrative Agent in connection with this Agreement); provided, that if the Borrowers notify the Administrative Agent that the Borrowers wish to amend any covenant in ARTICLE V (other than Section 5.1), ARTICLE VI, ARTICLE VII or ARTICLE VIII to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrowers that the Required Lenders wish to amend ARTICLE V (other than Section 5.1), ARTICLE VI, ARTICLE VII or ARTICLE VIII for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers and the Required Lenders.  Furthermore, the Borrowers hereby agree that any election pursuant to FASB Statement No. 159 shall be disregarded for all purposes of this Agreement, including, without limitation, for calculating financial ratios herein and determining compliance with the financial covenants herein.

Section 1.4.    Terms Generally.   The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement; (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  To the extent that a representation or warranty contained in ARTICLE IV under this Agreement is qualified by “Material Adverse Effect”, then the qualifier “in all material respects” contained in Section 3.2(b) and the qualifier “in any material respect” contained in Section 8.1(c) shall not apply.  Unless otherwise indicated, all references to time are references to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be.  Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1.    General Description of Credit Facility.   Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrowers a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrowers in accordance with Section 2.2, (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.21, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, and (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed at any time the Aggregate Revolving Commitment Amount from time to time in effect.

Section 2.2.    Revolving Loans.   Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share, to the Borrowers, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the sum of the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount.  During the Availability Period, the Borrowers shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrowers may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3.    Procedure for Revolving Borrowings.   The Borrowers shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing.  Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period).  Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrowers may request.  The aggregate principal amount of each Eurodollar Borrowing shall be not less than $5,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.4 or Section 2.21(d) may be made in lesser amounts as provided therein.  At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed five (5).  Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4.    Swingline Commitment.

(a)           Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  The Borrowers shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b)           The Borrowers shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto (“Notice of Swingline Borrowing”) prior to 10:00 a.m. on the requested date of each Swingline Borrowing.  Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day), (iii) the duration of the Interest Period applicable thereto and (iv) the account of any Borrower to which the proceeds of such Swingline Loan should be credited.  The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing.  Each Swingline Loan shall accrue interest at the Base Rate plus the Applicable Margin.  The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrowers.  The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrowers in Dollars in immediately available funds at the account specified by the Borrowers in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Loan.

(c)           The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrowers (which hereby irrevocably authorize and direct the Swingline Lender to act on their behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan.  Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.5, which will be used solely for the repayment of such Swingline Loan.

(d)           If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred.  On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.

(e)           Each Lender’s obligation to make a Base Rate Loan pursuant to Section 2.4(c) or to purchase the participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrowers (or any of them), the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter.  Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents.  In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.

Section 2.5.    Funding of Borrowings.

(a)           Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.4.  The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrowers (or any designated Borrower) with the Administrative Agent or at the Borrowers’ option, by effecting a wire transfer of such amounts to an account designated by the Borrowers to the Administrative Agent.

(b)           Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrowers on such date a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing.  Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(c)           All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares.  No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.6.    Interest Elections.

(a)           Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing.  Thereafter, the Borrowers may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.6.  The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall NOT apply to Swingline Borrowings, which may not be converted or continued.

(b)           To make an election pursuant to this Section 2.6, the Borrowers shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.6 attached hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 10:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing.  Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.  If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrowers shall be deemed to have selected an Interest Period of one month.  The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c)           If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrowers shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrowers shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing.  No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing.   No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d)           Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.7.    Optional Reduction and Termination of Commitments.

(a)           Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date.

(b)           Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrowers may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.7 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the outstanding Revolving Credit Exposures of all Lenders.  Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment or the LC Commitment shall result in a dollar-for-dollar reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment and the LC Commitment.  Any reduction or termination of Revolving Commitments pursuant to this Section shall not be subject to reinstatement (other than increases pursuant to Section 2.24).  The Administrative Agent will promptly notify the Lenders upon receipt of any written request by the Borrowers to reduce or terminate the Aggregate Revolving Commitments pursuant to this Section.

(c)           With the written approval of the Administrative Agent, the Borrowers may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.23 will apply to all amounts thereafter paid by the Borrowers for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.

Section 2.8.    Repayment of Loans.

(a)           The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(b)           The principal amount of each Swingline Borrowing shall be due and payable (together with accrued and unpaid interest thereon) on the earlier of (i) the last day of the Interest Period applicable to such Borrowing and (ii) the Revolving Commitment Termination Date.

(c)           The Borrower unconditionally promises to pay to the Administrative Agent for the account of the applicable Term Loan Lender of any Class of Term Loans the then unpaid principal amount of each Term Loan of such Class as provided in the applicable Term Loan Amendment.

Section 2.9.    Evidence of Indebtedness.

(a)           Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.6, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.6, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrowers in respect of the Loans and each Lender’s Pro Rata Share thereof.  The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)           At the written request of any Lender (including the Swingline Lender) at any time, the Borrowers agree that they will execute and deliver to such Lender a Revolving Credit Note and/or a Term Note and, in the case of the Swingline Lender only, a Swingline Note, payable to the order of such Lender.

Section 2.10.    Optional Prepayments.   The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, prior to 11:00 a.m. on the date of such prepayment.  Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment.  If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(e); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrowers shall also pay all amounts required pursuant to Section 2.18.  Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or in the case of a Swingline Loan pursuant to Section 2.4.  Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and in the case of a prepayment of a Term Loan Borrowing, to principal installments in inverse order of maturity.

Section 2.11.    Mandatory Prepayments.

(a)           Immediately upon receipt by the Borrowers or any of their Domestic Subsidiaries of cash proceeds of any Disposition by a Borrower or such Subsidiary of any of its property or assets (other than a Disposition permitted by Section 7.6(a) or (b)) and/or cash proceeds of any insurance policies (but only to the extent such insurance proceeds exceed $1,000,000 per occurrence or $3,000,000 in the aggregate in any Fiscal Year) and condemnation awards paid to the Borrower or such Subsidiary, the Borrowers shall prepay the Loans in an amount equal to 50% of such proceeds, net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction or event and payable by such Borrower or Subsidiary in connection therewith, in each case, paid to non-Affiliates (such net proceeds, “Net Cash Proceeds”); provided, that, if at the time of the receipt of such Net Cash Proceeds no Default or Event of Default has occurred and is continuing and AboveNet delivers to the Administrative Agent a certificate, executed by a Responsible Officer of AboveNet, that it intends within one hundred and eighty (180) days after receipt thereof to use all of such Net Cash Proceeds to purchase assets used or useful in the businesses of the Borrowers and their Domestic Subsidiaries, then the applicable Borrower or Domestic Subsidiary shall be authorized to purchase such assets; provided, further, that (i) the Net Cash Proceeds set forth in this clause (a) shall be held in a Blocked Account until such time as such Net Cash Proceeds are used to purchase such assets or are applied to the Obligations upon the occurrence of any Default or Event of Default, as the case may be, (ii) any such Net Cash Proceeds not so used within such one hundred and eighty (180) day period shall, on the first Business Day immediately following such period, be applied as a prepayment in accordance with clause (b) below and (iii) any assets so acquired shall be subject to a first priority security interest under the Security Documents.

(b)           Any prepayments made by the Borrowers pursuant to Section 2.11(a) shall be applied by the Administrative Agent as follows: first, to the principal balance of, and all accrued interest on, the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender; second, except as otherwise provided in the Term Loan Amendment, to the principal balance of, and all accrued interest on, the Term Loans (if any), until the same shall have been paid in full, pro rata to the Term Loan Lenders based on the outstanding principal amount of Term Loans then held by such Lenders; third, to the principal balance of, and all accrued interest on, the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments and fourth, to Cash Collateralize the Letters of Credit in accordance with Section 2.21(g) in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon.  The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to this clause (b) so long as no Event of Default has occurred and is continuing at the time of such prepayment.

(c)           If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.7 or otherwise, the Borrowers shall immediately repay Swingline Loans and Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.18.  Each prepayment shall be applied first to the Swingline Loans to the full extent thereof, second to the Base Rate Loans to the full extent thereof, and finally to Eurodollar Loans to the full extent thereof.  If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrowers shall Cash Collateralize their reimbursement obligations with respect to the Letters of Credit by depositing cash collateral in an amount equal to such excess plus any accrued and unpaid fees thereon.  Such account shall be administered in accordance with Section 2.21(g).

Section 2.12.    Interest on Loans.

(a)           The Borrowers shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.

(b)           The Borrowers shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.

(c)           Notwithstanding clauses (a) and (b) above, if an Event of Default has occurred and is continuing, at the option of the Required Lenders, and after acceleration, the Borrowers shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate per annum equal to 2.0% above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 2.0% above the otherwise applicable interest rate for Base Rate Loans.

(d)           Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof.  Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date or the Term Loan Maturity Date, as the case may be.  Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months or 90 days, respectively, on each day which occurs every three months or 90 days, as the case may be, after the initial date of such Interest Period, and on the Revolving Commitment Termination Date.  Interest on each Swingline Loan shall be payable on the maturity date of such Loan, which shall be the last day of the Interest Period applicable thereto, and on the Revolving Commitment Termination Date.  Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof.  All Default Interest shall be payable on demand.

(e)           The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrowers and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing).  Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13.    Fees.

(a)           The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by AboveNet and the Administrative Agent.

(b)           The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with Schedule I) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period.  For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c)           The Borrowers agree to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the Default Interest pursuant to Section 2.12(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by an additional 2% per annum.

(d)           The Borrowers shall pay to the Administrative Agent, for the ratable benefit of each Lender, the upfront fee previously agreed upon by AboveNet and the Administrative Agent, if any, which shall be due and payable on the Closing Date.

(e)           Accrued fees under paragraphs (b) and (c) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on March 31, 2011 and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided further, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

(f)           Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to clauses (b) and (c) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), or any amendment fees hereafter offered to any Lender, and the pro rata payment provisions of Section 2.20 will automatically be deemed adjusted to reflect the provisions of this Section; provided that (a) to the extent that a portion of the LC Exposure of a Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to clause (a)(i) of Section 2.23, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments and (b) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank.

Section 2.14.    Computation of Interest and Fees.  Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed).  Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.15.    Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(i)            the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii)            the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their (or its, as the case may be)  Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrowers and to the Lenders as soon as practicable thereafter.  Until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrowers prepay such Loans in accordance with this Agreement.  Unless the Borrowers notify the Administrative Agent at least one Business Day before the date of any Eurodollar Revolving Borrowing for which a Notice of Revolving Borrowing or Notice of Conversion/Continuation has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

Section 2.16.    Illegality.  If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrowers and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended.  In the case of the making of a Eurodollar Revolving Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date.  Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.17.    Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)           subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.19 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii)          impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition, cost or expense affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrowers shall promptly pay, upon written notice from and demand by such Lender to the Borrowers (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within 10 Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or the Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of the Parent Company of such Lender or the Issuing Bank with respect to capital adequacy), then, from time to time, within five (5) Business Days after receipt by the Borrowers of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank for any such reduction suffered.

(c)           A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in paragraph (a) or (b) of this Section 2.17 shall be delivered to the Borrowers (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.  The Borrowers shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that the Borrowers shall not be required to compensate a Lender or the Issuing Bank under this Section 2.17 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank notifies the Borrowers of such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; and provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then such 270 day period shall be extended to include the period of such retroactive effect.

Section 2.18.              Funding Indemnity.     In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrowers to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrowers shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrowers failed to borrow, convert or continue such Eurodollar Loan.  A certificate as to any additional amount payable under this Section 2.18 submitted to the Borrowers by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.19.              Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to Indemnified Taxes and Other Taxes) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.  If any Indemnified Taxes or Other Taxes for which the Administrative Agent, any Lender or the Issuing Bank has received indemnification from the Borrowers hereunder shall be finally and conclusively determined to have been incorrectly or illegally asserted and such amounts are refunded to the Administrative Agent, a Lender or the Issuing Bank, such Persons, as the case may be, shall promptly forward to the Borrowers any such refunded amount.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall, to the extent available to the Borrower, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate.  Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrowers (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrowers hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which eliminates or reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrowers hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrowers within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrowers within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may reduce the amount of withholding tax imposed on payments to the Foreign Lender, including Forms W-8 IMY or W-8 EXP.  Each such Foreign Lender shall deliver to the Borrowers and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation).  In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender.  Each such Foreign Lender shall promptly notify the Borrowers and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the Internal Revenue Service for such purpose).

Section 2.20.              Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.17, Section 2.18 or Section 2.19, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.17, Section 2.18 and Section 2.19 and Section 10.3 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to the fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents, (ii) second, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties, and (iv) fourth, towards payment of all other Obligations then due, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrowers consent to the foregoing and agree, to the extent they  may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.21.              Letters of Credit.

(a)           During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.21(e), agrees to issue, at the request of the Borrowers, Letters of Credit for the account of the Borrowers on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $1,000,000; and (iii) the Borrowers may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance with respect to all other Letters of Credit.  Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b)           To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  In addition to the satisfaction of the conditions in ARTICLE III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrowers shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)           At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof.  Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit (1) directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 3.2 or that one or more conditions specified in ARTICLE III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d)           The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof.  The Issuing Bank shall notify the Borrowers and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement.  The Borrowers shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind.  Unless the Borrowers shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrowers intend to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrowers shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable.  The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.5.  The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e)           If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers or any of their Subsidiaries, (iv) any breach of this Agreement by the Borrowers or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank.  Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrowers or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f)           To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(d).

(g)           If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that such obligation to Cash Collateralize the reimbursement obligations of the Borrowers with respect to Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in clause (h) or (i) of Section 8.1.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  The Borrowers agree to execute any documents and/or certificates to effectuate the intent of this paragraph.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest and profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrowers under this Agreement and the other Loan Documents.  If the Borrowers are required to Cash Collateralize the reimbursement obligations of the Borrowers with respect to Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

(h)           Promptly following the end of each calendar quarter, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrowers a report describing the aggregate Letters of Credit outstanding at the end of such calendar quarter.  Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i)           The Borrowers’ obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)            Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)           The existence of any claim, set-off, defense or other right which the Borrowers or any Subsidiary or Affiliate of the Borrowers may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)          Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v)           Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.21, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vi)          The existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j)           Unless otherwise expressly agreed by the Issuing Bank and the Borrowers when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrowers shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

Section 2.22.              Handling of Proceeds of Collateral; Cash Dominion.     Collection of Accounts and Other Proceeds. The Borrowers, at their expense, will enforce and collect payments and other amounts owing on all Accounts in the ordinary course of the Borrowers’ business subject to the terms hereof.  The Borrowers agree to direct all of their account debtors to send payments on all Accounts directly to one or more Blocked Accounts.  Notwithstanding the foregoing, should any Borrower ever receive any payment on an Account or other proceeds of the sale of Collateral, including checks, cash, receipts from credit card sales and receipts, notes or other instruments or property with respect to any Collateral, such Borrower agrees to hold such proceeds in trust for the benefit of the Administrative Agent and separate from such Borrower’s other property and funds, and to deposit such proceeds directly into a Blocked Account within three (3) Business Days.  Upon the written request of the Administrative Agent each Borrower shall provide the Administrative Agent any statements or accounts summary made available to it as holder of the Blocked Accounts.

(b)           Transfer of Funds from Blocked Accounts.  During a Cash Control Period, the Administrative Agent shall have the right, at the Administrative Agent’s election in its sole discretion, to require that funds on deposit in any Blocked Account be transferred to the Administrative Agent or an account designated by the Administrative Agent on each Business Day, and the Borrowers agree to take all actions required by the Administrative Agent or by any bank at which any Blocked Account is maintained in order to effectuate the transfer of funds in this manner.  In the event any Deposit Account Control Agreement is terminated, or is likely to be terminated, by any of the parties with respect to a Blocked Account, the Borrowers agree to take all actions reasonably required by the Administrative Agent or by any Lender, in order to effectuate the transfer of the funds in such Blocked Account to another Blocked Account or a new account subject to a Deposit Account Control Agreement and which will constitute a Blocked Account.  No checks, drafts or other instruments received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such instruments have actually been collected.

(c)           New Blocked Accounts.  Each Borrower agrees not to open any new bank account into which proceeds of Collateral are to be delivered or deposited unless concurrently with the opening of such bank account, the Borrowers enter into a Deposit Account Control Agreement with respect to such bank account.  Upon compliance with the terms set forth above, such bank account shall constitute a Blocked Account for purposes of this Agreement. Notwithstanding anything to the contrary in this Section, the Borrowers may maintain one or more accounts constituting Excluded Accounts.

(d)           Accounts.  In no event shall prior recourse to any Account or other security granted to or by the Borrowers be a prerequisite to the Administrative Agent’s or the Lenders’ rights to demand payment of any of the Obligations.  In addition, the Borrowers agree that neither the Administrative Agent nor any Lender shall have any obligation whatsoever to perform in any respect any Borrower’s contracts or obligations relating to the Accounts.

Section 2.23.              Defaulting Lenders.     If any Lender becomes, and during the period it remains, a Defaulting Lender or Potential Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(i)           the LC Exposure and Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders  pro rata in accordance with their respective Revolving Commitments; provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii)           to the extent that any portion (the “unreallocated portion”) of the LC Exposure and Swingline Exposure of any Defaulting Lender cannot be so reallocated, for any reason, or with respect to the LC Exposure and Swingline Exposure of any Potential Defaulting Lender, the Borrowers will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender), (a) Cash Collateralize the obligations of the Borrowers to the Issuing Bank or Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of the LC Exposure and Swingline Exposure of such Defaulting Lender or such Potential Defaulting Lender, or (b) in the case of such Swingline Exposure, prepay and/or Cash Collateralize in full the unreallocated portion thereof, or (c) make other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender; provided that (a) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender, and (b) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or Potential Defaulting Lender, or cause such Defaulting Lender or Potential Defaulting Lender to be a Non-Defaulting Lender;

(iii)          except as otherwise provided herein, any amount paid by the Borrowers for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the termination of the Revolving Commitments at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender under this Agreement, third, if so determined by the Administrative Agent or requested by the Issuing Bank or Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Swingline Loan or Letter of Credit, fourth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lenders against that Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, fifth, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement, and sixth, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this clause (iii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)           If the Borrowers, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing that any Defaulting Lender should no longer be deemed to be a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, the LC Exposure and the Swingline Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment, and such Lender will purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a  pro rata  basis in accordance with their respective Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing), and if any cash collateral has been posted with respect to such Defaulting Lender or Potential Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrowers; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder.

Section 2.24.              Increase of Commitments; Term Loans; Additional Lenders.

(a)           The Borrowers, the Administrative Agent and one or more Lenders or other financial institutions may on one or more occasions, and without the consent of any other Lender, amend this Agreement to provide for (i) Term Loans of such Lenders or other financial institutions of one or more Classes or (ii) an increase to the existing Revolving Commitments (any Lender or other financial institution making a new Term Loan or extending a new Revolving Commitment pursuant to clause (i) or (ii) above being called an “Incremental Lender”); provided that (A) in the case of any Term Loans established or any Additional Revolving Commitments established pursuant to clauses (i) or (ii) above, the aggregate principal amount thereof shall not exceed $125,000,000, (B) each Incremental Lender, if not already a Lender hereunder, shall be subject to the approval of the Borrowers, the Administrative Agent and, in the case of an Incremental Lender establishing an Additional Revolving Commitment, the Issuing Bank and the Swingline Lender (in each case, such approval not to be unreasonably withheld), (C) no Lender shall be required to participate in the Term Loans or the Additional Revolving Commitments and (D) the aggregate principal amount of the new Term Loans being established or the Additional Revolving Commitments being established on any one occasion pursuant to clause (i) or (ii) above shall be an integral multiple of $1,000,000 and not less than $25,000,000 (or shall equal the maximum amount of Term Loans or Additional Revolving Commitments, as the case may be, at the time permitted to be made or established under clause (A) of this proviso).

(b)           In connection with any new Class of Term Loans established pursuant to clause (i) of paragraph (a) of this Section, the Borrowers, each Incremental Lender and the Administrative Agent shall execute and deliver an amendment agreement (a “Term Loan Amendment”) setting forth, to the extent applicable, the following terms of such Term Loans: (i) the designation of such Class, which shall be specified by the Administrative Agent, (ii) the maturity date applicable to the Term Loans of such Class, (iii) any amortization applicable to the Term Loans of such Class; provided that the amortization applicable to any Term Loans shall not exceed 15% per annum, (iv) the interest rate or rates applicable to the Term Loans of such Class, (v) the fees applicable to the Term Loans of such Class, (vi) any original issue discount applicable to Term Loans of such Class, (vii) the initial Interest Period or Interest Periods applicable to Term Loans of such Class  and (viii) any voluntary or mandatory prepayment requirements applicable to Term Loans of such Class and any restrictions on the voluntary or mandatory prepayment of Term Loans of Classes established after such Class, and implementing such additional amendments to this Agreement as shall be appropriate, in the judgment of the Administrative Agent, to give effect to the foregoing terms and to provide the rights and benefits of this Agreement and other Loan Documents to the Term Loans of such Class, and such amendment will be effective to amend this Agreement and the other Loan Documents on the terms set forth therein without the consent of any other Lender, the Issuing Bank or the Swingline Lender.  Notwithstanding the foregoing, (I) except as provided in clauses (i) through (viii) above, no Term Loan Amendment shall alter the rights of any Lender (other than the Incremental Lenders) in a manner that would not be permitted under Section 10.2 without the consent of such Lender unless such consent shall have been obtained, (II) no Term Loans shall (A) have a final maturity date earlier than the Revolving Commitment Termination Date without the prior written consent of the Required Lenders or (B) have an average life to maturity shorter than the average life to maturity of Revolving Loans without the prior written consent of the Required Lenders and (III) if the initial yield on Eurodollar Loans (which shall be determined by the Administrative Agent and shall equal the sum of (x) the Adjusted LIBO Rate on such Term Loans and (y) if such Term Loans are initially made or established at a discount or the Lenders making the same receive a fee directly or indirectly from a Borrower or any Subsidiary for making or establishing such Term Loans (the amount of such discount or fee, expressed as a percentage of such Term Loans, being referred to herein as “OID”), the amount of such OID divided by four) exceeds by more than 25 basis points (the amount of such excess above 25 basis points being referred to in each case as the “Yield Differential”), the Applicable Margin then in effect for Eurodollar Loans of the Revolving Loans, then the Applicable Margin in effect for such Revolving Loans shall automatically be increased by the applicable Yield Differential, effective upon the making of new Term Loans.

(c)           In connection with any establishment of Additional Revolving Commitments pursuant to clause (ii) of paragraph (a) of this Section, the Borrowers, each Incremental Lender and the Administrative Agent shall execute and deliver an agreement (an “Additional Revolving Commitment Amendment”) amending Schedule II to reflect such Additional Revolving Commitments and implementing such additional amendments to this Agreement as shall be appropriate, in the judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to such Additional Revolving Commitments and the extensions of credit made pursuant thereto, and such amendment will be effective to amend this Agreement and the other Loan Documents on the terms set forth therein without the consent of any other Lender, the Issuing Bank or the Swingline Lender.  The terms of any such Additional Revolving Commitments and the extensions of credit made pursuant thereto shall be identical to those of the other Revolving Commitments and the extensions of credit made pursuant thereto.

(d)           The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Term Loan Amendment and each Additional Revolving Commitment Amendment.

(e)           Notwithstanding the foregoing, no new Loans or Revolving Commitments shall be made or established under this Section unless (i) on the date such Loans are made or the date such Revolving Commitments become effective, (x) the conditions set forth in Section 3.2 shall be satisfied, (y) the Borrowers shall be in compliance on a Pro Forma Basis with the financial covenants set forth in ARTICLE VI both immediately before and immediately after giving effect to such new Loans or Revolving Commitments, and (z) the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer and (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation reasonably requested by the Administrative Agent consistent with those delivered on the Closing Date pursuant to Section 3.1.

(f)           Upon the making of any Term Loan or the effectiveness of any Additional Revolving Commitment of any Incremental Lender that is not already a Lender pursuant to this Section, such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Loans and Commitments of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Loans and Commitments of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Loans and Commitments of the applicable Class) hereunder.  Without limiting the generality of the foregoing, upon the effectiveness of an Additional Revolving Commitment of any Incremental Lender, such Incremental Lender shall be deemed to have acquired, on the terms set forth in Section 2.21, participations in outstanding Letters of Credit equal to such Revolving Lender’s Pro Rata Share.

(g)           Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions that it deems necessary or advisable to ensure that, after giving effect to any Additional Revolving Commitments established pursuant to clause (ii) of paragraph (a) of this Section, the outstanding Revolving Loans are held by the Revolving Lenders in accordance with their new Pro Rata Shares.  This may be accomplished at the discretion of the Administrative Agent (i) by requiring outstanding Revolving Loans to be prepaid with the proceeds of a new Revolving Borrowing, (ii) by permitting the Revolving Borrowings outstanding at the time of any increase in the aggregate Revolving Commitments pursuant to this Section to remain outstanding until the last days of the respective Interest Periods therefor, even though the applicable Revolving Lenders would hold such Revolving Borrowings other than in accordance with their new Pro Rata Share, or (iii) by any combination of the foregoing.  Any prepayment described in this paragraph shall be subject to Section 2.18, but otherwise shall be without premium or penalty.

Section 2.25.             Mitigation of Obligations.     If any Lender requests compensation under Section 2.17, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts exercised in good faith to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole and reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.17 or Section 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.26.             Replacement of Lenders.     If (a) any Lender requests compensation under Section 2.17, (b) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, (c) any Lender is a Defaulting Lender, or (d) in connection with any proposed amendment, waiver, or consent, the consent of all of the Lenders, or all of the Lenders directly affected thereby, is required pursuant to Section 10.2, and any such Lender refuses to consent to such amendment, waiver or consent as to which the Required Lenders have consented, then, in each case, the Borrowers may, at their sole expense and effort (but without prejudice to any rights or remedies the Borrowers may have against such Defaulting Lender), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender but excluding any Defaulting Lender or Potential Defaulting Lender); provided, that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrowers (in the case of all other amounts), (iii) in the case of a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments and (iv) in the case of clause (d) above, the assignee Lender shall have agreed to provide its consent to the requested amendment, waiver or consent.

Section 2.27.              Borrowers’ Representative.     Each of the Borrowers hereby appoints AboveNet as, and AboveNet shall act under this Agreement and the other Loan Documents as, the agent, attorney-in-fact and legal representative of the Borrowers for all purposes hereunder and thereunder, including, without limitation, requesting Borrowings and Letters of Credit and receiving account statements and other notices and communications to the Borrowers (or any of them) from the Administrative Agent or any Lender.  Accordingly, the parties agree that any and all actions to be taken hereunder by the Borrowers may be taken by AboveNet for and on behalf of the Borrowers, and any and all notices and communications permitted or required to be made by the Administrative Agent or any Lender hereunder to the Borrowers, shall be deemed made to each of the Borrowers if delivered to AboveNet.  The Administrative Agent and each Lender may rely, and shall be fully protected in relying, on any Notice of Borrowing, Notice of Conversion/Continuation, request for a Letter of Credit, disbursement instruction, report, information or any other notice or communication made or given by AboveNet, whether in its own name, on behalf of any other Borrower or on behalf of “the Borrowers”, and neither the Administrative Agent nor any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such notice, request, instruction, report, information, other notice or communications.  AboveNet may from time to time tender to the Administrative Agent and the Lenders, representations or performance of covenants hereunder and take actions in respect of other matters on behalf of the Borrowers, and any such representations, performance or actions by AboveNet, if accepted by the Administrative Agent or any such Lender, as the case may be, shall (irrespective of whether the particular matter is otherwise authorized elsewhere herein) be conclusively deemed done with the authorization of and on behalf of the other Borrowers, as the circumstances and the specific action taken may indicate.  The Administrative Agent and each of the Lenders may in all cases rely on communications from, and representations and actions taken by, AboveNet as though given, delivered, made or taken by or from the Borrowers, and all such communications, representations and actions shall be binding upon each Borrower on whose behalf such communications, representations or actions were purportedly taken by AboveNet.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1.                Conditions To Effectiveness.     The obligations of the Lenders (including the Swingline Lender) to make the initial Loans and the obligation of the Issuing Bank to issue any initial Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

(a)           The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrowers hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Arranger (including the Fee Letter).

(b)           The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Lenders:

(i)            a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)           duly executed Revolving Credit Notes, if requested, payable to such Lender and the Swingline Note payable to the Swingline Lender;

(iii)          the Guaranty and Security Agreement duly executed by the parties thereto;

(iv)          copies of duly executed payoff letters, in form and substance satisfactory to Administrative Agent, executed by the Existing Agent, together with (a) UCC-3 or other appropriate termination statements, in form and substance satisfactory to Administrative Agent, releasing all Liens in favor of the Existing Agent upon any of the personal property of the Borrowers and their Subsidiaries, (b) cancellations and releases, in form and substance satisfactory to the Administrative Agent, releasing all Liens in favor of the Existing Agent upon any of the real property of the Borrowers and their Subsidiaries, and (c) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of the Existing Indebtedness;

(v)           [Intentionally Omitted];

(vi)          [Intentionally Omitted];

(vii)         (a) evidence that the Loan Parties shall have established one or more Blocked Accounts with respect to the collection of Accounts and the deposit of the proceeds thereof and (b) the Administrative Agent, the applicable Borrower and the applicable depository bank shall have entered into a Deposit Account Control Agreement with respect to each deposit account of the Borrowers other than Excluded Accounts;

(viii)        a certificate of the Secretary or Assistant Secretary of each Loan Party in the form of Exhibit 3.01(b)(viii), attaching and certifying copies of its bylaws and of the resolutions of its board of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(ix)          certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign entity;

(x)           a favorable written opinion of (a) Wiggin and Dana LLP, counsel to the Loan Parties, and (b) Kelley Drye & Warren LLP, regulatory counsel to the Loan Parties, in each case, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(xi)          a certificate in the form of Exhibit 3.01(b)(xi), dated the Closing Date and signed by a Responsible Officer, certifying that, after giving effect to the funding of any initial Loan or initial issuance of a Letter of Credit (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct both immediately before and immediately after giving effect to the closing of the transactions contemplated by this Agreement, and (z) since the date of the financial statements of AboveNet described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(xii)         a duly executed Notice of Borrowing;

(xiii)        a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof;

(xiv)        certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding this Agreement or any transaction being financed with the proceeds hereof shall be ongoing;

(xv)         copies of insurance policies or certificates of insurance of the Borrowers and their Domestic Subsidiaries evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents and in each case in form and substance satisfactory to the Administrative Agent;

(xvi)        copies of (A) the internally prepared quarterly financial statements of Borrower and its Subsidiaries on a consolidated basis for the Fiscal Quarter ended on September 30, 2010, and (B) the audited consolidated financial statements for Borrower and its Subsidiaries for the Fiscal Years ended 2007, 2008 and 2009;

(xvii)       a certificate from the Chief Financial Officer of AboveNet to the effect that both before and after giving effect to (a) the Loans to be made or extended on the Closing Date, the issuance of the guaranties of the Obligations and the pledge of assets as security therefor by all of the Loan Parties and the requested issuance of each Letter of Credit, (b) the disbursement of the proceeds of such Loans and issuance of such Letters of Credit pursuant to the instructions of the Loan Parties, (c) the consummation of the transactions contemplated in the Loan Documents (including the repayment of the Existing Indebtedness) and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties individually and taken as a whole are Solvent;

(xviii)      evidence that all Required PUC Consents have been either received by the Administrative Agent or, where only filing is required, prepared by the applicable Loan Parties and filed with the applicable PUC;

(xix)         certified copies of all Material Contracts;

(xx)          confirmation that no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of any of the Borrowers, threatened against the Borrowers or any of their Subsidiaries that could reasonably be expected to have a Material Adverse Effect;

(xxi)         all information the Administrative Agent and each Lender may request with respect to the Borrowers and their Subsidiaries in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and any other "know your customer" or similar laws or regulations; and

(xxii)        certificates of insurance issued on behalf of insurers of the Borrowers and all other Loan Parties, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Loan Parties, naming the Administrative Agent as additional insured on liability policies and loss payee for property and casualty policies.
Without limiting the generality of the provisions of Section 3.1, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

(c)           The Administrative Agent shall have received (i) the certificates, if any, representing the shares of Capital Stock pledged pursuant to the Guaranty and Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note pledged to the Administrative Agent pursuant to the Guaranty and Security Agreement endorsed) in blank (or accompanied by an executed transfer form in blank reasonably satisfactory to the Administrative Agent) by the pledgor thereof.

(d)           Each document (including, without limitation, any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), shall be in proper form for filing, registration or recordation.

Section 3.2.                Each Credit Event.     The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a)           at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b)           at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(c)           since December 31, 2009, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(d)           the Borrowers shall have delivered the required Notice of Borrowing; and

(e)           the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

In addition to other conditions precedent herein set forth, if any Lender is a Defaulting Lender or a Potential Defaulting Lender at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Issuing Bank will not be required to issue, amend or increase any Letter of Credit and the Swingline Lender will not be required to make any Swingline Loans, unless in each case it is satisfied that all related LC Exposure and Swingline Exposure of such Defaulting Lender or Potential Defaulting Lender is fully covered or eliminated by any combination satisfactory to the Issuing Bank or the Swingline Lender, as the case may be, of the following:
(i) in the case of a Defaulting Lender, the LC Exposure and Swingline Exposure of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit and Swingline Exposure, to the Non-Defaulting Lenders as provided in Section 2.23(a)(i); and

(ii) in the case of a Defaulting Lender or a Potential Defaulting Lender, without limiting the provisions of Section 2.23(a)(ii), the Borrowers Cash Collateralize their payment and reimbursement obligations with respect to such Letter of Credit or Swingline Loan in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit or Swingline Loan, or the Borrowers make other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender, as the case may be, to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender;

provided that (a) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender, and (b) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or Potential Defaulting Lender, or cause such Defaulting Lender or Potential Defaulting Lender to be a Non-Defaulting Lender.

Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.

Section 3.3.                Delivery of Documents.     All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this ARTICLE III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Administrative Agent and each Lender as follows:

Section 4.1.                Existence; Power.     Each of the Borrowers and their Domestic Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except, in the case of either of clauses (ii) or (iii), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2.                 Organizational Power; Authorization.     The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by the Borrowers, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrowers or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3.                 Governmental Approvals; No Conflicts.     The execution, delivery and performance by, and the enforcement against, the Borrowers and their Domestic Subsidiaries of this Agreement and the other Loan Documents to which such Persons are a party (a) do not require, except as set forth on Schedule 4.3, any consent (including Required PUC Consents) or approval of, registration or filing with, or any action by, any Governmental Authority or any other Person, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to the Borrowers or any of their Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a breach or default under any Material Contract or give rise to a right thereunder to require any payment to be made by the Borrowers or any of their Subsidiaries, (d) will not result in the creation or imposition of any Lien on any asset of the Borrowers or any of their Subsidiaries, except Liens (if any) created under the Loan Documents or (e) will not result in a material limitation on any licenses, permits or other Governmental Approvals applicable to the business, operations or properties of any Loan Party.

Section 4.4.                 Financial Statements.     The Borrowers have furnished to each Lender (i) the consolidated balance sheet of AboveNet and its Subsidiaries as of December 31, 2009 and the related consolidated statements of operations, shareholders’ equity and cash flows for the Fiscal Year then ended audited by BDO USA, LLP and (ii) the unaudited consolidated balance sheet of AboveNet and its Subsidiaries as of September 30, 2010, and the related unaudited consolidated statements of operations and cash flows for the Fiscal Quarter and year-to-date period then ending, certified by a Responsible Officer.  Such financial statements fairly present in all material respects the consolidated financial condition of AboveNet and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, 2009, there have been no changes with respect to AboveNet and its Subsidiaries which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.5.                 Litigation and Environmental Matters.

(a)           No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrowers, threatened against or affecting the Borrowers or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b)           Except for the matters set forth on Schedule 4.5, or for those matters that could not reasonably be expect to have a Material Adverse Effect, neither the Borrowers nor any of their Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.6.                Compliance with Laws and Agreements.     The Borrowers and each Subsidiary are in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all Material Contracts, except, in either case, where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7.                Investment Company Act, Etc.     Neither the Borrowers nor any of their Subsidiaries is an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under or required to register as an “investment company”, the Investment Company Act of 1940, as amended.

Section 4.8.                 Taxes.     Except with respect to the filing of income tax returns required to be filed for the years ending on or prior to 2008, the Borrowers and their Domestic Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against them or their property and all other material taxes, fees or other charges (including penalties) imposed on them or any of their property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP.  The charges, accruals and reserves on the books of the Borrowers and their Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.  The foregoing sentences contained in this Section are true and correct with respect to the income tax returns required to be filed for the years ending on or prior to 2008, except that the filing of such returns were not timely made.

Section 4.9.                Margin Regulations.     None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X.  Neither the Borrowers nor their Subsidiaries are engaged principally, or as one of their important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as defined in Regulation U).  Following the application of the proceeds of any Loan, less than 25% of the value of the assets of the Borrowers and their Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder taken as a whole have been, and will continue to be, represented by “margin stock” (as defined in Regulation U).

Section 4.10.              ERISA.     (a)       No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The “benefit obligations” of all Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the “fair market value of the assets” of such Plans by more than $5,000,000.  No event has occurred since the issuance of such financial statements that would cause the “benefit obligations” of all Plans to exceed the “fair market value of the assets” of such Plans by the dollar amount specified in the previous sentence.  The terms “benefit obligations” and “fair market value of assets” shall be determined by and with such terms defined in accordance with Statement of Financial Accounting Standards No. 158.

(b)           Each Employee Benefit Plan is in compliance with the applicable provisions of ERISA, the Code and other Requirements of Law, except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.  Except with respect to Multiemployer Plans, each Qualified Plan (I) has received a favorable determination from the IRS applicable to the Qualified Plan’s current remedial amendment cycle (as described in Revenue Procedure 2007-44 or “2007-44” for short), (II) has timely filed for a favorable determination letter from the IRS during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the IRS, (III) has filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired or (IV) is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or letter issued by the IRS with respect to such prototype or volume submitter plan.  No event has occurred which would cause the loss of the Borrowers’ or any ERISA Affiliate’s reliance on the Qualified Plan’s favorable determination letter or opinion or advisory letter other than where such loss of reliance could not reasonably be expected to have a Material Adverse Effect.

(c)           With respect to any Employee Benefit Plan that is a retiree welfare benefit arrangement, all amounts have been accrued on the Borrowers’ financial statements in accordance with Statement of Financial Accounting Standards No. 106.

(d)           Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) there are no pending or to the best of the Borrowers’ knowledge, threatened claims, actions or lawsuits or action by any Governmental Authority, participant or beneficiary with respect to a Employee Benefit Plan; (ii) there are no violations of the fiduciary responsibility rules with respect to any Employee Benefit Plan; and (iii) neither the Borrowers nor any ERISA Affiliate has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any Employee Benefit Plan, that would subject the Borrowers to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

Section 4.11.              Ownership of Property.

(a)           Each Borrower and each of their Domestic Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of AboveNet referred to in Section 4.4 or purported to have been acquired by the Borrowers or any Domestic Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are material to the business or operations of the Borrowers and their Domestic Subsidiaries are valid and subsisting and are in full force.

(b)           Each Borrower and their Domestic Subsidiaries owns, or is licensed, or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights, franchises, licenses and other intellectual property (collectively, “IP Rights”) that are necessary for the operation of its business, and the use thereof by the Borrowers and their Domestic Subsidiaries does not infringe in any material respect on the rights of any other Person.  Set forth on Schedule 4.11 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by any Loan Party, or that any Loan Party has the exclusive right to use, as of the Closing Date.  No claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, except for any such claims that could not reasonably be expect to have or result in a Material Adverse Effect, nor does any Borrower have knowledge of any such claim.  The use of any IP Rights by any Loan Party or Domestic Subsidiary or the granting of a right or a license in respect of any IP Rights from any Loan Party or any Domestic Subsidiary does not infringe on the rights of any Person, except for infringements that could not reasonably be expected to have or result in a Material Adverse Effect.

(c)           As of the Closing Date, none of the IP Rights owned by any of the Loan Parties or any Domestic Subsidiary is subject to any licensing agreement or similar arrangement except as set forth on Schedule 4.11.

(d)           The properties of the Borrowers and their Domestic Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrowers, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrowers or any applicable Subsidiary operates.

Section 4.12.              Disclosure.     The Borrowers have disclosed to the Lenders all matters known to them and their Subsidiaries, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the reports (including without limitation all reports that the Borrowers are required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based on assumptions believed to be reasonable at the time prepared (it being understood that projections are subject to uncertainties and contingencies, many of which are beyond the control of the Borrowers, and that no assurance can be given that such projections will be realized).

Section 4.13.              Labor Relations.     Except for those matters that could not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts or other labor disputes or grievances against the Loan Parties, or, to the Borrowers’ knowledge, threatened against or affecting the Loan Parties, and no significant unfair labor practice, charges or grievances are pending against the Loan Parties, or to the Borrowers’ knowledge, threatened against any of them before any Governmental Authority.  All payments due from the Loan Parties pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Loan Parties, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14.              Subsidiaries.     Schedule 4.14 sets forth a complete and accurate list as of the Closing Date of each Loan Party (other than AboveNet) and each Subsidiary, together with (a) number of shares or interests of each class of Capital Stock outstanding and (b) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary or other Person.  Except as set forth on Schedule 4.14, none of the shares or interests of Capital Stock of any Loan Party (other than AboveNet) or any of its Domestic Subsidiaries is subject to any outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Capital Stock of each Loan Party and each Domestic Subsidiary is validly issued, fully paid and non-assessable.

Section 4.15.              Solvency.     After giving effect to the execution and delivery of the Loan Documents, the making of the Loans and issuance of Letters of Credit under this Agreement, and the repayment of the Existing Indebtedness on the Closing Date, the Borrowers and their Domestic Subsidiaries will be Solvent.

Section 4.16.              OFAC.     No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.17.              Patriot Act.     Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of any Loan, and no Letters of Credit, will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.18.              Security Documents.     The Guaranty and Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined in the Guaranty and Security Agreement) and the proceeds thereof, in which a security interest may be created under the UCC as in effect from time to time, and the Lien created under the Guaranty and Security Agreement is (or will be, upon the filing of appropriate financing statements with appropriate offices, the filings of grants of security in Intellectual Property with the United States Patent and Trademark Office and the United States Copyright Office, the notation of Liens on certificates of title for assets subject to certificate of title statutes, the execution of appropriate control agreements and the delivery of certificated securities and instruments to the Administrative Agent) a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, to the extent perfection can be effected thereby pursuant to the UCC as in effect from time to time, in each such case prior and superior in right to any other Person, other than with respect to Permitted Liens specified in clauses (b), (c) and (d) of Section 7.2.

(b)           Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office and the filing of any applicable financing statements as provided in the preceding subsection (a), the Lien created under the Guaranty and Security Agreement will constitute a fully perfected Lien on all right, title and interest of the Loan Parties in the registered Intellectual Property or any applications therefor other than any “intent to use” application for which a statement of use has not been filed, in which a security interest may be fully perfected by filing in the United States Patent and Trademark Office and the United States Copyright Office, in each case prior and superior in right to any other Person, except with respect to Permitted Encumbrances (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and trademark applications or copyrights, respectively, acquired by the Loan Parties after the Closing Date).

(c)           The Guaranty and Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Collateral (as defined in the Guaranty and Security Agreement) and the proceeds thereof, and, when such Collateral is delivered to the Administrative Agent, together with stock powers and endorsements duly executed in blank, the Lien granted pursuant to the Guaranty and Security Agreement, to the extent perfection can be effected under the UCC as in effect from time to time, shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Pledged Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Encumbrances.

(d)           As of the Closing Date, neither the Borrowers nor any of their Domestic Subsidiaries own any real property.

(e)           Schedule 4.18 lists completely and correctly as of the Closing Date the address of all real property leased or used by the Borrowers and their Domestic Subsidiaries where any tangible personal property of any Loan Party having a value greater than $500,000 is located, which may include leased and non-leased locations where Borrowers carry on the Telecommunications Business.  As of the Closing Date, for each leased location listed on Schedule 4.18, the Borrowers and their Domestic Subsidiaries have valid leases in all the leased real property.

(f)           Schedule 4.18 is a list of all locations where any tangible personal property of any Loan Party having a value greater than $500,000 as of the Closing Date (which list may include other locations where the Borrowers carry out their Telecommunications Business), which list shall be updated as set forth in Section 5.1(e).

Section 4.19.             Licensing.     Except as set forth in Schedule 4.19 or as would not reasonably be expected to have a Material Adverse Effect, each of the Loan Parties and their Domestic Subsidiaries has, to the extent applicable: (i) obtained (or been duly assigned) all required Governmental Approvals for the acquisition, construction, expansion of, investment in or operation of its businesses and the facilities and real property owned, operated, leased and/or managed by the Loan Parties; and (ii) obtained and maintains in good standing all required Governmental Approvals, including all FCC Licenses.   No event has occurred or other fact exists with respect to the Governmental Approvals that allows, or after notice or lapse of time or both, would allow, revocation, suspension, restriction, limitation or termination of any of the Governmental Approvals, in each case, so as to be reasonably expected to have a Material Adverse Effect.  No notice from any Governmental Authority in respect to the revocation, suspension, restriction, limitation or termination of any Governmental Approval has been delivered, issued, proposed or, to the knowledge of any Loan Party, threatened, in each case, so as to be reasonably expected to have a Material Adverse Effect.  Each Loan Party has duly filed all reports, statements and filings that are required to be filed by any of them with respect to licenses under the Communications Act, and are in all respects in compliance therewith, including the rules and regulations of the FCC except where the failure to file such reports, statements and filings could not reasonably be expected to have a Material Adverse Effect.  Each Loan Party is in all material respects in compliance with all State PUC Licenses and the applicable State Telecommunications Laws, except any such failure to comply which has not, and could not reasonably be expected to have, a Material Adverse Effect or result in the Loan Parties, taken as a whole, not being authorized to own or operate any material portion of their properties or assets, or incur or remain liable with respect to any of the Obligations or Liens granted as security therefor.  Except as set forth on Schedule 4.19, no Loan Party has any knowledge of any event or circumstance constituting (i) noncompliance (or any Person alleging noncompliance) with any rule or regulation of the FCC and (ii) noncompliance (or any Person alleging noncompliance) with any applicable State Telecommunications Laws, except, in each case, any noncompliance which has not, and could not reasonably be expected to have, a Material Adverse Effect or result in the Loan Parties, taken as a whole, not being authorized to own or operate any material portion of their properties or assets, or incur or remain liable with respect to any of the Obligations or Liens granted as security therefor.

(b)           There is no civil, criminal or administrative action, suit, claim, indictment, proceeding, hearing, charge, complaint, demand, audit inspection or investigation pending or, to the knowledge of the Loan Parties, threatened by any Governmental Agency against any Loan Party or any Subsidiary or any Responsible Officer thereof, that could reasonably be expected to have a Material Adverse Effect, nor, to the knowledge of the Loan Parties, is there any basis therefor.

Section 4.20.             Material Contracts.     Attached hereto as Schedule 4.20 is a correct and complete list, as of the date of this Agreement, of each Material Contract.  No Borrower, nor any of their Subsidiaries, is in material default under any Material Contract.   To the knowledge of the Borrowers, no party to a Material Contract (other than the Borrowers or their Subsidiaries) is in default under any Material Contract except for any such default that could not reasonably be expected to have or result in a Material Adverse Effect.

Section 4.21.              Deposit Accounts.     Attached hereto as Schedule 4.21 is a correct and complete list of all banks and other financial institutions at which any Loan Party or any of its Domestic Subsidiaries maintains deposit or other accounts as of the Closing Date and such Schedule correctly identifies the name of each depository, the name in which the account is held, a description of the purpose of the account and the complete account number therefor.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrowers covenant and agree that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 5.1.                 Financial Statements and Other Information.     The Borrowers will deliver to the Administrative Agent (and the Administrative Agent will, promptly after receipt thereof, deliver or otherwise provide to each Lender):

(a)           as soon as available and in any event within 90 days after the end of each Fiscal Year of AboveNet, a copy of the annual audited report for such Fiscal Year for AboveNet and its Subsidiaries, containing a consolidated balance sheet of (i) AboveNet and its Subsidiaries and (ii) the Loan Parties, in each case, as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of (i) AboveNet and its Subsidiaries and (ii) the Loan Parties, in each case, for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by BDO USA, LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of (i) AboveNet and its Subsidiaries and (ii) the Loan Parties for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
(b)           as soon as available and in any event within 60 days after the end of each Fiscal Quarter of AboveNet, an unaudited consolidated balance sheet of (i) AboveNet and its Subsidiaries and (ii) the Loan Parties, in each case, as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of (i) AboveNet and its Subsidiaries and (ii) the Loan Parties, in each case, for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of AboveNet’s previous Fiscal Year;

(c)           concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by a Responsible Officer of AboveNet, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrowers have taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in ARTICLE VI, and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of AboveNet’s audited financial statements referred to in Section 4.4 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; provided, however, that no action shall be required by the Borrowers under this clause (iii) to the extent any such change in GAAP or the application thereof does not affect or apply to the Borrowers and their Domestic Subsidiaries, including the presentation by the Borrowers of their financial statements;

(d)           not later than ten (10) days after the delivery of the financial statements referred to in clause (a) above, a list of all Dispositions made pursuant to Section 7.6 of this Agreement by the Borrowers and their Domestic Subsidiaries during the Fiscal Year most recently ended, including a description of the type of replacement assets and amount and type of other proceeds, if any, received from such Dispositions;

(e)           within twenty-five (25) days after the end of each Fiscal Year, a true and correct list of all locations where any tangible personal property of any Loan Party having a value greater than $500,000 is located (which list may include other locations where the Borrowers carry out their Telecommunications Business);

(f)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by AboveNet to its shareholders generally, as the case may be; and

(g)           promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrowers or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to clause (f) immediately above shall be deemed to have been delivered to the extent any such documents are included in materials otherwise filed with the Securities Exchange Commission (“SEC”) and available on the SEC’s EDGAR or any successor database and if so filed, shall be deemed to have been delivered on the date on which the Borrowers post such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

In the event that any financial statement delivered pursuant to clauses (a) or (b) immediately above or any Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or any Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrowers shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be determined in accordance with the corrected Compliance Certificate, and (iii) the Borrowers shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent to the Obligations.  This Section 5.1 shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.12(c) and ARTICLE VIII.

Section 5.2.                Notices of Material Events.     The Borrowers will furnish to the Administrative Agent and each Lender prompt (and, in any event, not later than three (3) Business Days after a Responsible Officer becomes aware thereof) written notice of the following:

(a)           the occurrence of any Default or Event of Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrowers, affecting the Borrowers or any Domestic Subsidiary which could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any event or any other development by which the Borrowers or any of their Domestic Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)           the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Domestic Subsidiaries in an aggregate amount exceeding $500,000;

(e)           the occurrence of any default or event of default, or the receipt by Borrowers or any of their Domestic Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrowers or any of their Domestic Subsidiaries;

(f)           the early termination or breach by any Person of any contract or agreement to which a Borrower or any Domestic Subsidiary is a party (and, with respect to any Person other than a Loan Party, to the extent the Borrowers have knowledge of such termination or breach) if such termination or breach could reasonably be expected to have or result in a Material Adverse Effect;

(g)           any communications with the relevant PUCs with respect to the revocation of any such Required PUC Consent (and shall promptly provide the Administrative Agent with copies of all material communications received or sent in writing to or from the PUCs with respect to the revocation of such consents); and

(h)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3.                Existence; Conduct of Business.     Each Borrower will, and will cause each of its Domestic Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4.                Compliance with Laws, Etc.     Each Borrower will, and will cause each of its Domestic Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Loan Party shall, and shall cause each of its Domestic Subsidiaries to, duly and timely file all reports, statements and filings that are required to be filed by any of them with respect to licenses under the Communications Act, and comply in all respects therewith, including without limitation the rules and regulations of the FCC, except where the failure to so file or comply, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Loan Party shall comply in all respects with all PUC licenses and the applicable state telecommunications laws, except any such failure which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or result in the Loan Parties, taken as a whole, not being authorized to own or operate any material portion of their property or assets, or incur or remain liable with respect to any of the Obligations or Liens granted as security therefor.

Section 5.5.                Payment of Obligations.     Each Borrower will, and will cause each of its Domestic Subsidiaries to, pay and discharge all of its obligations and liabilities (including without limitation all taxes, assessments and other government charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a)(i)the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) such Borrower or such Domestic Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6.                Books and Records.     Each Borrower will, and will cause each of its Subsidiaries to, keep books of record and account in which complete entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrowers in conformity with GAAP.  The principal records and books of account, including those concerning the Collateral, shall be kept at the chief executive office of each Borrower.  The Borrowers will not move such records and books of account or change its chief executive office or the name under which it does business without (a) giving the Administrative Agent at least 10 days’ prior written notice, and (b) executing and delivering, or authorizing the filing by the Administrative Agent of, financing statements reasonably satisfactory to the Administrative Agent prior to such move or change.

Section 5.7.                Visitation, Inspection, Etc.     Each Borrower will, and will cause each of its Domestic Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties during normal business hours, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all upon reasonable prior notice to the Borrowers; provided, however, that so long as no Event of Default has occurred and is continuing, the Administrative Agent shall not conduct more than two (2) such visits and inspections in any 12 month period; and provided, further, if an Event of Default has occurred and is continuing, no prior notice shall be required.

Section 5.8.                Maintenance of Properties; Insurance.     Each Borrower will, and will cause each of its Domestic Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in reasonably good working order and condition, ordinary wear and tear excepted, (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of their Domestic Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, and (c) at all times shall name Administrative Agent as additional insured on all liability policies of the Borrowers and their Domestic Subsidiaries.

Section 5.9.                Use of Proceeds and Letters of Credit.     The Borrowers will use the proceeds of (i) all Loans funded on the Closing Date to pay fees and expenses associated with the closing of this Agreement and to refinance the Existing Indebtedness and (ii) all other Loans to finance working capital needs and for other general corporate purposes of the Borrowers and their Domestic Subsidiaries.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.  All Letters of Credit will be used for general corporate purposes.

Section 5.10.              Additional Subsidiaries.

(a)           If any Domestic Subsidiary becomes a Material Subsidiary after the Closing Date, or any Material Subsidiary is acquired or formed after the Closing Date, the Borrowers will promptly notify the Administrative Agent and the Lenders thereof and, within ten (10) Business Days after any such Domestic Subsidiary becomes a Material Subsidiary, or such Material Subsidiary is acquired or formed, will cause such Material Subsidiary to become a Subsidiary Loan Party.   A Material Subsidiary shall become an additional Subsidiary Loan Party by executing and delivering to the Administrative Agent a Guaranty and Security Agreement Supplement substantially in the form of Exhibit D to the Guaranty and Security Agreement, accompanied by (i) all other Loan Documents related thereto and all documents, instruments and certificates as may be required pursuant to Section 5.12, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Domestic Subsidiaries, and opinions of counsel comparable to those delivered pursuant to Section 3.1(b), and (iii) such other documents and instruments as the Administrative Agent may reasonably request.  No Domestic Subsidiary that becomes a Subsidiary Loan Party shall thereafter cease to be a Subsidiary Loan Party or be entitled to be released or discharged from its obligations under the Guaranty and Security Agreement (except as otherwise expressly provided for herein or therein).

(b)           If, at any time, the aggregate revenue or assets (on a non-consolidated basis) of the Borrowers and those Subsidiaries that are then Subsidiary Loan Parties are less than the Aggregate Subsidiary Threshold, then the Borrowers shall cause one or more other Domestic Subsidiaries to become additional Subsidiary Loan Parties, as provided in clause (a) above, within ten (10) Business Days after such revenues or assets become less than the Aggregate Subsidiary Threshold so that after including the revenue and assets of any such additional Subsidiary Loan Parties, the aggregate revenue and assets (on a non-consolidated basis) of the Borrowers and all such Subsidiary Loan Parties would equal or exceed the Aggregate Subsidiary Threshold.  Upon the occurrence and during the continuation of any Event of Default, if the Required Lenders so direct, the Borrowers shall (i) cause all of its Domestic Subsidiaries to become additional Subsidiary Loan Parties, as provided in clause (a) above, within ten (10) Business Days after the Borrowers’ receipt of written confirmation of such direction from the Administrative Agent.  The Borrowers may elect at any time to have any Subsidiary become an additional Subsidiary Loan Party as provided in clause (a) above.

Section 5.11.              Post Closing Obligations.     The Borrowers agree to provide to the Administrative Agent (a) within the sixty (60) days following the Closing Date, each of the following, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent: (i) a charge over shares executed by International pursuant to which International grants a perfected Lien under English law in favor of the Administrative Agent for the benefit of the Lenders in 65% of the voting equity interests and 100% of the non-voting equity interests of each of MFN Europe, Ltd. and AboveNet Communications Europe Limited, (ii) favorable legal opinions of counsel to International, MFN Europe, Ltd. and AboveNet Communications Europe Limited addressed to the Administrative Agent and each Lender, pertaining to the matters described in clause (i) above and (iii) to the extent deemed necessary or advisable by the Administrative Agent, certificates representing the equity interests so pledged by International, together with an undated stock (or analogous) power for each such certificate executed in blank by a duly authorized officer of International and (b) within the thirty (30) days following the Closing Date, each of the following, which shall be in form and substance reasonably satisfactory to the Administrative Agent: certificates of good standing from the Secretary of State of each of Illinois and South Carolina with respect to ACI’s qualification to transact business as a foreign corporation in each such jurisdiction.

Section 5.12.              Further Assurances.     The Borrowers will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, continuation statements, amendments, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the security interests and Liens created or intended to be created by the Security Documents.  In addition, from time to time, the Borrowers will, at their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrowers and the Subsidiary Loan Parties (including real and other properties acquired subsequent to the Closing Date)).  Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrowers shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section.  The Borrowers agree to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.  In furtherance of the foregoing, the Borrowers will give prompt notice to the Administrative Agent of the acquisition by a Borrower or any of the Subsidiary Loan Parties of any real property (or any fee interest in real property) having a value in excess of $2,500,000.

ARTICLE VI

FINANCIAL COVENANTS

The Borrowers covenant and agree that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 6.1.                 Leverage Ratio.     The Borrowers will maintain, as of the end of each Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 2011, a Leverage Ratio not greater than 2.50:1.00.

Section 6.2.                 Interest Coverage Ratio.     The Borrowers will maintain, as of the end of each Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 2011, an Interest Coverage Ratio not less than 3.00:1.00.

ARTICLE VII

NEGATIVE COVENANTS

The Borrowers covenant and agree that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding:

Section 7.1.                 Indebtedness and Preferred Equity.     The Borrowers will not, and will not permit any of their Domestic Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           the Obligations;

(b)           Indebtedness of the Borrowers and their Domestic Subsidiaries existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c)           Indebtedness of the Borrowers or any Domestic Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further, that the aggregate principal amount of such Indebtedness does not exceed $20,000,000 at any time outstanding;

(d)           Indebtedness of the Borrowers owing to any Subsidiary and Indebtedness of any Domestic Subsidiary owing to the Borrowers or any other Subsidiary; provided, that any such Indebtedness that will be owed by or to a Subsidiary that is not a Subsidiary Loan Party shall not be incurred or assumed unless the incurrence or assumption thereof would be permitted pursuant to Section 7.4; provided further that any such intercompany Indebtedness owing to a Loan Party in excess of $250,000 in the aggregate during any Fiscal Year shall be evidenced by a promissory note and such note shall be pledged, be subordinated to the Obligations and delivered to the Administrative Agent pursuant to the Guaranty and Security Agreement as additional collateral security for the Obligations;

(e)           Guarantees by the Borrowers of Indebtedness of any Subsidiary and by any Domestic Subsidiary of Indebtedness of the Borrowers or any other Subsidiary; provided, that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(f)           Indebtedness of any Person which becomes a Loan Party after the date of this Agreement; provided, that (i) such Indebtedness exists at the time that such Person becomes a Loan Party and is not created in contemplation of or in connection with such Person becoming a Loan Party and (ii) the aggregate principal amount of such Indebtedness permitted hereunder shall not exceed $25,000,000 outstanding at any time;

(g)           Indebtedness in respect of Hedging Obligations permitted by Section 7.10;

(h)           the uncollateralized portion of letters of credit (other than Letters of Credit), in an aggregate stated amount not to exceed $10,000,000 at any time outstanding and issued in the ordinary course of business in lieu of surety and performance bonds or deposits; and

(i)           additional unsecured Indebtedness so long as (i) no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom and (ii) immediately after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Borrowers shall be in compliance with (x) the financial covenant set forth in Section 6.2, (y) a Leverage Ratio of not greater than 2.00:1.00 and (z) the Borrowers shall have not less than $30,000,000 of Liquidity, of which the aggregate amount of Revolving Loans that would be available to be funded to the Borrowers at such time pursuant to Section 2.2 is not less than $15,000,000.

The Borrowers will not, and will not permit any Domestic Subsidiary to, issue any preferred stock or any other preferred equity interest that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by the Borrowers or such Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interest described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Revolving Commitment Termination Date.

Section 7.2.                Negative Pledge.     The Borrowers will not, and will not permit any of their Domestic Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except for the following (collectively, “Permitted Liens”):

(a)           Liens securing the Obligations;

(b)           Permitted Encumbrances;

(c)           any Liens on any property or asset of the Borrowers or any Domestic Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrowers or any Domestic Subsidiary;

(d)           purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e)           Liens on property or assets acquired pursuant to Section 7.4(k), or on property or assets of a Domestic Subsidiary of the Borrowers acquired pursuant to Section 7.4(k), in each case, which Liens are in existence at the time such property or assets or such Domestic Subsidiary is acquired pursuant to Section 7.4(k); provided, that, (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 7.1 and (y) such Liens were not incurred in connection with, or in contemplation or anticipation of, such acquisition and do not attach to any other asset of the Borrowers or any of their Domestic Subsidiaries;

(f)           other Liens with an aggregate fair value not to exceed $2,000,000, provided that no such Lien shall reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(g)           extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (f) of this Section 7.2; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

Section 7.3.                 Fundamental Changes; Line of Business.

(a)           The Borrowers will not, and will not permit any Domestic Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of their Domestic Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) a Borrower or any Domestic Subsidiary may merge with a Person if such Borrower (or such Domestic Subsidiary if a Borrower is not a party to such merger) is the surviving Person, (ii) any Domestic Subsidiary that is not a Borrower may merge into another Domestic Subsidiary; provided, that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Domestic Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to a Borrower or to a Subsidiary Loan Party and (iv) any Domestic Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.6.

(b)           The Borrowers will not, and will not permit any of their Domestic Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrowers and their Domestic Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.4.                Investments, Loans, Etc.     The Borrowers will not, and will not permit any of their Domestic Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Capital Stock or evidence of indebtedness, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of a Person, or any assets of any other Person that constitute a business unit or division of any other Person, or create or form any Domestic Subsidiary (all of the foregoing being collectively called “Investments”), except:

(a)           Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);

(b)           Cash and Permitted Investments so long as such Investments are maintained in accounts subject to a Deposit Account Control Agreement, a Securities Account Control Agreement or in Excluded Accounts;

(c)           Guarantees constituting Indebtedness permitted by Section 7.1; provided, that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be permitted only to the extent that an Investment in the principal amount of such Indebtedness would be permitted to be made at the time of determination pursuant to clause (j) or (k) of this Section 7.4;

(d)           loans or advances to employees, officers or directors of the Borrowers or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate amount of all such loans and advances does not exceed $5,000,000 at any time;

(e)           Hedging Transactions permitted by Section 7.10;

(f)           accounts receivable created, acquired or made and trade credit extended in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(g)           Investments consisting of stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business); provided, however, that the aggregate amount of all such Investments under this clause (g) does not exceed $2,000,000 at any time;

(h)           so long as (i) no Default or Event of Default shall have occurred and be continuing at the time thereof and (ii) immediately after giving effect to such Investment, the amount of Revolving Loans that would be available to be funded to the Borrowers pursuant to Section 2.2 is not less than $10,000,000, Investments in Subsidiaries which are not Loan Parties, following the Closing Date, in an aggregate amount not to exceed $15,000,000; provided that such Investments shall be made in the form of intercompany Indebtedness subject to the terms set forth in Section 7.1(d);

(i)           so long as (i) no Default or Event of Default shall have occurred and be continuing at the time thereof and (ii) immediately after giving effect to such Investment, the amount of Revolving Loans that would be available to be funded to the Borrowers pursuant to Section 2.2 is not less than $10,000,000, repurchases of Capital Stock from employees and directors in an amount not to exceed (x) $5,000,000 in the aggregate during any Fiscal Year or (y) $10,000,000 in the aggregate at any time;

(j)           so long as (i) no Default or Event of Default shall have occurred and be continuing at the time thereof and (ii) immediately after giving effect to such Investment, the amount of Revolving Loans that would be available to be funded to the Borrowers pursuant to Section 2.2 is not less than $10,000,000, Investments in a Person that is not a Loan Party in an amount not to exceed (x) $2,000,000 in the aggregate during any Fiscal Year or (y)  $5,000,000 in the aggregate at any time;

(k)           Investments (including Investments in the Borrowers and their Subsidiaries) so long as (x) no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom, (y) immediately after giving effect thereto on a Pro Forma Basis, the Borrowers shall be in compliance with (i) the financial covenant set forth in Section 6.2 and (ii) a Leverage Ratio of not greater than 2.00:1.00 and (z) immediately after giving effect to such Investment on a Pro Forma Basis, the Borrowers shall have not less than $50,000,000 of Liquidity, of which the aggregate amount of Revolving Loans that would be available to be funded to the Borrowers at such time pursuant to Section 2.2 is not less than $25,000,000;

(l)           Investments in or to Loan Parties so long as (x) no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom and (y) immediately after giving effect to such Investment on a Pro Forma Basis, the Borrowers shall be in compliance with the financial covenant set forth in Section 6.2; and

(m)         transactions effected pursuant to and in accordance with the Rights Agreement; provided, that (x) to the extent any cash is to be paid pursuant to the Rights Agreement, such payment is permitted pursuant to clause (k) immediately above, and (y) the amount to be paid does not exceed $500,000 in the aggregate.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.4, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

Section 7.5.                 Restricted Payments.     The Borrowers will not, and will not permit their Domestic Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend or distribution on any class of Capital Stock of the Borrowers or their Domestic Subsidiaries, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of such Capital Stock or any Indebtedness of the Borrowers or any Domestic Subsidiary subordinated to the Obligations or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends or distributions payable by AboveNet solely in shares of any class of its common stock or rights to acquire such shares of common stock, (ii) Restricted Payments made by any Subsidiary to the Borrowers or to any Subsidiary Loan Party, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrowers and other wholly owned Subsidiaries, (iii) Restricted Payments made by AboveNet so long as (x) no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom, (y) after giving effect thereto on a Pro Forma Basis, the Borrowers shall be in compliance with (i) the financial covenant set forth in Section 6.2 and (ii) a Leverage Ratio of not greater than 2.00:1.00 and (z) immediately after giving effect to such Restricted Payment on a Pro Forma Basis, the Borrowers shall have not less than $50,000,000 of Liquidity, of which the aggregate amount of Revolving Loans that would be available to be funded to the Borrowers at such time pursuant to Section 2.2 is not less than $25,000,000, (iv) repurchases of Capital Stock Permitted pursuant to Section 7.4(i) and (v) Restricted Payments made pursuant to and in accordance with the Rights Agreement; provided, that, to the extent any cash is to be paid pursuant to the Rights Agreement, (x) such payment shall also be permitted pursuant to clause (iii) immediately above, and (y) the amount to be paid does not exceed $500,000 in the aggregate.

Section 7.6.                Sales and Dispositions.     The Borrowers will not, and will not permit any of their Domestic Subsidiaries to, make any Disposition or, in the case of any Domestic Subsidiary, issue or sell any shares of such Domestic Subsidiary’s Capital Stock to any Person other than a Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:

(a)           the Loan Parties may make Dispositions of assets having a fair market value not to exceed $15,000,000 in any Fiscal Year so long as the proceeds of such Dispositions consist solely of cash; and

(b)           the Loan Parties and their Domestic Subsidiaries may make other Dispositions in any Fiscal Year of assets having an aggregate fair market value of not greater than $30,000,000.

Section 7.7.                Transactions with Affiliates.     The Borrowers will not, and will not permit any of their Domestic Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their officers, directors or Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrowers and any Subsidiary Loan Party not involving any of their officers, directors or other Affiliates, (c) intercompany transactions expressly permitted by Section 7.1, Section 7.3, Section 7.4, Section 7.5 and Section 7.6, (c) employment arrangements with officers and directors of the Borrowers and their Subsidiaries, including, without limitation, compensation and reimbursement of expenses of officers and directors of the Borrowers and their Subsidiaries (i) in the ordinary course of business, or (ii) that is approved by the Board of Directors of or Compensation Committee of AboveNet or the applicable Loan Party, (d) services rendered by a Loan Party to any Foreign Subsidiary or to any Domestic Subsidiary which is not a Loan Party, to the extent the value of such services rendered by all Loan Parties does not exceed $10,000,000 in the aggregate during any Fiscal Year, and the value of such services for the purposes of determining compliance with this Section shall be determined based on the arms-length fees charged by the Domestic Subsidiaries to unrelated third parties in the ordinary course of business and consistent with past practices, (e) repurchases of Capital Stock from employees and directors to the extent permitted by Section 7.4(i) and (f) Capital Stock granted by AboveNet to employees in management of Foreign Subsidiaries in accordance with plans approved by the Board of Directors or Compensation Committee of AboveNet.

Section 7.8.                Restrictive Agreements.     The Borrowers will not, and will not permit any Domestic Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrowers or any Domestic Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Domestic Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to a Borrower or any other Subsidiary, to Guarantee Indebtedness of a Borrower or any other Subsidiary or to transfer any of its property or assets to a Borrower or any other Subsidiary; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (other than a Borrower) pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (iv)  clause (a) shall not apply to restrictions or conditions imposed by any agreement (such as collocation agreements, license agreements or lease agreements) entered into in the ordinary course of business and which by their terms prohibit such Loan Party from granting a Lien (x) in such agreement or (y) the assets subject to such agreement; provided, that, the amount of any such assets subject to such agreements does not exceed $10,000,000 in the aggregate at any time and (v) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

Section 7.9.                Sale and Leaseback Transactions.     The Borrowers will not, and will not permit any of their Domestic Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; except for network assets sold and leased back to a Loan Party in the ordinary course of business so long as the fair market value of the assets so sold does not exceed $15,000,000 in the aggregate.

Section 7.10.              Hedging Transactions.     The Borrowers will not, and will not permit any of their Domestic Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrowers or any Domestic Subsidiary is exposed in the conduct of its business or the management of its liabilities.  Solely for the avoidance of doubt, the Borrowers acknowledge that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrowers or any of their Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11.              Amendment to Material Documents.     The Borrowers will not, and will not permit any of their Domestic Subsidiaries to, amend, modify or waive any of its rights in any manner that is adverse in any material respect to the interests of the Lenders or the Borrowers under (a) its respective certificate or articles of incorporation, bylaws, limited liability company operating agreement, partnership agreement or other organizational documents or (b) Material Contracts.

Section 7.12.              Accounting Changes.     The Borrowers will not, and will not permit any of their Domestic Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the Fiscal Year of the Borrowers or of any of their Subsidiaries, except to change the Fiscal Year of a Subsidiary to conform its fiscal year to that of the Borrowers.

Section 7.13.             Government Regulation.     Neither the Borrowers nor any of their Domestic Subsidiaries will (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority of the United States (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrowers or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act.

Section 7.14.            ERISA.
The Borrowers will not and will not cause or permit any ERISA Affiliate to cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 7.15.            Deposit Account Control Agreements; Bank Accounts.

The Borrowers will not, and will not permit any of their Domestic Subsidiaries to, open, maintain or otherwise have any account, other than (a) deposit accounts that are subject to a Deposit Account Control Agreement, and (b) Excluded Accounts; provided, however, that in no event shall (i) the aggregate amounts on deposit in any the Excluded Accounts set forth in letter “(iii)” of the definition of “Excluded Account” as of any date of determination exceed an amount equal to the amount of payroll payable to employees of the Loan Parties during the fifteen (15) day period immediately following such date of determination, and (ii) the aggregate amounts on deposit in any Excluded Account set forth in letter “(ii)” of the definition of “Excluded Accounts” shall not exceed $250,000 in cash or cash equivalents.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1.               Events of Default.  If any of the following events (each an “Event of Default”) shall occur:

(a)           the Borrowers shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)          the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c)          any representation or warranty made or deemed made by or on behalf of the Borrowers or any Domestic Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d)          the Borrowers shall fail to observe or perform any covenant or agreement contained in Section 5.1, Section 5.2, Section 5.3 (with respect to the Borrowers’ or any Domestic Subsidiary’s existence), Section 5.8(b), Section 5.9, Section 5.10 or ARTICLE VI or ARTICLE VII or Sections 6 and 7 of the Guaranty and Security Agreement; or

(e)          any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of a Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrowers by the Administrative Agent or any Lender; or

(f)           (i) any Borrower or any Domestic Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Material Indebtedness; or (ii) any Borrower or any Domestic Subsidiary fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating to such Material Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, with the giving of notice if required, such Material Indebtedness to be accelerated or demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity; or

(g)          any Borrower or any Domestic Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for any such Borrower or any such Domestic Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Domestic Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Borrower or any Domestic Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)           any Borrower or any Domestic Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j)           an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrowers or their Domestic Subsidiaries in an aggregate amount exceeding $5,000,000; or

(k)           any judgment or order for the payment of money in excess of $20,000,000 in the aggregate shall be rendered against any Borrower or any Domestic Subsidiary (to the extent not covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover in its entirety), and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l)           any non-monetary judgment or order shall be rendered against any Borrower or any Domestic Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)          a Change in Control shall occur or exist; or

(n)           (i) any Borrower or any Domestic Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any part of the business of the Borrowers and their Domestic Subsidiaries, such order has or could reasonably be expected to have a Material Adverse Effect and such order shall continue in effect for more than thirty (30) days or (ii) any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy or terrorism, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities of the Borrowers or their Domestic Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect; or

(o)           (i) the loss, suspension or revocation of, or failure to renew, any license, permit or authorization now held or hereafter acquired by the Borrowers or any of their Domestic Subsidiaries, or any other action shall be taken by any Governmental Authority in response to any alleged failure by a Borrowers or any Domestic Subsidiary to be in compliance with applicable law if such loss, suspension, revocation or failure to renew or other action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) a Governmental Authority shall have revoked any Governmental Approvals to the extent that such revocation could reasonably be expected to have a Material Adverse Effect, regardless of whether such Governmental Approval was held by or originally issued for the benefit of a Loan Party; or

(p)           any provision of any Security Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate any such Security Document; or

(q)           if a Borrower or any other Loan Party refuses to permit the Administrative Agent or any other Lender to inspect, examine, verify or audit the Collateral as required by the provisions of this Agreement or the Guaranty and Security Agreement; or

(r)           (i) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Borrower or any other Loan Party not to be, a valid, perfected, first priority (except for Permitted Liens or as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss results solely from the actions or the failure to act of the Administrative Agent or (ii) there shall occur any rescission, revocation or modification of any instruction or agreement regarding any Blocked Account or the bank accounts relating thereto, or any such instruction or agreement is amended or terminated without the written consent of the Administrative Agent, and in each such case, any amounts remain on deposit in such Blocked Account or related bank accounts more than five (5) Business Days following such event; or

(s)           any “Event of Default” shall have occurred and be continuing (beyond any applicable period of grace, if any, therein provided) under any other Loan Document (other than this Agreement);

then, and in every such event (other than an event with respect to the Borrowers described in clause (g) or (h) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

Section 8.2.               Application of Proceeds from Collateral.

All proceeds from each sale of, or other realization upon, all or any part of the Collateral by the Administrative Agent or any of the Lenders during the existence of an Event of Default shall be applied as follows:

(a)           first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b)          second, to the fees and other reimbursable expenses of the Administrative Agent, Swingline Lender and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c)           third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d)          fourth, to the fees due and payable under clauses (b) and (c) of Section 2.13 of this Agreement and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e)           fifth, to the aggregate outstanding principal amount of the Loans, the LC Exposure and, to the extent secured by Liens, the Net Mark-to-Market Exposure of the Borrowers and the Subsidiary Loan Parties, until the same shall have been paid in full, allocated pro rata among the Lenders and any Affiliates of Lenders that hold Net Mark-to-Market Exposure based on their respective pro rata shares of the aggregate amount of such Loans, LC Exposure and Net Mark-to-Market Exposure;

(f)           sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is equal to 105% of the LC Exposure after giving effect to the foregoing clause fifth;

(g)          seventh, to all other Obligations until the same shall have been paid in full; and

(h)          to the extent any proceeds remain, to the Borrowers or other parties lawfully entitled thereto.

All amounts allocated pursuant to the foregoing clauses second through seventh to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided, however, that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.21(g).

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1.               Appointment of Administrative Agent.

(a)           Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto.  The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b)           The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2.               Nature of Duties of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable judgment by a court of competent jurisdiction.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrowers or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in ARTICLE III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent may consult with legal counsel (including counsel for the Borrowers) concerning all matters pertaining to such duties.

Section 9.3.               Lack of Reliance on the Administrative Agent.  Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.  Each of the Lenders acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.

Section 9.4.               Certain Rights of the Administrative Agent.  If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5.               Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person.  The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6.               The Administrative Agent in its Individual Capacity.  The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity.  The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrowers or any Subsidiary or Affiliate of the Borrowers as if it were not the Administrative Agent hereunder.

Section 9.7.               Successor Administrative Agent.

(a)           The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrowers provided that no Default or Event of Default shall exist at such time.  If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b)           Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c)           In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Bank and/or the Swingline Lender may, upon prior written notice to the Borrowers and the Administrative Agent, resign as Issuing Bank or Swingline Lender, respectively, effective at the close of business on a date specified in such notice (which date may not be less than five Business Days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrowers or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank; and provided, further, that such resignation by the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrowers or any Lender under this Agreement with respect to any such outstanding Swingline Loan.

Section 9.8.               Authorization to Execute other Loan Documents; Collateral.

(a)           Each Lender authorizes the Administrative Agent to enter into each of the Loan Documents to which it is a party (other than this Agreement) and to take all action contemplated by such Loan Documents.  Each Lender agrees (except to the extent provided in Section 9.7(b) following the resignation of the Administrative Agent) that no Lender, other than the Administrative Agent acting on behalf of all Lenders, shall have the right individually to seek to realize upon the security granted by any Loan Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Lenders, upon the terms of the Loan Documents.

(b)           In the event that any Collateral is pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized to execute and deliver on behalf of the Lenders any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Lenders.

(c)           The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations or the transactions contemplated hereby; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder; (iv) granted by a Subsidiary in the case of the sale of the Subsidiary permitted by the terms of this Agreement; or (v) upon the release of any Lien on any assets which are transferred or disposed of in accordance with the terms of this Agreement.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this clause.

(d)           Upon any sale or transfer of assets constituting Collateral which is expressly permitted pursuant to the terms of any Loan Documents, or consented to in writing by the Required Lenders, and upon at least ten (10) Business Days’ prior written request by the Borrowers, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders, upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party) in respect of all interests retained by the Borrowers or any Subsidiary Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

Section 9.9.               No Other Duties, etc.  Each Lender and the Borrowers (for themselves and the other Loan Parties) hereby agrees that none of the Arranger or any Co-Syndication Agent listed on the cover page of this Agreement, in their capacities as such, shall have any duties or obligations under any Loan Documents to the Borrowers, any Lender or any Loan Party.

Section 9.10.             Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.11.             Administrative Agent May File Proofs of Claim.

(a)           In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(b)          Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swingline Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swingline Lender and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swingline Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

MISCELLANEOUS

Section 10.1.             Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or other electronic transmission, as follows:

To the Borrowers:	c/o AboveNet, Inc.
360 Hamilton Avenue
7th Floor
White Plains, New York 10601
Attention: Chief Executive Officer
Telecopy Number: (914) 421-6793
E-mail: wlaperch@above.net

With a copy to:	c/o AboveNet, Inc.
360 Hamilton Avenue
7th Floor
White Plains, New York 10601
Attention: General Counsel
Telecopy Number: (914) 421-7500
E-mail: rsokota@above.net

To the Administrative Agent
or Swingline Lender:	SunTrust Bank
303 Peachtree Street, N. E.
Atlanta, Georgia 30308
Attention: Brian Guffin
Telecopy Number: (404) 588-8833

With a copy to:	SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Telecopy Number: (404) 221-2001

and

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention: Rick D. Blumen, Esq.
Telecopy: (404) 253-8366

To the Issuing Bank:	SunTrust Bank
25 Park Place, N. E./Mail Code 3706
Atlanta, Georgia 30303
Attention: Letter of Credit Department
Telecopy Number: (404) 588-8129

To the Swingline Lender:	SunTrust Bank
Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Telecopy Number: (404) 221-2001

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Lender

Any party hereto may change its address, electronic mail address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 10.1.

(b)           Any agreement of the Administrative Agent, the Issuing Bank and the Lenders herein to receive certain notices by telephone, facsimile or other electronic transmission is solely for the convenience and at the request of the Borrowers.  The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrowers to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank and the Lenders in reliance upon such telephonic or facsimile notice.  The obligation of the Borrowers to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and the Lenders to be contained in any such telephonic or facsimile notice.

(c)           Notices and other communications to the Lenders, the Swingline Lender and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender or the Issuing Bank pursuant to ARTICLE II unless such Lender, the Swingline Lender, the Issuing Bank, as applicable, and Administrative Agent have agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by them; provided that approval of such procedures may be limited to particular notices or communications.

(d)           Unless the Administrative Agent otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 10.2.             Waiver; Amendments.

(a)           No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between or among the Borrowers and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)           No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers and the Required Lenders or the Borrowers and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the date fixed for any scheduled payment of any principal (excluding any mandatory prepayment) of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender directly affected thereby (provided, that nothing herein shall prohibit or otherwise limit the ability of any Lender to extend the Revolving Commitment Termination Date or Term Loan Maturity Date with respect to any Loans held by, or Commitments extended by, such Lender without the consent of any other Lender), (iv) change Section 2.20(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any Loan Party or limit the liability of any Loan Party under the Loan Documents, without the written consent of each Lender except as otherwise permitted by Section 9.8(c); (vii) release all or substantially all collateral (if any) securing any of the Obligations or agree to subordinate any Lien in such collateral to any other creditor of the Borrowers or any Subsidiary, without the written consent of each Lender; (viii) subordinate the Loans to any other Indebtedness without the consent of all Lenders, or (ix) increase the aggregate of all Commitments (other than pursuant to Section 2.24) without the consent of all of the Lenders; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person.  Notwithstanding anything contained herein to the contrary, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (I) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (II) subject in all respects to Section 2.23, no amendment or waiver shall reduce the principal amount of any Loan or reduce the rate of interest on any Loan, in each case, owing to a Defaulting Lender, without the consent of such Defaulting Lender and (y) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.18, Section 2.19, Section 2.20 and Section 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.  Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrowers or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section)

Section 10.3.             Expenses; Indemnification.

(a)           The Borrowers shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Swingline Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by a Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) the use by any Person of any information or materials obtained by or through SyndTrak or other internet web sites, (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Borrower or any Subsidiary, or any Environmental Liability related in any way to a Borrower or any Subsidiary, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if a Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           The Borrowers shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)           To the extent that the Borrowers fail to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(e)           To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated herein or therein, any Loan or any Letter of Credit or the use of proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(f)           All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

Section 10.4.             Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in paragraph Section 10.4(b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that the Borrowers shall be deemed to have consented to any such lower amount unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Revolving Credit Exposure or the Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis.

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph Section 10.4(b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)           the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(iv)         Assignment and Acceptance.  The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.19 if such assignee is a Foreign Lender.

(v)          No Assignment to Borrowers.  No such assignment shall be made to the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.

(vi)         No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.18, Section 2.19, Section 2.20 and Section 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4.  If the consent of the Borrowers to an assignment are required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrowers shall be deemed to have given their consent five Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrowers, unless such consent is expressly refused by the Borrowers prior to such fifth Business Day.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrowers’ agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrowers hereby agree that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute an “Indemnitee” for purposes of Section 10.3.

(d)           Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person, a Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders, the Issuing Bank and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e)           Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant:  (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the date fixed for any scheduled payment of any principal (excluding any mandatory prepayment) of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby , without the written consent of each Lender, (v) change any of the provisions of this Section 10.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any Loan Party or limit the liability of any Loan Party under the Loan Documents, without the written consent of each Lender except as otherwise permitted by Section 9.8(c); (vii) release all or substantially all collateral (if any) securing any of the Obligations or agree to subordinate any Lien in such collateral to any other creditor of the Borrowers or any Subsidiary, without the written consent of each Lender; (viii) subordinate the Loans to any other Indebtedness without the consent of all Lenders, or (ix) increase the aggregate of all Commitments (other than pursuant to Section 2.24) without the consent of all of the Lenders.  Subject to paragraph (f) of this Section 10.4, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.18, Section 2.19, and Section 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18 as though it were a Lender.

(f)           A Participant shall not be entitled to receive any greater payment under Section 2.18 and Section 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.19(e) as though it were a Lender.

(g)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5.             Governing Law; Jurisdiction; Consent to Service of Process.

(a)           EACH LOAN DOCUMENT (OTHER THAN AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICT OF LAW RULES).

(b)           The Borrowers hereby irrevocably and unconditionally submit, for themselves and their property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and the Supreme Court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or their properties in the courts of any jurisdiction.

(c)           The Borrowers irrevocably and unconditionally waive any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6.             WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7.             Right of Setoff.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrowers at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrowers against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be contingent or unmatured.  Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrowers after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application.  Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrowers and any of their Subsidiaries to such Lender or Issuing Bank.

Section 10.8.            Counterparts; Integration.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or by email, in pdf format), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.  Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telecopy or by email, in pdf format, shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.

Section 10.9.             Survival.  All covenants, agreements, representations and warranties made by the Borrowers herein, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 2.18, Section 2.19, Section 2.20, and Section 10.3 and ARTICLE IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.  All representations and warranties made herein, in the Loan Documents in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

Section 10.10.           Severability.  Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11.           Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, to the extent such information is designated in writing as confidential or would reasonably be expected to be deemed by the Borrowers to be confidential, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrowers or any of their Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent shall, to the extent permitted by applicable law, provide prompt notice of such disclosure to the Borrowers, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrowers, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any Hedging Transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (vii) any rating agency, (viii) the CUSIP Service Bureau or any similar organization, or (ix) with the consent of the Borrowers.  Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 10.12.           Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.13.           Joint and Several Obligations.  (a)  Each of the Borrowers acknowledges and agrees that (i) it is a co-borrower hereunder and shall be jointly and severally, with the other Borrowers, directly and primarily liable for the Obligations regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans or other extensions of credit received or the manner in which the Administrative Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records, (ii) each of the Borrowers shall have the obligations of co-maker and shall be primary obligors with respect to all Loans, the Notes, the Letters of Credit and the other Obligations, it being agreed that such extensions of credit to each Borrower inure to the benefit of all Borrowers, and (iii) the Administrative Agent and each of the Lenders is relying on such joint and several liability of the Borrowers as co-makers in extending the Loans and issuing the Letters of Credit hereunder.  Each Borrower’s obligations with respect to Loans made to it or with respect to any Letters of Credit issued for its account, and each Borrower’s obligations arising as a result of the joint and several liability of the Borrowers hereunder, with respect to Loans made to the other Borrower hereunder or with respect to any Letters of Credit issued for the account of any other Borrower hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of each Borrower.  Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest on, any Obligation payable by it to the Lender, it will forthwith pay the same, without notice of demand.

(b)           Each Borrower’s obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Obligations of the other Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrowers or of any Note or other document evidencing all or any part of the Obligations of the other Borrowers, (ii) the absence of any attempt to collect the Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Administrative Agent or any Lender, (iv) the failure by the Administrative Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security for the Obligations of any other Borrower, (v) any borrowing or grant of a security interest by any other Borrower, as debtors-in-possession under Section 364 of the Bankruptcy Code of the United States, (vi) the disallowance of all or any portion of the Administrative Agent’s or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code of the United States, or (vii) any other circumstances which might constitute a legal or equitable discharge or defense of any other Borrower.

(c)           With respect to each Borrower’s obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Obligations any of the other Borrowers hereunder, each Borrower waives, until the Obligations shall have been paid in full in cash and this Agreement and the other Loan Documents shall have terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender to secure payment of the Obligations.

(d)           No payment or payments made by any of the Borrowers or any other Person or received or collected by the Administrative Agent or any Lender from any of the Borrowers or any other Person by virtue of any action or proceeding or any set-off-or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed (except to the extent Obligations are satisfied) to modify, release or otherwise affect the liability of any Borrower under this Agreement, which shall remain liable for the Obligations until the Obligations are paid in full in cash and this Agreement is terminated.

Section 10.14.          Waiver of Effect of Corporate Seal.  The Borrowers represent and warrant that none of them nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agree that this Agreement is delivered by the Borrowers under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.15.           Patriot Act.  The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 10.16.           Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.17.           No Advisory or Fiduciary Relationship.  In connection with all aspects of the transactions contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree, and acknowledge their Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arranger are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arranger, on the other hand, (B) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Lenders and the Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender or Arranger has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and neither the Administrative Agent nor any Lender or the Arranger has any obligation to disclose any of such interests to the Borrowers or any of their Affiliates.  To the fullest extent permitted by law, the Borrowers hereby waive and release any claims that they may have against the Administrative Agent or any Lender or the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

(remainder of page left intentionally blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed (under seal in the case of the Borrowers) by their respective authorized officers as of the day and year first above written.

ABOVENET, INC.

By:	/s/ Robert Sokota
	Name:	Robert Sokota
	Title:	Senior Vice President, General Counsel and Secretary

ABOVENET COMMUNICATIONS, INC.

By:	/s/ Robert Sokota
	Name:	Robert Sokota
	Title:	Senior Vice President, General Counsel and Secretary

ABOVENET OF UTAH, L.L.C.

By:	/s/ Robert Sokota
	Name:	Robert Sokota
	Title:	Senior Vice President, General Counsel and Secretary

ABOVENET OF VA, L.L.C.

By:	/s/ Robert Sokota
	Name:	Robert Sokota
	Title:	Senior Vice President, General Counsel and Secretary

ABOVENET INTERNATIONAL, INC.

By:	/s/ Robert Sokota
	Name:	Robert Sokota
	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Revolving Credit Agreement]

SUNTRUST BANK as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender

By:	/s/ Kevin Curtin
	Name:	Kevin Curtin
	Title:	Vice President

JPMORGAN CHASE BANK, N.A. as a Lender

By:	/s/ Christophe Vohmann
	Name:	Christophe Vohmann
	Title:	Executive Director

ROYAL BANK OF CANADA as a Lender

By:	/s/ D.W. Scott Johnson
	Name:	D.W. Scott Johnson
	Title:	Authorized Signatory

[Signature Page to Revolving Credit Agreement]

RBC BANK (USA) as a Lender

By:	/s/ Andy Fitzpatrick
	Name:	Andy Fitzpatrick
	Title:	Senior Vice President

[Signature Page to Revolving Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION as a Lender

By:	/s/ John J. Mulvey
	Name:	John J. Mulvey
	Title:	Senior Vice President

[Signature Page to Revolving Credit Agreement]

CITIBANK, N.A. as a Lender

By:	/s/ Humberto M. Salomon
	Name:	Humberto M. Salomon
	Title:	Senior Vice President

[Signature Page to Revolving Credit Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS as a Lender

By:	/s/ Patrick W. Dowling
	Name:	Patrick W. Dowling
	Title:	Director

DEUTSCHE BANK TRUST COMPANY AMERICAS as a Lender

By:	/s/ David Reid
	Name:	David Reid
	Title:	Vice President

[Signature Page to Revolving Credit Agreement]

SOVEREIGN BANK as a Lender

By:	/s/ Jorge Schwartz
	Name:	Jorge Schwartz
	Title:	Senior Vice President

[Signature Page to Revolving Credit Agreement]

COBANK, ACB as a Lender

By:	/s/ Gary Franke
	Name:	Gary Franke
	Title:	Vice President

[Signature Page to Revolving Credit Agreement]

LAND BANK OF TAIWAN, NEW YORK BRANCH as a Lender

By:	/s/ Henry Leu
	Name:	Henry Leu
	Title:	SVP & GM

[Signature Page to Revolving Credit Agreement]

TAIWAN BUSINESS BANK, Los Angeles BRANCH as a Lender

By:	/s/ Sandy Chen
	Name:	Sandy Chen
	Title:	Deputy General Manager

[Signature Page to Revolving Credit Agreement]

Schedule I

APPLICABLE MARGIN AND APPLICABLE PERCENTAGE

Pricing Level	Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Applicable Percentage for Commitment Fee	Applicable Percentage for Letter of Credit Fees

I	Less than 0.50:1.00	2.25% per annum	1.25% per annum	0.375% per annum	2.25% per annum

II	Less than 1.00:1.00 but greater than or equal to 0.50:1.00	2.50% per annum	1.50% per annum	0.375% per annum	2.50% per annum

III	Less than 1.50:1.00 but greater than or equal to 1.00:1.00	2.75% per annum	1.75% per annum	0.50% per annum	2.75% per annum

IV	Greater than or equal to 1.50:1.00	3.00% per annum	2.00% per annum	0.50% per annum	3.00% per annum

Schedule II

COMMITMENT AMOUNTS

Lender	Revolving Commitment Amount
SunTrust Bank	$42,000,000.00
JPMorgan Chase Bank, N.A.	$31,000,000.00
Royal Bank of Canada	$15,500,000.00
RBC Bank (USA)	$15,500,000.00
Wells Fargo Bank, National Association	$31,000,000.00
Citibank, N.A.	$31,000,000.00
Deutsche Bank Trust Company Americas	$23,000,000.00
Sovereign Bank	$23,000,000.00
CoBank, ACB	$23,000,000.00
Land Bank of Taiwan, New York Branch	$10,000,000.00
Taiwan Business Bank, Los Angeles Branch	$5,000,000.00

TOTAL	$250,000,000.00

Schedule 4.3 – Required Consents

None

Schedule 4.5 – Environmental Matters

None

Schedule 4.11 – Intellectual Property

None

Schedule 4.14 – Subsidiaries

Entity	Jurisdiction of Organization	Equity	Number of Shares Outstanding	Percentage Outstanding Owned
AboveNet Communications, Inc.	Delaware	common stock	1000	100%
AboveNet of Utah, L.L.C.	Delaware	membership interest	N/A	100%
AboveNet of VA, L.L.C.	Virginia	membership interest	N/A	100%
AboveNet International, Inc.	Delaware	common stock	2000	100%
AboveNet Canada Inc. (f/k/a Metromedia Fiber Network Canada Inc.)	Canada	ownership interest/shares	9,140,227	100%
AboveNet Toronto Inc.	Canada	ownership interest/shares	100	100%
AN Communications Inc.	Taiwan	ownership interests/shares	N/A	100%
MFN Japan KK	Japan	ownership interest/shares	200	100%
MFN Europe Finance, Inc.	Delaware	common stock	1000	100%
MFN International, LLC	Delaware	membership interest	N/A	100%
AboveNet Communications Europe Limited	United Kingdom	ownership interest/shares	Authorized 1m shares of £1 each. Issued 1 share	100%
MFN Europe, Ltd.	United Kingdom	ownership interest/shares	Authorized 100m shares of £1 each. Issued 60,230,258. Share premium £2.2M.	100%
AboveNet Communications UK Ltd.	United Kingdom	ownership interest/shares	Authorised 10m shares of £1 each. Issued 60,618,567 shares. Share premium £500K.	100%

Schedule 4.18 – Locations of Leased Property and Personal Property

FNL	Street	City	State	Zip
AL-X01	1140 CR179	WADLEY	AL	36275
AL-X02	1713 CR179	BROWNS	AL	36724
AL-X04	250 HIGHWAY 9	KELLYTON	AL	35089
AL-X06	4521 CHILTON ROAD #352	BILLINGSLEY	AL	36006
AL-X08	HIGHWAY 69 SOUTH	SWEETWATER	AL	36782
AZ-13U	1301 W UNIVERSITY DRIVE	MESA	AZ	85201
AZ-1EV	120 EAST VAN BUREN STREET	PHOENIX	AZ	85004
AZ-20T	2055 TECHNOLOGY CIRCLE	TEMPE	AZ	85284
AZ-21P	2121 SOUTH PRICE ROAD	CHANDLER	AZ	85248
AZ-26C	2600 NORTH CENTRAL AVENUE	PHOENIX	AZ	85004
AZ-311	3110 N CENTRAL AVENUE	PHOENIX	AZ	85004
AZ-34U	3402 EAST UNIVERSITY DRIVE	PHOENIX	AZ	85034
AZ-555	555 WEST IRON AVENUE	MESA	AZ	85210
AZ-EPL	7499 EAST PARADISE LANE	SCOTTSDALE	AZ	85260
AZ-N48	615 NORTH 48TH STREET	PHOENIX	AZ	85008
AZ-NCA	201 NORTH CENTRAL AVENUE	PHOENIX	AZ	85004
AZ-W10	55 WEST 10TH AVENUE	MESA	AZ	85210
AZ-X01	135 & 139 NORTH 6TH AVENUE	TUCSON	AZ	85701
AZ-X05	4846 EAST DRAGOON ROAD	DRAGOON	AZ	85609
AZ-X06	6268 EAST HERITAGE ROAD	FLORENCE	AZ	85242
AZ-X07	8416 SOUTH 299TH AVENUE	PALO VERDE	AZ	85343
AZ-X08	283 NORTH AVENUE 49E	ROLL	AZ	85347
CA-102	10202 W WASHINGTON BLVD	CULVER CITY	CA	90232
CA-109	10950 WASHINGTON BOULEVARD	CULVER CITY	CA	90232
CA-10B	101 N. BRAND BLVD	GLENDALE	CA	91203
CA-10H	101 HOWARD STREET	SAN FRANCISCO	CA	94105
CA-10P	100 PINE ST	SAN FRANCISCO	CA	94111
CA-10W	10960 WILSHIRE BLVD	LOS ANGELES	CA	90024
CA-11B	1111 BROADWAY	OAKLAND	CA	94501
CA-11F	1011 SOUTH FIGUEROA STREET	LOS ANGELES	CA	90015
CA-11G	11 GREAT OAKS BLVD	SAN JOSE	CA	95119
CA-11H	110 HOLGER WAY	SAN JOSE	CA	95134
CA-12C	1201 COMSTOCK STREET	SANTA CLARA	CA	95054
CA-12P	1288 PEAR STREET	MOUNTAIN VIEW	CA	94043
CA-135	135 MAIN STREET	SAN FRANCISCO	CA	94105
CA-139	1390 MARKET STREET	SAN FRANCISCO	CA	94102
CA-13D	1350 DUANE AVENUE	SANTA CLARA	CA	95054

CA-13H	130 HOLGER WAY	SAN JOSE	CA	95134
CA-13K	1380 KIFER RD	SUNNYVALE	CA	95051
CA-13S	1377 N SERRANO AVENUE	LOS ANGELES	CA	90027
CA-13V	1310 VILLA STREET	MOUNTAIN VIEW	CA	94041
CA-145	1450 KIFER ROAD	SUNNYVALE	CA	94086
CA-14K	1400 KIFER RD	SUNNYVALE	CA	94086
CA-150	150 S 1ST STREET	SAN JOSE	CA	95113
CA-15C	1525 COMSTOCK STREET	SANTA CLARA	CA	95054
CA-15P	1555 PLYMOUTH STREET	MOUNTAIN VIEW	CA	94043
CA-15T	1501 TROUSDALE BLVD	BURLINGAME	CA	94010
CA-162	1620 26TH ST	SANTA MONICA	CA	90404
CA-16C	1601 CLOVERFIELD BLVD	SANTA MONICA	CA	90404
CA-16M	1656 MCCARTHY BOULEVARD	MILPITAS	CA	95035
CA-16W	1675 WALSH AV	SANTA CLARA	CA	95050
CA-170	1700 RICHARD AVENUE	SANTA CLARA	CA	95051
CA-17C	1725 COMSTOCK STREET	SANTA CLARA	CA	95054
CA-17E	1748 E RANDOLPH UNIT 11	HUNTINGTON PARK	CA	90001
CA-17J	1740 JONES WAY	OXNARD	CA	93033
CA-17K	1170 KIFER RD.	SUNNYVALE	CA	94086
CA-17L	1735 LUNDY AVE	SAN JOSE	CA	95131
CA-17O	175 EAST OLIVE AVE	BURBANK	CA	91502
CA-17V	17222 VON KARMAN AVENUE	IRVINE	CA	92614
CA-17W	1700 EAST WALNUT AVENUE	EL SEGUNDO	CA	90245
CA-18B	185 BERRY ST., BUILDING #2	SAN FRANCISCO	CA	94107
CA-18T	180 TOWNSEND ST.	SAN FRANCISCO	CA	94107
CA-192	1920 E MAPLE AVE.	EL SEGUNDO	CA	90245
CA-199	1999 SOUTH BUNDY DRIVE	LOS ANGELES	CA	90025
CA-19U	1900 UNIVERSITY AVENUE	PALO ALTO	CA	94303
CA-19V	19800 SOUTH VERMONT	TORRANCE	CA	90502
CA-19W	1956 WEBSTER ST	OAKLAND	CA	94612
CA-1BR	1000 BROADWAY	OAKLAND	CA	94607
CA-1BT	12641 BEATRICE STREET	LOS ANGELES	CA	90066
CA-1CA	1 CALIFORNIA ST	SAN FRANCISCO	CA	94111
CA-1DR	1325 EAST DYER ROAD	SANTA ANA	CA	92705
CA-1EC	1 EMBARCADERO CTR	SAN FRANCISCO	CA	94111
CA-1GL	1100 GLENDON AVENUE	LOS ANGELES	CA	90024
CA-1KR	1272 KIFER ROAD	SUNNYVALE	CA	94086
CA-1LA	1085 LA AVENIDA	MOUNTAIN VIEW	CA	94043
CA-1LD	1 LAGOON DRIVE	REDWOOD CITY	CA	94065
CA-1LP	1146 NORTH LAS PALMAS AVE	LOS ANGELES	CA	90068
CA-1MD	1850 MT. DIABLO BOULEVARD	WALNUT CREEK	CA	94596

CA-1NB	1005 NORTH B ST.	SACRAMENTO	CA	95814
CA-1SF	1111 SOUTH FIGUEROA STREET	LOS ANGELES	CA	90015
CA-1TC	13341 TEMESCAL CANYON RD.	CORONA	CA	92883
CA-1W7	1200 WEST 7TH ST	LOS ANGELES	CA	90017
CA-1WA	1418 NORTH WESTERN AVENUE	LOS ANGELES	CA	90027
CA-1WB	11859 WILSHIRE BOULEVARD	LOS ANGELES	CA	90025
CA-1WI	11755 WILSHIRE BLVD	LOS ANGELES	CA	90025
CA-1WO	12312 W OLYMPIC BLVD	LOS ANGELES	CA	90064
CA-1WP	10201 W PICO BLVD	LOS ANGELES	CA	90064
CA-1WW	10, 000 WEST WASHINGTON BOULEVARD	CULVER CITY	CA	90232
CA-200	200 NASH STREET	EL SEGUNDO	CA	90245
CA-201	201 3RD ST	SAN FRANCISCO	CA	94103
CA-20M	201 MISSION STREET	SAN FRANCISCO	CA	94105
CA-20P	200 PAUL AVE	SAN FRANCISCO	CA	94124
CA-21F	2001 FORTUNE DRIVE	SAN JOSE	CA	95131
CA-21H	2130 HOLLYWOOD WAY	BURBANK	CA	91505
CA-21W	2101 WEBSTER STREET	OAKLAND	CA	94659
CA-23L	2334 LUNDY PLACE	SAN JOSE	CA	95131
CA-23R	2300 WEST RIVERSIDE DRIVE	BURBANK	CA	91506
CA-244	2441 WEST LA PALMA	ANAHEIM	CA	92801
CA-24E	2400 EMPIRE AVENUE	BURBANK	CA	91504
CA-24W	2401 WALSH AVE	SANTA CLARA	CA	95051
CA-255	255 CALIFORNIA STREET	SAN FRANCISCO	CA	94111
CA-25B	2500 BROADWAY	SANTA MONICA	CA	90404
CA-25C	250 CHESTNUT ST	REDWOOD CITY	CA	94063
CA-25N	25070 O'NEIL AV	HAYWARD	CA	94544
CA-25S	250 STOCKTON ST	SAN JOSE	CA	95126
CA-271	2717 NORTH FIRST STREET	SAN JOSE	CA	95134
CA-27B	274 BRANNAN ST	SAN FRANCISCO	CA	94107
CA-27M	275 MIDDLEFIELD ROAD	MENLO PARK	CA	94301
CA-27Z	2720 ZANKER ROAD	SAN JOSE	CA	95134
CA-280	2800 BRIDGE PARKWAY	REDWOOD CITY	CA	94065
CA-28A	2801 W ALAMEDA	BURBANK	CA	91505
CA-28L	2885 LAKESIDE DRIVE	SANTA CLARA	CA	95054
CA-28M	2807 MISSION COL BLVD	SANTA CLARA	CA	95054
CA-29A	2901 W. ALAMEDA AVE	BURBANK	CA	91505
CA-2AS	2000 AVENUE OF THE STARS	LOS ANGELES	CA	90067
CA-2CD	2901 CORONADO DRIVE	SANTA CLARA	CA	95054
CA-2CW	255 CASPIAN WAY	SUNNYVALE	CA	94089
CA-2ES	2260 EL SEGUNDO BLVD.	EL SEGUNDO	CA	90245
CA-2FL	200 S FLOWERS	BURBANK	CA	91502

CA-2MA	2050 MARTIN AVENUE	SANTA CLARA	CA	95050
CA-2ND	720 2ND STREET	OAKLAND	CA	94607
CA-2NS	200 N. SEPULVEDA BLVD	EL SEGUNDO	CA	90245
CA-2SB	2133 SOUTH BUNDY DRIVE	LOS ANGELES	CA	90064
CA-2SC	2071 STIERLIN COURT	MOUNTAIN VIEW	CA	94043
CA-2SF	221 SOUTH FIGUEROA STREET	LOS ANGELES	CA	90012
CA-2WA	2403 WALSH AVE	SANTA CLARA	CA	95051
CA-2WO	2625 WEST OLIVE AVENUE	BURBANK	CA	91505
CA-303	303 2ND ST.	SAN FRANCISCO	CA	94107
CA-30W	3015 WINONA AVENUE	BURBANK	CA	91504
CA-31F	3131 S. FIGUEROA ST.	LOS ANGELES	CA	90007
CA-31S	3175 SPRING STREET	REDWOOD CITY	CA	94063
CA-31Z	3151 ZANKER ROAD	SAN JOSE	CA	95134
CA-325	3250 WILSHIRE BLVD	LOS ANGELES	CA	90010
CA-33T	333 TWIN DOPHLIN ROAD	REDWOOD CITY	CA	94065
CA-36F	364 FERGUSON DRIVE	MOUNTAIN VIEW	CA	94043
CA-36M	365 MAIN	SAN FRANCISCO	CA	94105
CA-370	370 THIRD STREET	SAN FRANCISCO	CA	94107
CA-38A	3800 WEST ALAMEDA AVENUE	BURBANK	CA	91505
CA-38C	385 E. COLORADO BLVD	PASADENA	CA	91101
CA-397	3979 FREEDOM CIR.	SANTA CLARA	CA	95054
CA-398	3985 FREEDOM CIRCLE	SANTA CLARA	CA	95054
CA-39P	3955 POINT EDEN WAY	HAYWARD	CA	94545
CA-3BR	301 BRANNAN STREET	SAN FRANCISCO	CA	94107
CA-3CO	3030 CORVIN DR.	SANTA CLARA	CA	95051
CA-3EC	3 EMBARCADERO CENTER	SAN FRANCISCO	CA	94111
CA-3LF	3011 LAFAYETTE STREET	SANTA CLARA	CA	95054
CA-3RI	350 RHODE ISLAND STREET	SAN FRANCISCO	CA	94103
CA-3VI	1313 VINE STREET	LOS ANGELES	CA	90028
CA-40A	4000 W. ALAMEDA BOULEVARD	BURBANK	CA	91505
CA-415	415 20TH ST	OAKLAND	CA	94612
CA-41T	410 TOWNSEND STREET	SAN FRANCISCO	CA	94107
CA-42L	42340 ALBRAE STREET	FREMONT	CA	94538
CA-43H	4305 HACIENDA DRIVE	PLEASANTON	CA	94588
CA-43L	4350 LA JOLLA VILLEGO DRIVE	SAN DIEGO	CA	92122
CA-448	44834 GRIMMER BLVD	FREMONT	CA	94538
CA-44E	445 EL CAMINO REAL	SANTA CLARA	CA	95050
CA-44T	444 TOYAMA DRIVE	SUNNYVALE	CA	94089
CA-45L	47 LUSK STREET	SAN FRANCISCO	CA	94107
CA-45S	145 S. SPRING ST.	LOS ANGELES	CA	90012
CA-470	4700 OLD IRONSIDES DRIVE	SANTA CLARA	CA	95054

CA-47B	475 BRANNAN STREET	SAN FRANCISCO	CA	94107
CA-4CA	430 WEST CALIFORNIA AVE	SUNNYVALE	CA	94086
CA-4EM	4 EMBARCADERO CENTER	SAN FRANCISCO	CA	94111
CA-4GA	4551 GREAT AMERICA PARKWAY	SANTA CLARA	CA	95054
CA-4N2	4 NORTH SECOND STREET	SAN JOSE	CA	95113
CA-4OI	4650 OLD IRONSIDES	SANTA CLARA	CA	95054
CA-4PW	415 PENDLETON WAY	OAKLAND	CA	94621
CA-4SH	409 SHERMAN AVENUE	PALO ALTO	CA	94306
CA-50B	50 BEAL ST	SAN FRANCISCO	CA	94105
CA-50S	501 2ND STREET	SAN FRANCISCO	CA	94107
CA-50V	501 SOUTH BUENA VISTA STREET	BURBANK	CA	91505
CA-53S	534 STOCKTON AVE	SAN JOSE	CA	95126
CA-53W	530 WEST 6TH STREET	LOS ANGELES	CA	90014
CA-543	5432 WEST 102ND STREET	LOS ANGELES	CA	90045
CA-55B	555 BROADWAY STREET	REDWOOD CITY	CA	94063
CA-56M	560 MISSION ST.	SAN FRANCISCO	CA	94105
CA-58C	5856 CORPORATE AVE, SUITE 150	CYPRESS	CA	90630
CA-59S	5933 SLAUSON AVENUE	CULVER CITY	CA	90230
CA-5BR	529 BRYANT ST	PALO ALTO	CA	94301
CA-5BV	500 S BUENA VISTA ST	BURBANK	CA	91521
CA-5CL	559 CLAY STREET	SAN FRANCISCO	CA	94111
CA-5GB	5667 GIBRALTAR DRIVE	PLEASANTON	CA	94588
CA-5MA	55 SOUTH MARKET ST	SAN JOSE	CA	95113
CA-60K	6032 KATELLA AVENUE	CYPRESS	CA	90630
CA-60S	6025 SLAUSON AVE	CULVER CITY	CA	90230
CA-61C	6171 W CENTURY BLVD.	LOS ANGELES	CA	90045
CA-61L	1661 LINCOLN BOULEVARD	SANTA MONICA	CA	90404
CA-61N	615 NORTH NASH STREET	EL SEGUNDO	CA	90245
CA-62G	624 S GRAND AVE	LOS ANGELES	CA	90017
CA-62S	625 2ND STREET	SAN FRANCISCO	CA	94107
CA-62W	626 WILSHIRE BLVD	LOS ANGELES	CA	90017
CA-63C	631 COLORADO AVE	SANTA MONICA	CA	90401
CA-64B	640 BRYANT STREET	SAN FRANCISCO	CA	94107
CA-65T	650 TOWNSEND ST	SAN FRANCISCO	CA	94103
CA-66T	665 3RD STREET	SAN FRANCISCO	CA	94107
CA-67E	67 E. EVELYN AVE	MOUNTAIN VIEW	CA	94041
CA-67M	67 MARTINEZ ST	SAN FRANCISCO	CA	94129
CA-67R	6721 ROMAINE ST	LOS ANGELES	CA	90038
CA-680	6802 WESTMINSTER BLVD	WESTMINSTER	CA	92683
CA-68I	6803 INTERNATIONAL AVENUE	CYPRESS	CA	90630
CA-6CD	6080 CENTER DR.	LOS ANGELES	CA	90045

CA-6CP	600 CORPORATE POINT	CULVER CITY	CA	90232
CA-6FA	6344 FOUNTAIN AVENUE	LOS ANGELES	CA	90028
CA-6PV	6200 PLAYA VISTA DR.	PLAYA VISTA	CA	90094
CA-6W7	600 WEST 7TH STREET	LOS ANGELES	CA	90017
CA-6WB	655 WEST BROADWAY	SAN DIEGO	CA	92101
CA-6WI	11601 WILSHIRE BOULEVARD	LOS ANGELES	CA	90025
CA-71V	7101 VILLAGE DR.	BUENA PARK	CA	90621
CA-72F	725 S FIGUEROA STREET	LOS ANGELES	CA	90017
CA-73A	730 ARIZONA AVENUE	SANTA MONICA	CA	90401
CA-75H	75 HAWTHORNE ST	SAN FRANCISCO	CA	94105
CA-75W	5750 WILSHIRE BLVD	LOS ANGELES	CA	90036
CA-7CA	707 CALIFORNIA STREET	MOUNTAIN VIEW	CA	94041
CA-7LP	1017 N LAS PALMAS AVE	LOS ANGELES	CA	90038
CA-7SC	75 E. SANTA CLARA	SAN JOSE	CA	95113
CA-7VD	7001 VILLAGE DRIVE	BUENA PARK	CA	90621
CA-80C	800 CALIFORNIA ST	MOUNTAIN VIEW	CA	94041
CA-80L	800 W OLYMPIC BLVD	LOS ANGELES	CA	90015
CA-818	818 WEST 7TH STREET	LOS ANGELES	CA	90017
CA-83W	8383 WILSHIRE BLV	BEVERLY HILLS	CA	90211
CA-88S	8800 WEST SUNSET BOULEVARD	WEST HOLLYWOOD	CA	90069
CA-8EC	800 EAST COLORADO BOULEVARD	PASADENA	CA	91101
CA-8GA	8730 GRACIE ALLEN DRIVE	LOS ANGELES	CA	90048
CA-8MS	835 MARKET STREET	SAN FRANCISCO	CA	94103
CA-8OL	800 W. OLYMPIC BOULEVARD	LOS ANGELES	CA	90015
CA-8WB	8949 WILSHIRE BOULEVARD	BEVERLY HILLS	CA	90211
CA-90A	900 NORTH ALAMEDA	LOS ANGELES	CA	90012
CA-90W	9050 W WASHINGTON BLVD	CULVER CITY	CA	90232
CA-92B	9242 BEVERLY DR	BEVERLY HILLS	CA	90210
CA-93W	9336 WASHINGTON BOULEVARD	CULVER CITY	CA	90232
CA-950	950 W. 190TH STREET	TORRANCE	CA	90502
CA-95K	950 KIFER ROAD	SUNNYVALE	CA	94086
CA-95M	95 S MARKET ST	SAN JOSE	CA	95113
CA-9LC	9800 S. LA CIENEGA BOULEVARD	INGLEWOOD	CA	90301
CA-9WB	9665 WILSHIRE BLVD	BEVERLY HILLS	CA	90212
CA-BEA	12655 BEATRICE STREET	LOS ANGELES	CA	90066
CA-BPK	1800 BRIDGE PARKWAY	REDWOOD CITY	CA	94065
CA-DOU	445 NORTH DOUGLAS STREET	EL SEGUNDO	CA	90245
CA-E3A	60 EAST THIRD AVENUE	SAN MATEO	CA	94401
CA-ECS	2101 EAST CARSON STREET	LONG BEACH	CA	90807
CA-EDS	1925 EAST DOMINGUEZ STREET	LONG BEACH	CA	90810
CA-FAW	9 FIRST AMERICAN WAY	SANTA ANA	CA	92707

CA-HAM	2145 HAMILTON	SAN JOSE	CA	95125
CA-LEC	1 LETTERMAN DRIVE, BUILDING C	SAN FRANCISCO	CA	94129
CA-LED	1 LETTERMAN DRIVE, BUILDING D	SAN FRANCISCO	CA	94129
CA-LET	LETTERMAN DRIVE, BUILDING A	SAN FRANCISCO	CA	94129
CA-NCD	232 NORTH CANON DRIVE	BEVERLY HILLS	CA	90210
CA-O02	17836 GILLETTE AVENUE	IRVINE	CA	92614
CA-OCA	1299 OCEAN AVENUE	SANTA MONICA	CA	90401
CA-OLY	3000 OLYMPIC BOULEVARD	SANTA MONICA	CA	90404
CA-OPB	2901 OCEAN PARK BLVD	SANTA MONICA	CA	90405
CA-P11	630 3RD STREET	SAN FRANCISCO	CA	94107
CA-RED	180 REDWOOD ALLEY	SAN FRANCISCO	CA	94102
CA-SAN	1521 SAN PABLO STREET	LOS ANGELES	CA	90033
CA-SEC	101 SECOND STREET	SAN FRANCISCO	CA	94105
CA-SFS	1212 SOUTH FLOWER STREET	LOS ANGELES	CA	90015
CA-SLA	202 SOUTH LAKE AVENUE	PASADENA	CA	91101
CA-SLC	333 SOUTH LA CIENEGA BOULEVARD	BEVERLY HILLS	CA	90211
CA-SMD	6200 STONERIDGE MALL DRIVE	PLEASANTON	CA	94588
CA-SPD	1100 SPACE PARK DRIVE	SANTA CLARA	CA	95054
CA-UCP	100 UNIVERSAL CITY PLAZA BLVD	UNIVERSAL CITY	CA	91608
CA-W47	4700 WILSHIRE BLVD.	LOS ANGELES	CA	90010
CA-WAA	2001 WEST ALAMEDA AVENUE	BURBANK	CA	91506
CA-X01	10136 HIRSHDALE ROAD	TRUCKEE	CA	96161
CA-X05	1550 MALBOROUGH AVENUE SUITE 100	RIVERSIDE	CA	92507
CA-X07	1725 AUBURN RAVINE ROAD	ALBURN	CA	95603
CA-X18	672 SIDEWINDER ROAD	WINTERHAVEN	CA	92283
CA-X22	7835 EAST NOFFSINGER ROAD	NILAND	CA	92257
CA-X28	46501 WHEEL ROAD	INDIO	CA	92201
CA-X38	6372 CREED ROAD	SUISUN	CA	94585
CA-X39	487 CANAL ROAD	BAYPOINT	CA	94565
CA-X47	4187C COUNTY ROAD 97	TULELAKE	CA	96134
CA-X48	37576 STATEHWY 229 E	BURNEY	CA	96013
CA-X49	22020 PALO WAY	PALO CEDRO	CA	96073
CA-X50	702 SOUTH 2ND AVENUE	CORNING	CA	96021
CA-X51	210 10TH STREET	COLUSA	CA	95932
CA-X52	1075 TRIANGLE COURT	WEST SACRAMENTO	CA	95605
CA-X53	106 RAILROAD AVENUE	SUISUN CITY	CA	94585
CA-X54	SOUTH STREET & DEPOT STREET	SAN MARTIN	CA	95046
CA-X55	500 FRONT STREET	SOLEDAD	CA	93960
CA-X56	61921 CATTLEMEN ROAD	SAN ARDO	CA	93450
CA-X57	775 CAPITOLIO WAY	SAN LUIS OBISPO	CA	93401
CA-X58	331 NORTH A STREET	LOMPOC	CA	93438

CA-X59	122 HELENA AVENUE	SANTA BARBARA	CA	93101
CA-X61	5245 KAZUKO COURT	MOORPARK	CA	93021
CA-X64	8967 GLENOAKS BOULEVARD	SUN VALLEY	CA	91352
CA-Y09	1201 W 5TH STREET	LOS ANGELES	CA	90017
CA-Y47	444 S FLOWER STREET	LOS ANGELES	CA	90071
CA-Y81	4151 PROSPECT AVENUE	LOS ANGELES	CA	90027
CA-Y87	1440 SEPULVEDA BOULEVARD	LOS ANGELES	CA	90025
CO-18S	999 18TH STREET	DENVER	CO	80202
CO-4IP	4 INDUSTRIAL PARK	JOHNSTOWN	CO	80534
CO-639	639 EAST 18TH AVENUE	DENVER	CO	80203
CO-63D	6300 DIAGONAL HWY.	BOULDER	CO	80503
CO-87H	8701 HIGHWAY 85	HENDERSON	CO	80640
CO-915	910 15TH ST	DENVER	CO	80202
CO-X01	1018 HIGHWAY 71	WOODROW	CO	80757
CO-X04	32353 CR40	BETHUNE	CO	80805
CO-X07	13485 WELD COUNTY ROAD 108	NUNN	CO	80648
CT-101	1010 WASHINGTON BLVD	STAMFORD	CT	06901
CT-10R	10 RIVERBEND DRIVE	STAMFORD	CT	06907
CT-120	120 HAMILTON AVENUE	STAMFORD	CT	06902
CT-134	134 MAIN ST	SOUTHBURY	CT	'06488
CT-13W	1351 WASHINGTON BLVD	STAMFORD	CT	06902
CT-1SP	1 STATION PLAZA	STAMFORD	CT	06902
CT-21H	21 HARBOR VIEW	STAMFORD	CT	06902
CT-224	220 RONZO RD. BUILDING 4	BRISTOL	CT	06010
CT-22A	220 RONZO RD. BUILDING A	BRISTOL	CT	06010
CT-30A	300 ATLANTIC ST	STAMFORD	CT	06901
CT-38M	383 MIDDLE STREET	BRISTOL	CT	06010
CT-3SC	3 SHAWS COVE	NEW LONDON	CT	06320
CT-3TC	3 THORNDALE CIRCLE	DARIEN	CT	06820
CT-55C	55 CHURCH ST	NEW HAVEN	CT	06518
CT-57G	57 GROVE STREET	NEW HAVEN	CT	06511
CT-652	652 GLENBROOK ROAD	STAMFORD	CT	06906
CT-677	677 WASHINGTON BLVD	STAMFORD	CT	06901
CT-80M	80 MERRITT BLVD	TRUMBULL	CT	06611
DC-10C	1050 CONNECTICUT AVE NW	WASHINGTON	DC	20036
DC-122	1225 CONNECTICUT AVENUE NW	WASHINGTON	DC	20036
DC-12K	1275 K STREET NW	WASHINGTON	DC	20005
DC-12N	1250 NEW HAMPSHIRE AVENUE, NW	WASHINGTON	DC	20036
DC-155	1550 M STREET NW	WASHINGTON	DC	20005
DC-15K	1501 K STREET NW	WASHINGTON	DC	20005
DC-17H	1750 H ST	WASHINGTON	DC	20006

DC-18H	1818 H STREET NW	WASHINGTON	DC	20006
DC-1IS	1725 I STREET, NW	WASHINGTON	DC	20006
DC-20M	2000 M STREET NW	WASHINGTON	DC	20036
DC-21M	2100 M STREET NW	WASHINGTON	DC	20037
DC-21P	2121 PENNSYLVANIA AVE NW	WASHINGTON	DC	20037
DC-25M	2501 M STREET NW	WASHINGTON	DC	20037
DC-28L	1828 L STREET NW, SUITE 714	WASHINGTON	DC	20036
DC-305	3050 K STREET NW	WASHINGTON	DC	20007
DC-325	325 7TH STREET NW	WASHINGTON	DC	20004
DC-401	401 9TH STREET NW	WASHINGTON	DC	20004
DC-43C	4301 CONNECTICUT AVENUE NW	WASHINGTON	DC	20008
DC-51W	5151 WISCONSIN AVE NW	WASHINGTON	DC	20016
DC-52F	529 14TH ST NW	WASHINGTON	DC	20045
DC-619	600 19TH STREET NW	WASHINGTON	DC	20006
DC-65M	650 MASSACHUSETTS AVENUE NW	WASHINGTON	DC	20001
DC-700	700 19TH STREET NW	WASHINGTON	DC	20016
DC-701	701 18TH STREET NW	WASHINGTON	DC	20006
DC-70T	700 12TH STREET NW	WASHINGTON	DC	20005
DC-734	15TH STREET NW	WASHINGTON	DC	20005
DC-93P	935 PENNSYLVANIA AVE NW	WASHINGTON	DC	20535
DC-99L	1899 L ST. NW	WASHINGTON	DC	20036
DC-9PA	1900 PENSYLVANIA AVE	WASHINGTON	DC	20016
DC-H01	CSX - S CAPITOL ST & I-395	WASHINGTON	DC	20003
DE-10B	100 BELLEVUE PARKWAY	WILMINGTON	DE	20016
DE-10W	100 WHITE CLAY	NEWARK	DE	19711
DE-12M	1201 N MARKET	WILMINGTON	DE	19801
DE-222	222 DELAWARE AVENUE, BASEMENT	WILMINGTON	DE	19801
DE-350	350 PENCADER DRIVE	NEWARK	DE	19701
DE-50D	500 DELAWARE AVENUE	WILMINGTON	DE	19801
DE-50S	500 STANTON CHRISTIANA	NEWARK	DE	19713
DE-70W	700 WHITE CLAY	NEWARK	DE	19711
DE-H01	CSX - MP-24+5341	WILMINGTON	DE	19805
FL-15N	150 NW 2ND STREET	FT LAUDERDALE	FL	33301
FL-1RS	105 EAST ROBINSON	ORLANDO	FL	32801
FL-1SS	100 SE 2ND STREET	MIAMI	FL	33131
FL-204	204 STATE ROAD 206 WEST	ST. AUGUSTINE	FL	32086
FL-20P	2000 PARRISH RD	TITUSVILLE	FL	32780
FL-29M	2909 MAIN ST	MELBOURNE	FL	32901
FL-35F	353 FLORIDA AVE	FT PIERCE	FL	34950
FL-42W	421 WEST CHURCH ST	JACKSONVILLE	FL	32202
FL-50N	50 NE 9TH STREET	MIAMI	FL	33132

FL-50W	502 WEST INTL SPEEDWAY BLVD	DAYTONA	FL	32114
FL-60H	601 HAMPTON ROAD WEST	WEST PALM BEACH	FL	33405
GA-16H	167 GEORGIA HWY 16	MONTICELLO	GA	31064
GA-17H	1777 HARDEE AVE SW	ATLANTA	GA	30330
GA-1HB	11605 HAYNES BRIDGE BLVD	ALPHARETTA	GA	30009
GA-2WR	2300 WINDY RIDGE PKWY	ATLANTA	GA	30067
GA-34P	34 PEACHTREE ST	ATLANTA	GA	30303
GA-42Y	424 YELLOW JACKET RD	BAXLEY	GA	31513
GA-50B	5036 B.U. BOWMAN DRIVE	BUFORD	GA	30518
GA-56M	56 MARIETTA ST NW	ATLANTA	GA	30303
GA-5PA	55 PARK PL	ATLANTA	GA	30303
GA-79H	7949 GEORGIA HIGHWAY 57	MCINTYRE	GA	31054
GA-R1B	ROUTE 1 BOX 12	TARRYTOWN	GA	30470
GA-R3B	ROUTE 3 BOX 1472A	FOLKSTON	GA	31537
GA-X03	4260 LIBERTY MILL ROAD	HARTWELL	GA	30643
GA-X07	65 MAYO ROYAL ROAD	NEWNAN	GA	30263
GA-X08	790 MCART ROAD	LAWRENCEVILLE	GA	30245
GA-X10	920 SMITH ROAD	ATHENS	GA	30646
IA-X01	12951 610TH AVENUE	ROLAND	IA	50236
IA-X02	1825 FINCH AVENUE	LATIMER	IA	50452
IA-X03	2241-B US HIGHWAY 69	OSCEOLA	IA	50213
IA-X04	4500 CARLISLE ROAD	DES MOINES	IA	50309
IA-X05	WORTH COUNTY	HANLON TOWN	IA	50444
IL-10S	10 S RIVERSIDE PLAZA	CHICAGO	IL	60606
IL-11C	111 N CANAL ST	CHICAGO	IL	60606
IL-11G	11202 GETTY ROAD	MARENGO	IL	60152
IL-11S	111 S WACKER DR	CHICAGO	IL	60606
IL-125	125 S. WACKER	CHICAGO	IL	60606
IL-13R	130 E RANDOLPH ST	CHICAGO	IL	60601
IL-13S	131 SOUTH DEARBORN STREET	CHICAGO	IL	60603
IL-14S	1428 SHERMAN ROAD	ROMEOVILLE	IL	60446
IL-175	175 W JACKSON BLVD	CHICAGO	IL	60604
IL-17S	1700 SPENCER ROAD	JOLIET	IL	60453
IL-19M	1952 MCDOWELL RD	NAPERVILLE	IL	60563
IL-1LU	1905 LUNT AVE	ELK GROVE	IL	60007
IL-1NW	101 NORTH WACKER DRIVE	CHICAGO	IL	60606
IL-1SP	1850 SPRINGER DRIVE	LOMBARD	IL	60148
IL-1SW	1808 SWIFT DR	OAK BROOK	IL	60523
IL-1WA	100 S WACKER	CHICAGO	IL	60606
IL-1WJ	141 W JACKSON	CHICAGO	IL	60604
IL-20T	20 W ONTARIO	CHICAGO	IL	60610

IL-21C	2167 CORPORATE LANE	NAPERVILLE	IL	60563
IL-21J	216 WEST JACKSON BLVD	CHICAGO	IL	60606
IL-222	222 WEST ADAMS STREET	CHICAGO	IL	60606
IL-225	225 WEST WASHINGTON STREET	CHICAGO	IL	60606
IL-22B	2200 BUSSE ROAD	ELK GROVE VILLAGE	IL	60007
IL-22J	223 WEST JACKSON BLVD	CHICAGO	IL	60606
IL-23C	2368 CORPORATE LANE	NAPERVILLE	IL	60563
IL-24B	2425 BUSSE RD	ELK GROVE VILLAGE	IL	60007
IL-25W	2501 WEST BRADLEY PLACE	CHICAGO	IL	60618
IL-27S	2700 SANDERS RD	NORTH BROOK	IL	60070
IL-28W	2875 W 19TH STREET	CHICAGO	IL	60623
IL-29D	2905 DIEHL RD	AURORA	IL	60502
IL-2NL	221 NORTH LASALLE STREET	CHICAGO	IL	60601
IL-2PA	2401 PALMER DRIVE	SCHAUMBURG	IL	60173
IL-2SW	20 SOUTH WACKER DRIVE	CHICAGO	IL	60606
IL-31L	331 NORTH LASALLE STREET	CHICAGO	IL	60610
IL-33L	335 SOUTH LASALLE STREET	CHICAGO	IL	60604
IL-33M	33 W MONROE ST	CHICAGO	IL	60603
IL-33W	333 W WACKER DRIVE	CHICAGO	IL	60606
IL-35C	350 E CERMAK RD	CHICAGO	IL	60616
IL-36E	360 EAST 22ND STREET	LOMBARD	IL	60148
IL-3EW	35 EAST WACKER DRIVE	CHICAGO	IL	60601
IL-3FL	300 NORTH FISH LAKE ROAD	VOLO	IL	60073
IL-3HD	341 HAYNES DRIVE	WOOD DALE	IL	60191
IL-3SW	311 S WACKER DR	CHICAGO	IL	60606
IL-3WA	30 S WACKER	CHICAGO	IL	60606
IL-40S	400 SOUTH LASALLE STREET	CHICAGO	IL	60605
IL-42L	427 SOUTH LASALLE STREET	CHICAGO	IL	60605
IL-43W	4320 WINFIELD ROAD	WARRENVILLE	IL	60555
IL-4CW	475 CORPORATE WOODS PKWY	VERNON HILLS	IL	60061
IL-4MA	435 N MICHIGAN AVE	CHICAGO	IL	60611
IL-4SL	440 SOUTH LASALLE STREET	CHICAGO	IL	60605
IL-50W	550 W WASHINGTON BLVD	CHICAGO	IL	60661
IL-52R	5201 ROSE ST	CHICAGO	IL	60656
IL-5EM	55 E MONROE ST	CHICAGO	IL	60603
IL-5FA	584 WEST 5TH AVENUE	NAPERVILLE	IL	60563
IL-600	600 SOUTH FEDERAL STREET	CHICAGO	IL	60605
IL-60P	601 W POLK STREET	CHICAGO	IL	60607
IL-62J	626 W JACKSON BLVD	CHICAGO	IL	60661
IL-700	700 S FEDERAL ST, 1ST, STE 142	CHICAGO	IL	60605
IL-711	711 N. EDGEWOOD AVE.	WOOD DALE	IL	60191

IL-77C	777 WEST CHICAGO AVE	CHICAGO	IL	60654
IL-7SW	71 S WACKER DRIVE	CHICAGO	IL	60606
IL-80J	800 JORIE BLVD	OAK BROOK	IL	60523
IL-810	810 JORIE BLVD	OAK BROOK	IL	60523
IL-840	840 S CANAL ST	CHICAGO	IL	60607
IL-8SD	820 OAK CREEK DR	LOMBARD	IL	60148
IL-91T	915 TECHNOLOGY PKWY	ROCHELLE	IL	61068
IL-A02	10 MARTINGALE ROAD	SCHAUMBURG	IL	60173
IL-A23	600 N RTE 45	LIBERTYVILLE	IL	60016
IL-EWR	1000 E WOODFIELD RD	SCHAUMBURG	IL	60173
IL-SWA	10 SOUTH WACKER DRIVE	CHICAGO	IL	60606
IL-SWH	17601 SOUTHWEST HIGHWAY	ORLAND PARK	IL	60467
IL-X01	200 E. 166TH ST	SOUTH HOLLAND	IL	60473
IL-X04	43185 NORTH HIGHWAY 41	ZION	IL	60099
IN-X01	310 N.COUNTY RD 450 E.	VALPARAISO	IN	46383
KS-X02	1150 EAST BARTON CR	ELLINWOOD	KS	67526
KS-X03	13084 246TH STREET	LAWRENCE	KS	66044
KS-X04	1836 CR330	MILLER	KS	66868
KS-X05	2317 DAYDREAM ROAD	MONUMENT	KS	67747
KS-X09	937 FALCON ROAD	NEWTON	KS	67114
KS-X10	RR 1	ELLIS	KS	67637
KS-X14	SW 75 TO 2700 ROAD	TYRO	KS	67364
KS-X15	18535 FORD ROAD	CHANUTE	KS	66720
KS-X17	25000 SOMERSET ROAD	SPRING HILL	KS	66083
LA-X01	2988 HIGHWAY 964	JACKSON	LA	70748
LA-X02	17329 HIGHWAY 171 NORTH	RAGLEY	LA	70657
LA-X03	1919 HUNTER ROAD	BASILLE	LA	70515
LA-X04	2343 HIGHWAY 359	WASHINGTON	LA	70589
LA-X07	HIGHWAY 43 NORTH	GREENSBURG	LA	70441
MA-101	1010 COMMONWEALTH AVENUE	BOSTON	MA	'02215
MA-115	115 BROAD STREET	BOSTON	MA	'02110
MA-12F	128 1ST AVENUE	NEEDHAM	MA	02494
MA-175	175 GREAT ROAD	BEDFORD	MA	'01730
MA-17L	179 LINCOLN STREET	BOSTON	MA	02111
MA-230	230 CONGRESS ST	BOSTON	MA	02110
MA-28S	28 STATE ST	BOSTON	MA	'02109
MA-300	300 BENT ST	CAMBRIDGE	MA	02141
MA-400	400 MINUTEMAN ROAD	ANDOVER	MA	01810
MA-58W	580 WINTER STREET	WALTHAM	MA	02451
MA-601	601 CONGRESS STREET	BOSTON	MA	02210
MA-70I	70 INNERBELT RD	SOMERVILLE	MA	02143

MA-70J	70 JAMES STREET	WORCESTER	MA	01603
MA-70W	701 WAVERLY ST	FRAMINGHAM	MA	01702
MA-7NE	7 NEW ENGLAND EXECUTIVE PARK	BURLINGTON	MA	01803
MA-99H	99 HIGH STREET	BOSTON	MA	02110
MA-FED	75 FEDERAL STREET	BOSTON	MA	'02110
MA-N02	55 MIDDLESEX TURNPIKE	BEDFORD	MA	'01730
MA-N10	265 WINTER STREET	WALTHAM	MA	02451
MA-N24	200 BERKELY STREET	BOSTON	MA	02116
MA-N28	60 STATE STREET	BOSTON	MA	'02109
MA-PRU	800 BOYLSTON ST	BOSTON	MA	02199
MA-SUM	1 SUMMER ST	BOSTON	MA	02110
MA-Y92	250 LOCKE DRIVE	MARLBORO	MA	'01752
MD-10H	1060 HARDEES DR	ABERDEEN	MD	21001-2637
MD-10L	100 LIGHT STREET	BALTIMORE	MD	21202
MD-111	111 MARKET PL, 7TH FL	BALTIMORE	MD	21202
MD-14R	1401 RUSSEL STREET	BALTIMORE	MD	21230
MD-1WO	184 WEST OSTEND STREET	BALTIMORE	MD	21230
MD-201	201 NORTH CHARLES ST	BALTIMORE	MD	21201
MD-2BE	2 BETHESDA METRO CENTER	BETHESDA	MD	20814
MD-2SP	200 ST.PAUL PLACE	BALTIMORE	MD	21202
MD-300	300 WEST LEXINGTON STREET	BALTIMORE	MD	21201
MD-4JB	4000 JONES BRIDGE ROAD	CHEVY CHASE	MD	20815
MD-64V	6435 VIRGINIA MANOR ROAD	BELTSVILLE	MD	20705
MD-72W	7200 WISCONSIN AVE	BETHESDA	MD	20814
MD-750	7500 OLD GEORGETOWN ROAD ST750	BETHESDA	MD	20814
MD-75W	7501 WINSCONSIN AVENUE	BETHESDA	MD	20814
MD-76W	7600 WISCONSIN AVE	BETHESDA	MD	20814
MD-90R	9000 ROCKVILLE PIKE	BETHESDA	MD	20814
MD-H01	CSX - MP-46+2085	ELKTON	MD	21921
MD-H02	CSX - MP-96+3599	BALTIMORE	MD	21230
MD-H04	1700 CHAPMAN AVE	ROCKVILLE	MD	20852
MD-H05	8401 COLESVILLE RD	SILVER SPRING	MD	20910
MD-H06	CSX - MP-46+????	ELKTON	MD	21921
MD-H07	CSX-MP96-3599	BALTIMORE	MD	21230
MI-X01	13500 VERONA RD	BATTLE CREEK	MI	49017
MI-X02	17557 LAKESIDE RD.	THREE OAKS	MI	49128
MI-X03	195 BROOKLEY	JACKSON	MI	49202
MI-X04	3575 S.WEST ST.	COLOMA	MI	49038
MI-X05	5655 CARPENTER RD.	YPSILANTI	MI	48197
MI-X06	6114 S.12TH ST.	PORTADGE	MI	49024
MN-X01	120 WEST 12TH ST	WINONA	MN	55987

MN-X04	511 SOUTH 11TH AVE	MINNEAPOLIS	MN	55415
MN-X05	6391 SW 68TH STREET	OWANTANNA	MN	55060
MN-X06	6730 320TH STREET WEST	NORTHFIELD	MN	55057
MO-12N	1212 EAST 19TH STREET	KANSAS CITY	MO	64108
MO-X01	1102 GRAND AVENUE 3RD FLOOR	KANSAS CITY	MO	64105
MO-X03	99 SE DALLAS ROAD	WEATHERSBY	MO	64497
MO-X04	20469 WEST 230TH PLACE	RIDGEWAY	MO	64481
MS-X01	11 KELLY CREEK ROAD	SEMINARY	MS	39479
MS-X05	1666 BONNER ROAD	SANDERSVILLE	MS	39477
MS-X07	240 VYVX LANE	QUITMAN	MS	39355
MS-X09	967 HIGHWAY 583	TYLERTOWN	MS	39667
NC-112	112 NORTH MYERS STREET	CHARLOTTE	NC	28202
NC-X01	1301 ASHLEY LOOP	REIDSVILLE	NC	27320
NC-X02	1334 OLD SALEM ROAD LOT #51M	KERNERSVILLE	NC	27284
NC-X03	295 UPRIGHT ROAD	MOUNT ULLA	NC	28125
NJ-101	101 HUDSON STREET	JERSEY CITY	NJ	07302
NJ-102	10 2ND STREET (10 HARBORSIDE)	JERSEY CITY	NJ	07302
NJ-10D	100 DELAWANNA AVENUE	CLIFTON	NJ	07014
NJ-10E	10 EXCHANGE PL	JERSEY CITY	NJ	07302
NJ-10P	100 PLAZA DRIVE	SECAUCUS	NJ	07094
NJ-10W	10 WATERVIEW BLVD	PARSIPANNY	NJ	07054
NJ-111	111 PAVONIA AVE	JERSEY CITY	NJ	07310
NJ-114	1140 ROUTE 72 W	MANAHAWKIN	NJ	08050
NJ-12B	125 BELMONT DRIVE	SOMERSET	NJ	08873
NJ-12P	120 W PASSAIC STREET	ROCHELLE PARK	NJ	07662
NJ-12T	125 THEODORE CONRAD DRIVE	JERSEY CITY	NJ	07305
NJ-137	1379 ROUTE 539, 1ST FL	LITTLE EGG HARBOR	NJ	08087
NJ-13F	1300 FEDERAL BLVD	CARTERET	NJ	07008
NJ-13J	135 GREENE STREET	JERSEY CITY	NJ	07302
NJ-14F	1400 FEDERAL BLVD	CARTERET	NJ	07008
NJ-15D	115 S JEFFERSON RD BLDG D	WHIPPANY	NJ	07981
NJ-15J	115 S JEFFERSON RD BLDG A/B	WHIPPANY	NJ	07981
NJ-165	165 HALSEY ST	NEWARK	NJ	07102
NJ-16M	1600 MACARTHUR BLVD	MAHWAH	NJ	07430
NJ-17C	17 CABLE DRIVE	LITTLE EGG HARBOR	NJ	08087
NJ-17M	1700 MACARTHUR BOULEVARD	MAHWAH	NJ	07430
NJ-17P	175 PARK AVENUE	FLORHAM PARK	NJ	07932
NJ-182	182 TABOR ROAD	MORRIS PLAINS	NJ	07950
NJ-194	194 WOOD AVENUE	ISELIN	NJ	08830
NJ-19P	1919 PARK AVE	WEEHAWKEN	NJ	07086
NJ-19V	19 VREELAND RD	FLORHAM PARK	NJ	07932

NJ-1CD	100 CAMPUS DRIVE	PRINCETON	NJ	08540
NJ-1EN	15 ENTERPRISE AVE	SECAUCUS	NJ	07094
NJ-1RB	1085 RAYMOND BLVD	NEWARK	NJ	07102
NJ-20C	200 COTTONTAIL LANE	SOMERSET	NJ	08873
NJ-20N	214 NORTH CENTER DRIVE	NORTH BRUNSWICK	NJ	08902
NJ-20T	201 TABOR RD	MORRIS PLAINS	NJ	07950
NJ-25C	25 CORPORATE PLACE	PISCATAWAY TOWNSHIP	NJ	08854
NJ-27A	279 AMWELL ROAD	HILLSBOROUGH	NJ	08844
NJ-27C	27 COMMERCE DR.	CRANFORD	NJ	07016
NJ-27H	275 HARTZ WAY	SECAUCUS	NJ	07094
NJ-2CK	200 CEDAR KNOLLS ROAD	WHIPPANY	NJ	07981
NJ-2GD	2 GATEHALL DR, 3RD FL	PARSIPPANY	NJ	07054
NJ-2GW	2 GATEWAY CENTER	NEWARK	NJ	07102
NJ-2LC	2 LIZ CLAIBORNE WAY, 4TH FL	NORTH BERGEN	NJ	07047
NJ-2LP	2241 LANDMARK PL	MANASQUAN	NJ	08736
NJ-2PT	2 PEACH TREE HILL RD, 1ST FL	LIVINGSTON	NJ	07039
NJ-2WB	200 WEBRO ROAD	PARSIPPANY	NJ	07054
NJ-305	305 MADISON AVE	MORRISTOWN	NJ	07960
NJ-30B	300 BLVD EAST	WEEHAWKEN	NJ	07087
NJ-30H	30 HUDSON STREET	JERSEY CITY	NJ	07302
NJ-34C	34 EXCHANGE PL (PLAZA 1)	JERSEY CITY	NJ	07302
NJ-34E	34 EXCHANGE PL (PLAZA 3)	JERSEY CITY	NJ	07302
NJ-34H	34 EXCHANGE PLACE PLAZA 5	JERSEY CITY	NJ	07302
NJ-34X	34 EXCHANGE PL (PLAZA 2)	JERSEY CITY	NJ	07302
NJ-36S	365 S RANDOLPHVILLE ROAD	PISCATAWAY	NJ	08854
NJ-3CP	3 CORPORATE PLAZA	PISCATAWAY	NJ	08854
NJ-3EM	3 EMPIRE BOULEVARD	SOUTH HACKENSACK	NJ	07606
NJ-40C	40 CORPORATE PLACE SOUTH	PISCATAWAY	NJ	08854
NJ-40K	40 KINGSBRIDGE ROAD	PISCATAWAY	NJ	08854
NJ-40W	400 WEBRO RD	PARSIPPANY	NJ	07054
NJ-41C	410 COMMERCE BLVD	CARLSTADT	NJ	07072
NJ-41M	4101 MAPLE AVENUE	PENNSAUKEN	NJ	08109
NJ-42W	423 W. WASHINGTION AVE.	PLEASANTVILLE	NJ	08232
NJ-430	4300 US HIGHWAY 1	MONMOUTH JUNCTION	NJ	08852
NJ-43R	431 RIDGE ROAD	DAYTON	NJ	08810
NJ-45H	450 HARMON MEADOW BLVD	SECAUCUS	NJ	07094
NJ-485	485 US HIGHWAY 1, BUILDING D	ISELIN	NJ	08830
NJ-48G	480 GOTHAM PARKWAY	CARLSTADT	NJ	07072
NJ-49W	499 WASHINGTON BLVD	JERSEY CITY	NJ	07310
NJ-4CD	4 CONNELL DRIVE	BERKELY HEIGHTS	NJ	07922
NJ-4HW	40 HARTZ WAY	SECAUCUS	NJ	07094

NJ-4RR	492 RIVER ROAD	NUTLEY	NJ	07110
NJ-515	515 UNION BLVD	TOTOWA	NJ	07512
NJ-525	525 WASHINGTON BLVD	JERSEY CITY	NJ	07310
NJ-54W	545 WASHINGTON BLVD	JERSEY CITY	NJ	07302
NJ-555	555 COLLEGE RD	PRNCETON	NJ	08540
NJ-55B	550 BROAD ST	NEWARK	NJ	07102
NJ-575	575 WASHINGTON BLVD	JERSEY CITY	NJ	07310
NJ-58W	5851 WESTSIDE AVE	NORTH BERGEN	NJ	07047
NJ-59R	ONE HEALTH PLAZA - BLDG 501	EAST HANOVER	NJ	07936
NJ-5CC	506 CARNEGIE CENTER BLVD	PRINCETON	NJ	08540
NJ-5MV	5 MARINE VIEW PLAZA	HOBOKEN	NJ	07030
NJ-60C	600 COMMERCE	CARLSTADT	NJ	07072
NJ-685	685 COLLEGE RD	PRINCETON	NJ	08540
NJ-6SE	600 SEA GIRT AVENUE	MANASQUAN	NJ	08736
NJ-70C	700 COLLEGE RD	PRINCETON	NJ	08540
NJ-73A	731 ALEXANDER ROAD	PRINCETON	NJ	08540
NJ-744	744 BROAD ST, 5TH FL	NEWARK	NJ	07102
NJ-745	745 ROUTE 3	EAST RUTHERFORD	NJ	07070
NJ-755	755 SECAUCUS RD.	SECAUCUS	NJ	07094
NJ-765	765 ROUTE 202	BRIDGEWATER	NJ	08807
NJ-77C	777 CENTRAL BLVD	CARLSTADT	NJ	07072
NJ-800	800 HARBOR BLVD	WEEHAWKEN	NJ	07086
NJ-80S	800 SCUDDERS MILL ROAD	PLAINSBORO	NJ	08536
NJ-900	900 SYLVAN AVENUE	ENGLEWOOD CLIFFS	NJ	07632
NJ-90H	90 HUDSON STREET	JERSEY CITY	NJ	07302
NJ-95C	95 CHRIS COLUMBUS	JERSEY CITY	NJ	07302
NJ-999	999 FRONTIER ROAD	BRIDGEWATER	NJ	08807
NJ-9BP	9 BROADCAST PLAZA	SECAUCUS	NJ	07094
NJ-9WD	9 WING DRIVE	CEDAR KNOLLS	NJ	07927
NJ-BLY	282 MAIN STREET	LITTLE FERRY	NJ	07643
NJ-ETP	1 EVERTRUST PLAZA	JERSEY CITY	NJ	07302
NJ-H01	CONRAIL (MP-11+1710)	NEWARK	NJ	07114
NJ-H02	CONRAIL (MP-42+2156)	HOPEWELL	NJ	08525
NJ-H03	WALLACE STREET & NYS&W RR	ELMWOOD PARK	NJ	07407
NJ-H04	AMTRAK (MP 5.68)	NORTH BERGEN	NJ	07407
NJ-H05	CROXTON YARD	JERSEY CITY	NJ	07307
NJ-H06	SW RTE 10 & OLD RD	LIVINGSTON	NJ	07039
NJ-H08	PARSIPPANY HUT	PARSIPPANY	NJ	07054
NJ-H09	NW LIVINGSTON AVE & I-280 RAMP	LIVINGSTON	NJ	07068
NJ-H10	800 MAIN STREET	WOODBRIDGE	NJ	07095
NJ-H12	108 TITUS MILL RD	PENNINGTON	NJ	08534

NJ-H13	ACE MP 39	SICKLERVILLE	NJ	08081
NJ-H14	750 EDWIN L WARD HIGHWAY	RUTHERFORD	NJ	07070
NJ-ORC	100 ORCHARD STREET	EAST RUTHERFORD	NJ	07073
NJ-POS	101 POSSUMTOWN ROAD	PISCATAWAY	NJ	08854
NJ-R10	59 ROUTE 10 (BLDG 401)	EAST HANOVER	NJ	07936
NJ-V05	1 INTERNATIONAL BLVD	MAHWAH	NJ	07495
NJ-X02	1101 EAST LINDEN AVE.	LINDEN	NJ	07036
NM-X01	11485 MUNDO ROAD NE	DEMING	NM	88030
NM-X02	390 UNION TRAIL ROAD	FORKS	NM	88045
NM-X03	4261 SEPAR ROAD	SILVER CITY	NM	88061
NV-3S4	300 S 4TH ST	LAS VEGAS	NV	89101
NV-71D	7135 SOUTH DECATUR BOULEVARD	LAS VEGAS	NV	89118
NV-X01	220 GARDNER STREET	RENO	NV	89503
NV-X02	55 CORNELL AVENUE	LOVELOCK	NV	89419
NV-X03	EXIT 65 OFF I-80 NIGHTINGALE ROAD	FALLON	NV	89046
NV-X04	EXIT 149 OFF I-80 LOT 14	IMLAY	NV	89418
NV-X05	EXIT 187 OFF I-80 N OF INTERCHANGE	WINNEMUCCA	NV	89445
NV-X07	EXIT 254 OFF I-80 NE 3RD.5 MILES	EUREKA	NV	89821
NV-X09	EXIT 333 OFF I-80 5 MI E N FRONTAGE RD	ELKO	NV	89835
NY-100	100 WILLIAMS STREET	NEW YORK	NY	10038
NY-109	109 EAST 16TH STREET	NEW YORK	NY	10003
NY-10F	100 5TH AVE	NEW YORK	NY	10011
NY-10T	10 TELEPORT DRIVE	STATEN ISLAND	NY	10311
NY-111	111 8TH AVENUE	NEW YORK	NY	10011
NY-113	1133 AVENUE OF THE AMERICAS	NEW YORK	NY	10036
NY-117	1177 AVENUE OF THE AMERICAS	NEW YORK	NY	10036
NY-11F	111 FULTON STREET	NEW YORK	NY	10038
NY-11M	11 MADISON AVENUE	NEW YORK	NY	10010
NY-11S	1101 STEWART AVENUE	GARDEN CITY	NY	11530
NY-11T	11 METROTECH	BROOKLYN	NY	11201
NY-120	120 PARK AVENUE	NEW YORK	NY	10017
NY-121	1211 AVE OF AMERICAS	NEW YORK	NY	10036
NY-122	122 EAST 42ND STREET	NEW YORK	NY	10168
NY-12A	1285 6TH AVENUE	NEW YORK	NY	10019
NY-12W	120 BROADWAY	NEW YORK	NY	10271
NY-135	135 WEST 50TH STREET	NEW YORK	NY	10020
NY-13A	1301 AVENUE OF THE AMERICAS	NEW YORK	NY	10019
NY-142	150 EAST 42ND STREET	NEW YORK	NY	10017
NY-14W	14 WALL STREET	NEW YORK	NY	10005
NY-154	154 WEST 57TH STREET	NEW YORK	NY	10019
NY-158	1585 BROADWAY	NEW YORK	NY	10036

NY-15F	115 5TH AVENUE	NEW YORK	NY	10003
NY-17B	1700 BROADWAY	NEW YORK	NY	10019
NY-188	188 MADISON AVENUE	NEW YORK	NY	10016
NY-18M	180 MAIDEN LANE	NEW YORK	NY	10038
NY-19M	1985 MARCUS AVENUE	NEW HYDE PARK	NY	11042
NY-19W	199 WATER STREET	NEW YORK	NY	10038
NY-1AL	111 WALL STREET	NEW YORK	NY	10005
NY-1BW	1500 BROADWAY	NEW YORK	NY	10036
NY-1LP	1 LIBERTY PLAZA	NEW YORK	NY	10006
NY-1MA	1 MADISON AVENUE	NEW YORK	NY	10010
NY-1MO	1 MOTT STREET	NEW YORK	NY	10013
NY-1MT	1 METROTECH CENTER	BROOKLYN	NY	11201
NY-1NL	1 NORTH LEXINGTON AVENUE	WHITE PLAINS	NY	10601
NY-1PP	1 PIERREPONT PLAZA	BROOKLYN	NY	11201
NY-1SS	1 STATE STREET	NEW YORK	NY	10004
NY-200	200 WEST 135TH STREET	NEW YORK	NY	10029
NY-20A	1120 AVENUE OF THE AMERICAS	NEW YORK	NY	10036
NY-20P	200 PARK AVENUE	NEW YORK	NY	10166
NY-216	216 EAST 45TH STREET	NEW YORK	NY	10017
NY-21A	1221 AVENUE OF THE AMERICAS	NEW YORK	NY	10020
NY-234	234 EAST 149TH STREET	BRONX	NY	10451
NY-23A	1230 AVENUE OF THE AMERICAS	NEW YORK	NY	10020
NY-242	219 EAST 42ND STREET	NEW YORK	NY	10017
NY-245	245 PARK AVENUE	NEW YORK	NY	10017
NY-24S	2455 SOUTH RD	POUGHKEEPSIE	NY	12601
NY-25B	25 BROADWAY	NEW YORK	NY	10004
NY-25E	25 78 STREET	NEW YORK	NY	10005
NY-25M	25 OLD MILL RD	SUFFERN	NY	10901
NY-277	277 PARK AVENUE	NEW YORK	NY	10017
NY-27N	27-01 NORTH BRIDGE PLAZA	LONG ISLAND CITY	NY	11101
NY-27P	270 PARK AVENUE	NEW YORK	NY	10017
NY-28P	280 PARK AVENUE	NEW YORK	NY	10017
NY-299	299 PARK AVENUE	NEW YORK	NY	10171
NY-2BW	2 BROADWAY	NEW YORK	NY	10004
NY-2H5	200 5TH AVENUE	NEW YORK	NY	10010
NY-2WF	2 WORLD FINANCIAL CENTER	NEW YORK	NY	10281
NY-2WS	200 WEST STREET	NEW YORK	NY	10013
NY-30P	300 PARK AVENUE	NEW YORK	NY	10022
NY-30R	30 ROCKEFELLER PLAZA	NEW YORK	NY	10112
NY-315	315 W 36TH STREET	NEW YORK	NY	10018
NY-31A	1301 6TH AVENUE	NEW YORK	NY	10019

NY-31M	331 MADISON AVENUE	NEW YORK	NY	10017
NY-32A	32 AVENUE OF THE AMERICAS	NEW YORK	NY	10013
NY-32S	32 OLD SLIP	NEW YORK	NY	10005
NY-333	333 WEST 52ND STREET	NEW YORK	NY	10019
NY-33B	1633 BROADWAY	NEW YORK	NY	10019
NY-33E	336 EAST 96TH STREET	NEW YORK	NY	10128
NY-33H	333 HUDSON STREET	NEW YORK	NY	10007
NY-33W	33 WHITEHALL STREET	NEW YORK	NY	10004
NY-342	235 EAST 42ND STREET	NEW YORK	NY	10017
NY-345	345 PARK AVENUE	NEW YORK	NY	10154
NY-34M	345 MADISON AVENUE	NEW YORK	NY	10017
NY-36H	360 HAMILTON AVENUE	WHITE PLAINS	NY	10601
NY-38M	383 MADISON AVENUE	NEW YORK	NY	10017
NY-39B	39 BROADWAY	NEW YORK	NY	10006
NY-39G	390 GREENWICH STREET	NEW YORK	NY	10013
NY-39H	395 HUDSON STREET	NEW YORK	NY	10014
NY-39P	399 PARK AVENUE	NEW YORK	NY	10022
NY-3EO	333 EARLE OVINGTON BLVD	UNIONDALE	NY	11553
NY-3MT	3 METROTECH CENTER	BROOKLYN	NY	11201
NY-3PK	3 PARK AVENUE	NEW YORK	NY	10016
NY-3TS	3 TIMES SQUARE	NEW YORK	NY	10036
NY-3UN	3 UNITED NATIONS PLAZA	NEW YORK	NY	10017
NY-3WS	330 WEST STREET	NEW YORK	NY	10014
NY-40W	40 W. 20TH ST	NEW YORK	NY	10011
NY-41A	22-19 41ST AVENUE	LONG ISLAND CITY	NY	11101
NY-41B	1441 BROADWAY	NEW YORK	NY	10018
NY-425	425 5TH AVE	NEW YORK	NY	10018
NY-43A	23-10 43RD AVENUE	LONG ISLAND CITY	NY	11101
NY-445	445 PARK AVENUE	NEW YORK	NY	10022
NY-44S	44 SOUTH BROADWAY	WHITE PLAINS	NY	10601
NY-45A	1345 AVENUE OF THE AMERICAS	NEW YORK	NY	10105
NY-45F	455 5TH AVENUE	NEW YORK	NY	10016
NY-461	461 5TH AVENUE	NEW YORK	NY	10017
NY-477	477 MADISON AVENUE	NEW YORK	NY	10022
NY-47F	476 5TH AVENUE	NEW YORK	NY	10017
NY-498	498 7TH AVENUE	NEW YORK	NY	10018
NY-4LC	40 LINCOLN CENTER PLAZA	NEW YORK	NY	10023
NY-4MT	4 METROTECH CENTER	BROOKLYN	NY	11201
NY-4NP	4 NEW YORK PLAZA	NEW YORK	NY	10004
NY-4WF	4 WORLD FINANCIAL CENTER	NEW YORK	NY	10281
NY-50A	1350 6TH AVENUE	NEW YORK	NY	10019

NY-50B	5030 BROADWAY	NEW YORK	NY	10034
NY-50P	500 PARK AVENUE	NEW YORK	NY	10022
NY-510	510 EAST 73RD STREET	NEW YORK	NY	10021
NY-51A	1251 AVENUE OF THE AMERICAS	NEW YORK	NY	10020
NY-524	524 WEST 57TH STREET	NEW YORK	NY	10019
NY-52M	520 MADISON AVENUE	NEW YORK	NY	10022
NY-533	533 W 57TH STREET	NEW YORK	NY	10019
NY-542	5 EAST 42ND STREET	NEW YORK	NY	10017
NY-545	545 5TH AVENUE	NEW YORK	NY	10017
NY-54E	545 8TH AVENUE	NEW YORK	NY	10018
NY-55C	55 CHURCH STREET	WHITE PLAINS	NY	10601
NY-55W	55 WATER STREET	NEW YORK	NY	10041
NY-565	565 5TH AVE.	NEW YORK	NY	10017
NY-570	570 WASHINGTON STREET	NEW YORK	NY	10014
NY-57T	142 WEST 57TH STREET	NEW YORK	NY	10019
NY-5BW	1755 BROADWAY	NEW YORK	NY	10019
NY-5PN	5 PENN PLAZA	NEW YORK	NY	10001
NY-601	601 WEST 26TH STREET	NEW YORK	NY	10001
NY-605	605 3RD AVENUE	NEW YORK	NY	10158
NY-608	608 5TH AVENUE	NEW YORK	NY	10020
NY-60B	60 BROAD STREET	NEW YORK	NY	10004
NY-60H	60 HUDSON ST.	NEW YORK	NY	10013
NY-623	623 5TH AVENUE	NEW YORK	NY	10022
NY-62E	620 8TH AVENUE	NEW YORK	NY	10018
NY-63A	622 3RD AVENUE	NEW YORK	NY	10017
NY-63F	630 5TH AVENUE	NEW YORK	NY	10020
NY-645	645 5TH AVENUE	NEW YORK	NY	10022
NY-65B	65 BROADWAY	NEW YORK	NY	10006
NY-666	666 5TH AVENUE	NEW YORK	NY	10019
NY-685	685 3RD AVENUE	NEW YORK	NY	10017
NY-6ID	6 INTERNATIONAL DRIVE	RYE BROOK	NY	10573
NY-6TH	1114 AVENUE OF THE AMERICAS	NEW YORK	NY	10001
NY-6WA	60 WALL STREET	NEW YORK	NY	10005
NY-70P	70 PINE STREET	NEW YORK	NY	10270
NY-712	712 5TH AVENUE	NEW YORK	NY	10019
NY-71A	1271 AVENUE OF THE AMERICAS	NEW YORK	NY	10020
NY-733	730 3RD AVENUE	NEW YORK	NY	10017
NY-73L	731 LEXINGTON AVENUE	NEW YORK	NY	10022
NY-745	745 7TH AVENUE	NEW YORK	NY	10019
NY-757	757 3RD AVENUE	NEW YORK	NY	10017
NY-75B	75 BROAD STREET	NEW YORK	NY	10004

NY-75P	75 PARK PL	NEW YORK	NY	10007
NY-75T	750 THIRD AVE	NEW YORK	NY	10017
NY-773	777 3RD AVE	NEW YORK	NY	10022
NY-787	787 7TH AVENUE	NEW YORK	NY	10019
NY-7HS	7 HANOVER SQUARE	NEW YORK	NY	10004
NY-7TP	7 TELEPORT DRIVE	STATEN ISLAND	NY	10314
NY-7WP	7 WESTCHESTER PLAZA	ELMSFORD	NY	10523
NY-7WT	250 GREENWICH STREET	NEW YORK	NY	10007
NY-80F	80 FIFTH AVENUE	NEW YORK	NY	10011
NY-80P	80 PINE STREET	NEW YORK	NY	10005
NY-811	811 10TH AVENUE	NEW YORK	NY	10019
NY-825	825 8TH AVENUE	NEW YORK	NY	10019
NY-82S	825 7TH AVENUE	NEW YORK	NY	10019
NY-845	845 3RD AVENUE	NEW YORK	NY	10022
NY-853	850 3RD AVENUE	NEW YORK	NY	10022
NY-85B	85 BROAD STREET	NEW YORK	NY	10004
NY-85T	85 10TH AVENUE	NEW YORK	NY	10011
NY-882	882 3RD AVENUE	BROOKLYN	NY	11232
NY-888	888 7TH AVENUE	NEW YORK	NY	10019
NY-8TR	86 TRINITY PLACE	NEW YORK	NY	10006
NY-909	909 3RD AVENUE	NEW YORK	NY	10022
NY-90B	1790 BROADWAY	NEW YORK	NY	10019
NY-95C	95 CHURCH STREET	WHITE PLAINS	NY	10601
NY-B42	1095 6TH AVENUE	NEW YORK	NY	10036
NY-BAT	140 58TH STREET	BROOKLYN	NY	11220
NY-CHM	75 9TH AVENUE (CHELSEA MARKET)	NEW YORK	NY	10011
NY-CMP	1 CHASE MANHATTAN PLAZA	NEW YORK	NY	10005
NY-E18	37-41 EAST 18TH STREET	NEW YORK	NY	10003
NY-E40	10 EAST 40TH STREET	NEW YORK	NY	10016
NY-E42	220 EAST 42ND STREET	NEW YORK	NY	10017
NY-E52	40 EAST 52ND STREET	NEW YORK	NY	10022
NY-E53	153 E. 53RD STREET	NEW YORK	NY	10022
NY-E55	65 EAST 55TH STREET	NEW YORK	NY	10022
NY-E57	150 EAST 57TH STREET	NEW YORK	NY	10022
NY-E59	110 EAST 59TH STREET	NEW YORK	NY	10022
NY-E70	535 EAST 70TH STREET	NEW YORK	NY	10021
NY-E75	429 EAST 75TH STREET	NEW YORK	NY	10021
NY-L34	40 WALL ST	NEW YORK	NY	10005
NY-L57	717 5TH AVENUE	NEW YORK	NY	10022
NY-L60	9 WEST 57TH STREET	NEW YORK	NY	10019
NY-MAR	1111 MARCUS AVENUE	NEW HYDE PARK	NY	10040

NY-MXB	515 MALCOLM X BOULEVARD	NEW YORK	NY	10004
NY-NYP	1 NEW YORK PLAZA	NEW YORK	NY	10004
NY-OLP	1 LINCOLN PLAZA	NEW YORK	NY	10023
NY-ONE	1 NORTH END AVENUE	NEW YORK	NY	10282
NY-W27	158 WEST 27TH ST	NEW YORK	NY	10001
NY-W33	450 WEST 33RD STREET	NEW YORK	NY	10001
NY-W34	333 WEST 34TH STREET	NEW YORK	NY	10001
NY-W39	1 WEST 39TH STREET	NEW YORK	NY	10018
NY-W55	125 W. 55TH ST	NEW YORK	NY	10019
NY-W67	47 W 66TH ST	NEW YORK	NY	10023
NY-WFA	1 WORLD FINANCIAL (TOWER A)	NEW YORK	NY	10281
NY-X01	1090 HARLEM ROAD	CHEEKTOWAGA	NY	14225
NY-X02	308 N. GENESSEE	UTICA	NY	13502
NY-X03	I-87 @ JACKSON AVENUE	HASTINGS ON HUDSON	NY	10706
NY-X04	I-87 @ HWY 299	NEW PALTZ	NY	12561
NY-X05	I87 EXIT 23	ALBANY	NY	12210
NY-X06	10540 BENNET ROAD	DUNKIRK	NY	14048
NY-X07	8829 I-81	SYRACUSE	NY	13211
NY-X08	OLD RIVER ROAD @ 113A	FULTONVILLE	NY	12072
NY-X09	SCOTTSVILLE TRAVEL PLAZA	SCOTTSVILLE	NY	14546
NY-X10	ROUTE 414 I-90 EXIT 41	WATERLOO	NY	13165
NY-X11	WOODBURY TOLL STATION 15 MP 45.03	HARRIMAN	NY	10926
OH-31R	3139 RESEARCH BLVD	KETTERING	OH	45420
OH-X01	4528 SR7 CENTER ROAD	CONNEAUT	OH	44030
OH-X02	51553 IRELAND ROAD	ROME	OH	44085
OH-X03	1290 HINES RD	HUDSON	OH	44238
OH-X04	8039 NORTH PYLE RD	AMHERST	OH	44001
OH-X05	4577 STATE ROUTE 412	VICKERY	OH	43464
OH-X06	867 CAPITAL COMMONS DR.	TOLEDO	OH	43615
OK-X01	ROUTE 1 BOX 37	MARIETTA	OK	73459
OK-X03	ROUTE 2 BOX 37	BYARS	OK	74831
OK-X04	100 GARRETT LAKE ROAD	SHAWNEE	OK	74801
OK-X05	ROUTE 1 BOX 124-5	DRUMRIGHT	OK	74030
OK-X06	18 WEST ARCHER STREET	TULSA	OK	74103
OR-123	1233 NW 12TH AVENUE	PORTLAND	OR	97209
OR-133	1335 NW NORTHRUP	PORTLAND	OR	97209
OR-200	200 SW MARKET STREET	PORTLAND	OR	97201
OR-405	4055 SW WATSON AVENUE,1ST FL	BEAVERTON	OR	97005
OR-501	501 NORTH SHANNON RD	BEAVERTON	OR	97005
OR-523	5230 ELM YOUNG PKWY	HILLSBORO	OR	97124
OR-921	921 SW WASHINGTON ST	PORTLAND	OR	97205

OR-EYP	5510 NE ELAM YOUNG PARKWAY	HILLSBORO	OR	97124
OR-X01	SOUTH GLEN ROAD	VALE	OR	97906
OR-X02	2001 16TH STREET NE	SALEM	OR	97301
OR-X03	90470 PRAIRIE ROAD	EUGENE	OR	97402
OR-X04	76228 FISH HATCHERY ROAD	OAKRIDGE	OR	97463
OR-X05	US HIGHWAY 97	CHEMULT	OR	97731
OR-X06	16001 ALGOMA ROAD	KLAMATH FALLS	OR	97601
PA-109	1091 COMMERCIAL AVE	EAST PETERSBURG	PA	17520
PA-10C	100 CHESTERFIELD PKWAY	MALVERN	PA	19355
PA-10E	101 WEST ELM STREET	CONSHOHOCKEN	PA	19428
PA-10V	100 VANGUARD BLVD	MALVERN	PA	19355
PA-14C	1402 CONSHOHOCKEN RD.	PLYMOUTH MEETING	PA	19462
PA-14L	14 LEE BLVD	MALVERN	PA	19355
PA-151	151 SOUTH WARNER ROAD	WAYNE	PA	19087
PA-15S	1500 SPRING GARDEN STREET	PHILADELPHIA	PA	19130
PA-160	1601 MARKET ST	PHILADELPHIA	PA	19103
PA-17R	170 ROBBINS ROAD	DOWNINGTOWN	PA	19335
PA-19M	1900 MARKET ST	PHILADELPHIA	PA	19103
PA-1AA	1000 ADAMS AVE	NORRISTOWN	PA	19403
PA-1CH	1001 CEDAR HOLLOW RD	MALVERN	PA	19355
PA-1WV	1041 WEST VALLEY RD	WAYNE	PA	19087
PA-20K	2000 KUBACH DRIVE	PHILADELPHIA	PA	19116
PA-20M	2005 MARKET STREET	PHILADELPHIA	PA	19103
PA-22W	229 WILLOW AVE	WAYNE	PA	19087
PA-233	233 SOUTH 10TH STREET	PHILADELPHIA	PA	19107
PA-25B	2561 BERNVILLE RD	READING	PA	19605
PA-29A	2929 ARCH ST	PHILADELPHIA	PA	19104
PA-2KP	201 KING OF PRUSSIA RD	RADNOR	PA	19087
PA-30C	3000 CABOT BLVD WEST	LONGHORN	PA	19047
PA-33M	330 MARKET ST	PHILADELPHIA	PA	19106
PA-33S	15 S 33RD ST	PHILADELPHIA	PA	19104
PA-35R	35 RUNWAY ROAD	LEVITTOWN	PA	19057
PA-3CP	337 CIRCLE OF PROGRESS DR.	POTTSTOWN	PA	19464
PA-401	401 N BROAD STREET	PHILADELPHIA	PA	19108
PA-40C	401 E. CITY LINE AVE.	BALA CYNWYD	PA	19004
PA-40D	400 DEVON PARK DRIVE	WAYNE	PA	19087
PA-40L	40 LIBERTY BLVD	MALVERN	PA	19355
PA-40V	400 VANGUARD BLVD	MALVERN	PA	19355
PA-45L	45 LIBERTY BOULEVARD	MALVERN	PA	19355
PA-47L	4775 LEAGUE ISLAND BLVD	PHILADELPHIA	PA	19112
PA-4DP	455 DEVON PARK DRIVE	WAYNE	PA	19087

PA-50A	500 ARCOLA RD	COLLEGEVILLE	PA	19426
PA-50M	50 MOREHALL ROAD	MALVERN	PA	19355
PA-50V	500 VANGUARD BLVD	MALVERN	PA	19355
PA-51V	51 VALLEY STREAM PARKWAY	MALVERN	PA	19335
PA-52S	52 SWEDESFORD ROAD	MALVERN	PA	19355
PA-53W	510-530 WALNUT	PHILADELPHIA	PA	19103
PA-55C	555 CROTON ROAD	KING OF PRUSSIA	PA	19406
PA-60C	600 CHESTERFIELD BLVD	WAYNE	PA	19355
PA-68R	680 W. RIDGE PIKE	PLYMOUTH MEETING	PA	19462
PA-6KP	610 KING OF PRUSSIA RD	WAYNE	PA	19087
PA-6MR	60 MOREHALL ROAD	MALVERN	PA	19355
PA-6WG	660 WEST GERMANTOWN PIKE	PLYMOUTH MEETING	PA	19462
PA-80V	800 VANGUARD BLVD	MALVERN	PA	19355
PA-81S	812 SPRINGDALE DRIVE	EXTON	PA	19341
PA-H01	CONRAIL - MP-0+0000	PHILADELPHIA	PA	19103
PA-H02	RIVER ROAD REGEN STATION	BRIDGEPORT	PA	19128
PA-H03	LONG ROAD JUNCTION STATION	KING OF PRUSSIA	PA	19406
PA-H04	WHITEL REGEN STATION	MALVERN	PA	19355
PA-H06	WOODBOURNE ROAD	LANGHORNE	PA	19047
PA-LOC	2401 LOCUST STREET	PHILADELPHIA	PA	19103
PA-X01	11635 W. GREEN RD	WATERFORD	PA	16441
PA-Y61	1020 WALNUT STREET	PHILADELPHIA	PA	19107
RI-304	304 CARPENTER ST	PROVIDENCE	RI	02909
RI-H01	NW K FACTORY RD & SHUMANKANUC	CHARLESTOWN	RI	02813
SC-X01	INT OF W ST JOHN ST AND N CHURCH ST	SPARTANSBURG	SC	29306
SC-X02	2154 TEMPLETON ROAD	YORK	SC	29710
SC-X03	9744 AUGUSTA ROAD	ANDERSON	SC	29669
TX-10C	100 N CENTRAL EXPY	RICHARDSON	TX	75080
TX-10J	1009 JUPITER ROAD	PLANO	TX	75074
TX-10L	1001 LOUISANA ST	HOUSTON	TX	77002
TX-10R	100 E. ROYAL LANE	IRVING	TX	75039
TX-10S	1011 SAN JACINTO BLVD	AUSTIN	TX	78701
TX-10T	1001 TEXAS ST	HOUSTON	TX	77002
TX-11E	1100 EMPIRE CENTRAL PL	DALLAS	TX	75247
TX-11F	1111 FANNIN ST	HOUSTON	TX	77002
TX-11H	1124 HARDY RD	HOUSTON	TX	77020
TX-11N	1110 NASA ROAD 1	HOUSTON	TX	77058
TX-11S	110 WEST 7TH STREET	FORT WORTH	TX	76102
TX-11W	11830 WEBB CHAPEL ROAD	DALLAS	TX	75234
TX-121	2501 SH 121	LEWISVILLE	TX	75067
TX-123	1230 GENOA ST.	HOUSTON	TX	77034

TX-12A	1232 ALMA ROAD	RICHARDSON	TX	75081
TX-12K	12301 KURLAND DR	HOUSTON	TX	77034
TX-12M	1201 MAIN ST	DALLAS	TX	75202
TX-12N	12033 NORTHWEST FWY	HOUSTON	TX	77092
TX-136	13645 OMEGA RD	FARMERS BRANCH	TX	75244
TX-13B	1311 BROADFIELD BLVD	HOUSTON	TX	77084
TX-13D	13800 DIPLOMAT DR	FARMERS BRANCH	TX	75006
TX-13E	1390 ENCLAVE PKWY	HOUSTON	TX	77077
TX-13F	1301 FANNIN ST	HOUSTON	TX	77002
TX-13W	1309 W 15TH STREET	PLANO	TX	75075
TX-140	14070 COUNTY RD 474	LINDALE	TX	75771
TX-14C	14125 CICERO ROAD	HOUSTON	TX	77095
TX-14G	1460 NORTH GLENVILLE DR	RICHARDSON	TX	75081
TX-151	15149 I-20	WILLS POINT	TX	75169
TX-15D	15301 DALLAS PARKWAY	ADDISON	TX	75001
TX-15F	15051 FAA BLVD	FORT WORTH	TX	76155
TX-15H	11415 STATE HWY 6	HEARNE	TX	77859
TX-15K	15915 KATY FRWY	HOUSTON	TX	77094
TX-15L	1507 LBJ FRWY	DALLAS	TX	75234
TX-16Q	16301 QUORUM DR	ADDISON	TX	75001
TX-16S	1600 SMITH ST	HOUSTON	TX	77002
TX-17A	1700 ALMA DRIVE	PLANO	TX	75075
TX-17B	1700 SUMMIT AVENUE	PLANO	TX	75074
TX-18L	1801 N LAMAR ST	DALLAS	TX	75202
TX-19M	1935 MEDICAL DISTRICT DRIVE	DALLAS	TX	75235
TX-19S	1950 N STEMMONS FREEWAY	DALLAS	TX	75207
TX-1BR	1800 BRUTON RD.	BALCH SPRINGS	TX	75180
TX-1CO	1122 COLORADO ST	AUSTIN	TX	78701
TX-1FA	14901 FAA BLVD	FORT WORTH	TX	76155
TX-1FW	12650 FEATHERWOOD DRIVE	HOUSTON	TX	77034
TX-1LS	1201 LOUISIANA ST	HOUSTON	TX	77002
TX-1NG	1680 N GLENVILLE DR	RICHARDSON	TX	75081
TX-1NM	120 NORTH MAIN STREET	BRYAN	TX	77803
TX-1PO	1360 S POST OAK LN	HOUSTON	TX	77056
TX-1RL	1801 ROYAL LANE	DALLAS	TX	75229
TX-1TS	100 TAYLOR ST	SAN ANTONIO	TX	78205
TX-1WL	1800 WEST LOOP S	HOUSTON	TX	77027
TX-20C	200 CRESCENT COURT	DALLAS	TX	75201
TX-20L	2020 LIVE OAK ST	DALLAS	TX	75201
TX-21C	2105 CITYWEST BOULEVARD	HOUSTON	TX	77042
TX-22B	222 BENMAR DRIVE	HOUSTON	TX	77060

TX-22C	2200 CHEMSEARCH BLVD.	IRVING	TX	75062
TX-22G	2233 E GRAUWYLER RD	IRVING	TX	75061
TX-22M	3 MI S OF US HWY 22	MERTENS	TX	76666
TX-23B	2323 BRYAN ST	DALLAS	TX	75201
TX-23P	2300 W. PLANO PARKWAY	PLANO	TX	75075
TX-24M	2440 MARSH LANE	CARROLLTON	TX	75006
TX-24W	2425 WYMAN ST	DALLAS	TX	75235
TX-25H	HWY 6 & CR 251	HAMMOND	TX	76629
TX-27A	2727 ALLEN PARKWAY	HOUSTON	TX	77019
TX-27E	2716 EAST 5TH STREET	AUSTIN	TX	78702
TX-27G	2701 E GRAUWYLER	DALLAS	TX	75061
TX-27L	2702 LOVE FIELD DRIVE	DALLAS	TX	75235
TX-29F	3929 W US HWY 90	FLATONIA	TX	78941
TX-29I	2993 IRVING BLVD	IRVING	TX	75247
TX-2CW	2500 CITYWEST BOULEVARD	HOUSTON	TX	77042
TX-2JC	250 E JOHN CARPENTER FWY	IRVING	TX	75062
TX-2PB	2450 E PRESIDENT GEORGE BUSH HWY	RICHARDSON	TX	75082
TX-300	3000 S POST OAK ROAD	HOUSTON	TX	77056
TX-307	307 W 7TH ST	FORT WORTH	TX	76102
TX-30B	30511 KATY BROOKSHIRE RD	BROOKSHIRE	TX	77423
TX-30R	3050 REGENT BLVD	IRVING	TX	75063
TX-31B	3120 BUFFALO SPEEDWAY	HOUSTON	TX	77098
TX-31I	3180 IRVING BLVD	DALLAS	TX	75247
TX-32M	3232 MCKINNEY AVE.	DALLAS	TX	75201
TX-333	10333 RICHMOND AVE	HOUSTON	TX	77042
TX-33C	333 CLAY AVE	HOUSTON	TX	77002
TX-33R	3300 REAGAN ST	DALLAS	TX	75219
TX-34W	506 EAST LOOP 340	WACO	TX	76705
TX-36M	1435 FM 2336	MCDADE	TX	78650
TX-36S	3693 SOUTHWEST FRWY	HOUSTON	TX	77027
TX-37K	3701 KIRBY DRIVE	HOUSTON	TX	77098
TX-38M	3801 MAIN STREET	DALLAS	TX	75226
TX-39B	390 BENMAR DRIVE	HOUSTON	TX	77060
TX-39G	3930 GIBSON STREET	HOUSTON	TX	77007
TX-3BR	3960 BRAXTON DRIVE	HOUSTON	TX	77063
TX-3CA	315 CAPITOL ST.	HOUSTON	TX	77002
TX-3CO	301 COMMERCE ST	FORT WORTH	TX	76102
TX-3CW	2103 CITYWEST BLVD	HOUSTON	TX	77042
TX-3DP	16633 DALLAS PARKWAY	ADDISON	TX	75001
TX-3GP	3 GREENWAY PLZ	HOUSTON	TX	77046
TX-3IB	3000 IRVING BOULEVARD	DALLAS	TX	75247

TX-40A	400 S AKARD ST	DALLAS	TX	75202
TX-40M	4025 MIDWAY RD.	CARROLTON	TX	75007
TX-40S	400 N SAM HOUSTON PKWY	HOUSTON	TX	77060
TX-41A	4151 AMON CARTER BLVD	FORT WORTH	TX	76155
TX-41F	12941 NORTHWEST FREEWAY	HOUSTON	TX	77060
TX-41K	2541 EAST US HWY 90	KINGSBURY	TX	78638
TX-42A	4211-A SOUTHWEST FREEWAY	HOUSTON	TX	77027
TX-42M	4200 MONTROSE BLVD	HOUSTON	TX	77006
TX-42S	4201 SOUTHWEST FREEWAY	HOUSTON	TX	77027
TX-48C	10548 STATE HWY 21 E	CALDWELL	TX	77836
TX-48S	4801 SPRING VALLEY	DALLAS	TX	75244
TX-49L	4970 LANDMARK	DALLAS	Tx	75254
TX-4CP	4729 CENTER POINT RD	SAN MARCOS	TX	78666
TX-4GP	4 GREENWAY PLZ	HOUSTON	TX	77046
TX-4WE	421 WEST 3RD ST	FORT WORTH	TX	76102
TX-50S	5080 SPECTRUM DRIVE; WEST TOWER	DALLAS	TX	75001
TX-50V	501 VALLEY VIEW	IRVING	TX	75061
TX-50Y	508 YOUNG STREET	DALLAS	TX	75202
TX-51S	5151 SAN FELIPE ST	HOUSTON	TX	77056
TX-555	5555 SAN FELIPE ST	HOUSTON	TX	77056
TX-57T	5700 TENNYSON PARKWAY	PLANO	TX	75024
TX-57Y	570 YOUNG ST.	DALLAS	TX	75202
TX-58F	5847 SAN FELIPE ST	HOUSTON	TX	77057
TX-58G	5800 GRANITE PKWY SUITE 170 1S	PLANO	TX	75024
TX-5D1	5400 LEGACY DRIVE BUILDING D1	PLANO	TX	75024
TX-5D5	5400 LEGACY DRIVE BUILDING D5	PLANO	TX	75024
TX-5GP	5 GREENWAY PLZ	HOUSTON	TX	77046
TX-5LB	5005 LBJ FRWY	FARMERS BRANCH	TX	75244
TX-5PP	5000 PLANO PKWY	CARROLTON	TX	75010
TX-5WW	5150 WESTWAY PARK BLVD	HOUSTON	TX	77041
TX-601	1601 ELM ST	DALLAS	TX	75201
TX-60C	6011 CONNECTION DRIVE	IRVING	TX	75039
TX-60D	600 DATA DRIVE	PLANO	TX	75075
TX-60J	600 JEFFERSON ST	HOUSTON	TX	77002
TX-60L	600 E LAS COLINAS	IRVING	TX	75039
TX-62C	6021 CONNECTIOIN DR.	IRVING	TX	75039
TX-63C	6031 CONNECTION DRIVE	IRVING	TX	75039
TX-66G	6677 N GESSNER ST	HOUSTON	TX	77040
TX-66L	6606 LBJ FRWY	DALLAS	TX	75240
TX-66R	6630 ROXBURGH DRIVE	HOUSTON	TX	77041
TX-69D	6900 DALLAS PARKWAY	PLANO	TX	75024

TX-6LD	6000 LEGACY DRIVE	PLANO	TX	75024
TX-6LG	6300 LEGACY DRIVE	PLANO	TX	75024
TX-70P	7000 PARKWOOD BLVD	PLANO	TX	75024
TX-711	711 LOUISIANA ST	HOUSTON	TX	77002
TX-71T	717 TEXAS AVENUE	HOUSTON	TX	77002
TX-720	700 E ARAPAHO ROAD	RICHARDSON	TX	75081
TX-72A	7210 ARDMORE ST	HOUSTON	TX	77054
TX-73I	730 E INTERNATIONAL, TELCO RM	RICHARDSON	TX	75081
TX-74S	7401 SECURITY DRIVE	HOUSTON	TX	77040
TX-757	757 N ELDRIDGE PKWY	HOUSTON	TX	77079
TX-75C	750 CANYON DRIVE	COPPELL	TX	75019
TX-76P	7601 PRESTON ROAD	PLANO	TX	75024
TX-77W	777 WALKER ST	HOUSTON	TX	77002
TX-7BW	7401 E BEN WHITE BLVD, BLDG 8	AUSTIN	TX	78741
TX-7JC	7505 E JOHN CARPENTER	DALLAS	TX	75247
TX-801	801 TEXAS AVENUE	HOUSTON	TX	77002
TX-808	808 110TH STREET	ARLINGTON	TX	76011
TX-80I	801 INDUSTRIAL BLVD.	GRAPEVINE	TX	76051
TX-80P	1980 POST OAK BLVD	HOUSTON	TX	77056
TX-81R	811 RUSK ST	HOUSTON	TX	77002
TX-84S	8435 STEMMONS FRWY	DALLAS	TX	75247
TX-855	855 GREENS PARKWAY	HOUSTON	TX	77067
TX-85F	12085 N FREEWAY	HOUSTON	TX	77060
TX-85P	8500 FREEPORT PARKWAY	IRVING	TX	75063
TX-87K	8730 KING GEORGE	DALLAS	TX	75235
TX-87T	8787 TALLYHO RD	HOUSTON	TX	77061
TX-8CC	8 CAMPUS CIRCLE	WESTLAKE	TX	76262
TX-8HA	8611 HILLCREST AVE	DALLAS	TX	75225
TX-8RR	8333 ROYAL RIDGE PKWY	IRVING	TX	75063
TX-8WG	801 WEST GREENS RD	HOUSTON	TX	77067
TX-90G	900 GRAND PLAZA	HOUSTON	TX	77002
TX-91C	1291 W US HWY 90	COLUMBUS	TX	78934
TX-91L	910 LOUISIANA ST	HOUSTON	TX	77002
TX-93L	931 LITSEY ROAD	ROANOKE	TX	76262
TX-95F	955 FREEPORT PARKWAY	COPPELL	TX	75019
TX-97B	9700 BISSONNET ST	HOUSTON	TX	77036
TX-9GP	9 GREENWAY PLZ	HOUSTON	TX	77046
TX-BFA	14101 ASTON ST	HOUSTON	TX	77040
TX-BJA	1308 RICHMOND AVE	HOUSTON	TX	77006
TX-BMO	4068 BELLAIRE BLVD	HOUSTON	TX	77025
TX-BO8	3303 WESLAYAN ST	HOUSTON	TX	77027

TX-BOX	710 BERRY RD	HOUSTON	TX	77022
TX-CHV	1301 MCKINNEY	HOUSTON	TX	77010
TX-DPK	14221 DALLAS PARKWAY	DALLAS	TX	75254
TX-L26	1001 EAST CAMPBELL RD.	RICHARDSON	TX	75081
TX-L82	200 EAST LOOP 820 NORTH	FORT WORTH	TX	76112
TX-NAY	1101 NAYLOR ST	HOUSTON	TX	77002
TX-O07	12175 NORTH FRWY	HOUSTON	TX	77060
TX-O09	293 N MAIN ST	HOUSTON	TX	77002
TX-OMD	13647 OMEGA DR.	FARMERS BRANCH	TX	75244
TX-SRW	1150 SOLON RD	WAXAHACHIE	TX	75165
TX-TRC	3500 NORTH TERMINAL DR.; TERMIANL C	HOUSTON	TX	77032
TX-TRE	3500 NORTH TERMINAL DR.; TERMINAL E	HOUSTON	TX	77032
TX-X01	1203 NORTH FRIO STREET	SAN ANTONIO	TX	78207
TX-X02	1291 LASCA ROAD	FORT HANCOCK	TX	79839
TX-X03	14338 US HIGHWAY 90	VALENTINE	TX	79854
TX-X05	15402 US HIGHWAY 90 EAST	BRACKETVILLE	TX	78832
TX-X06	16108 S. IH 45 WEST	STREETMAN	TX	75859
TX-X07	16533 IH 45 NORTH	WILLIS	TX	77378
TX-X08	20805 FM 362	WALLER	TX	77484
TX-X09	2230 HIGHWAY 290 EAST	MCDADE	TX	78650
TX-X10	22313 US HIGHWAY 90	ALPINE	TX	79830
TX-X14	HIGHWAY 105	SOUR LAKE	TX	77659
TX-X15	3004 FM 1104	KINGSBURY	TX	78838
TX-X16	33838 US HIGHWAY 90 WEST	COMSTOCK	TX	78837
TX-X17	33902 HUFFMAN-CLEVELAND ROAD	HUFFMAN	TX	77336
TX-X18	3910 IH 45 NORTH	ENNIS	TX	75120
TX-X23	3280 CR 4514	HONDO	TX	78861
TX-X24	500 CHICON STREET	AUSTIN	TX	78702
TX-X25	501 WEST OVERLAND AVENUE	EL PASO	TX	79901
TX-X26	538 EAST HIGHWAY 90	SANDERSON	TX	79848
TX-X27	55 WILDFLOWER ROAD	BRENHAM	TX	77833
TX-X30	HIGHWAY 62 SOUTH	BUNA	TX	77612
TX-X31	ROUTE 2 BOX 213	MADISONVILLE	TX	77864
TX-X33	400 SOUTH ACKARD	DALLAS	TX	75202
TX-X34	5303 I-35 NORTH	DENTON	TX	76201
UT-5HG	5035 W HAROLD GATTY DR	SALT LAKE CITY	UT	84116
UT-X01	15516 WEST ROWLEY ROAD	TOOELE	UT	84002
UT-X02	3131 EAST FRONTAGE ROAD	WENDOVER	UT	84083
UT-X14	1779 SE WANSHIP ROAD	COALVILLE	UT	84014
VA-116	11600 SUNRISE VALLEY DRIVE	RESTON	VA	20191
VA-11D	11950 DEMOCRACY DRIVE	RESTON	VA	20190

VA-12F	12900 FEDERAL SYSTEMS PARK DR.	FAIRFAX	VA	22033
VA-13W	13200 WOODLAND PARK	HERNDON	VA	20171
VA-149	14900 CONFERENCE CENTER DRIVE	CHANTILLY	VA	20151
VA-14C	14800 CONFERENCE CENTER	CHANTILLY	VA	20151
VA-14N	14120 NEWBROOK DR	CHANTILLY	VA	20151
VA-14P	14008 PARKEAST CIRCLE	CHANTILLY	VA	20151
VA-15C	15000 CONFERENCE CTR DR	CHANTILLY	VA	20151
VA-15M	1506 MORAN RD	STERLING	VA	20166
VA-15P	1551 PARK RUN DR	MCLEAN	VA	22102
VA-166	1660 INTERNATIONAL DRIVE	MCLEAN	VA	22102
VA-17B	1771 BUSINESS CENTER DR	RESTON	VA	20190
VA-17P	11700 PLAZA AMERICA DRIVE	RESTON	VA	20190
VA-188	1880 CAMPUS COMMONS DR	RESTON	VA	20191
VA-18L	1818 LIBRARY STREET	RESTON	VA	20190
VA-18T	18155 TECHNOLOGY DR,	CULPEPER	VA	22701
VA-19H	19700 HELIX DRIVE	ASHBURN	VA	20147
VA-19J	19710 JANELIA FARM BLVD	ASHBURN	VA	20147
VA-1FD	11921 FREEDOM DRIVE	RESTON	VA	20190
VA-1FM	1616 FORT MYERS DRIVE	ARLINGTON	VA	22209
VA-1MF	1807 MICHAEL FARADAY COURT	RESTON	VA	20190
VA-1NB	14101 NEWBROOK DRIVE	CHANTILLY	VA	20151
VA-1ND	14360 NEWBROOK DRIVE	CHANTILLY	VA	20151
VA-1SH	12011 SUNSET HILLS RD, 1ST FL	RESTON	VA	20190
VA-1SV	12100 SUNRISE VALLEY DRIVE	RESTON	VA	20191
VA-211	21110 RIDGETOP CIRCLE	STERLING	VA	20166
VA-216	21691 FILIGREE CT	ASHBURN	VA	20147
VA-217	21701 FILIGREE COURT	ASHBURN	VA	20147
VA-21B	21550 BEAUMEADE CIRCLE	ASHBURN	VA	20147
VA-21F	21711 FILIGREE COURT	ASHBURN	VA	20147
VA-21U	21830 UUNET DR.	ASHBURN	VA	20147
VA-25D	2553 DULLES VIEW DR	HERNDON	VA	20171
VA-25F	21715 FILIGREE COURT	ASHBURN	VA	20147
VA-25H	13861 SUNRISE VALLEY DRIVE	HERNDON	VA	20171
VA-2BC	21571 BEAUMEADE CIRCLE	ASHBURN	VA	20147
VA-2CP	2350 CORPORATE PARK DR	HERNDON	VA	20171
VA-2RC	21240 RIDGETOP CIRCLE	STERLING	VA	20166
VA-2RR	21635 RED RUM DRIVE	ASHBURN	VA	20147
VA-40L	4030 LAFAYETTE CENTER DRIVE	CHANTILLY	VA	20151
VA-41L	4120 LAFAYETTE CENTER DRIVE	CHANTILLY	VA	20151
VA-439	43915 DEVIN SHAFRON DRIVE	ASHBURN	VA	20147
VA-43D	43881 DEVIN SHAFRON DR	ASHBURN	VA	20147

VA-44C	44470 CHILUM PLACE, BLDG G	ASHBURN	VA	20147
VA-44G	44590 GUILFORD DRIVE	ASHBURN	VA	20147
VA-44H	44520 HASTINGS DRIVE	ASHBURN	VA	20147
VA-44M	44077 MERCURE CIRCLE	STERLING	VA	20166
VA-44U	4400 UNIVERSITY DRIVE	FAIRFAX	VA	22030
VA-45N	45901 NOKES BOULEVARD	STERLING	VA	20166
VA-45S	45360 SEVERN WAY	STERLING	VA	20166
VA-46S	460 SPRINGPARK PL	HERNDON	VA	20170
VA-48H	44480 HASTINGS DRIVE	ASHBURN	VA	20147
VA-4BC	45240 BUSINESS COURT	DULLES	VA	20166
VA-4HD	44521 HASTINGS DRIVE	ASHBURN	VA	20147
VA-4NB	45845 NOKES BLVD	STERLING	VA	20166
VA-4ND	14225 NEWBROOK DRIVE	CHANTILLY	VA	20151
VA-4SP	470 SPRING PARK PLACE	HERNDON	VA	20170
VA-50J	8250 JONES BRANCH DRIVE	MCLEAN	VA	22102
VA-52V	524 VAN BUREN ST	HERNDON	VA	20170
VA-54H	544 HERNDON PARKWAY	HERNDON	VA	20170
VA-55M	1755 OLD MEADOW RD	MCLEAN	VA	22102
VA-68M	1768 OLD MEADOW RD.	MCLEAN	VA	22102
VA-69B	1769 BUSINESS CENTER DRIVE	RESTON	VA	20190
VA-70W	7043 WIMSATT ROAD	SPRINGFIELD	VA	22151
VA-79B	7990 SCIENCE APPLICATIONS CT	VIENNA	VA	22182
VA-81B	8100 BOONE BOULEVARD	VIENNA	VA	22182
VA-820	8200 GREENSBORO DRIVE	MCLEAN	VA	22102
VA-821	8217 LINTON HALL RD	GAINESVILLE	VA	20155
VA-82G	8201 GREENSBORO DRIVE	MCLEAN	VA	22102
VA-82J	8200 JONES BRANCH DR	MCLEAN	VA	22102
VA-83G	8300 GREENSBORO DRIVE	MCLEAN	VA	22102
VA-85T	8502 TYCO RD	VIENNA	VA	22182
VA-86V	8684 VIRGINIA MEADOWS DRIVE	MANASSAS	VA	20109
VA-89W	8619 WESTWOOD CENTER DRIVE	VIENNA	VA	22182
VA-8GD	8281 GREENSBORO DRIVE	MCLEAN	VA	22102
VA-8WC	8614 WESTWOOD CENTER	VIENNA	VA	22181
VA-95H	950 HERNDON PARKWAY	HERNDON	VA	20170
VA-96H	9651 HORNBAKER ROAD	MANASSAS	VA	20109
VA-99L	9990 LEE HIGHWAY	FAIRFAX	VA	22030
VA-H01	2700 GALLOWS RD	DUNN LORING	VA	22027
VA-H02	5814 HILL STREET	FAIRFAX STATION	VA	22039
VA-V16	1861 INTERNATIONAL DRIVE	MCLEAN	VA	22102
VA-X01	10699 PIPER LANE	BRISTOW	VA	20136
VA-X02	945 TRANSCO ROAD	CHATHAM	VA	24531

VA-X03	7444 EVERONA ROAD	UNIONVILLE	VA	22587
VA-X04	HIGHWAY 643	SCOTTSVILLE	VA	24590
VA-X05	HIGHWAY 691 SW	APPAMATTOX	VA	24522
WA-110	1101 A ST	TACOMA	WA	98402
WA-117	11781 HARBOUR REACH DRIVE	MUKILTEO	WA	98275
WA-118	11710 118TH AVE	KIRKLAND	WA	98034
WA-122	12208 134TH CT NE	REDMOND	WA	98052
WA-124	1201 4TH AVENUE	SEATTLE	WA	98101
WA-125	1200 5TH AVENUE	SEATTLE	WA	98101
WA-12P	1201 PACIFIC AVENUE	TACOMA	WA	98401
WA-130	1301 SECOND AVE	SEATTLE	WA	98101
WA-13A	1301 A ST	TACOMA	WA	98402
WA-14P	1404 140TH PLACE NE	BELLEVUE	WA	98007
WA-15U	1531 UTAH AVE SOUTH	SEATTLE	WA	98134
WA-160	1601 2ND AVE	SEATTLE	WA	98101
WA-191	1914 3RD AVE	SEATTLE	WA	98101
WA-1NE	10525 WILLOWS RD NE	REDMOND	WA	98052
WA-1PH	12101 PACIFIC HIGHWAY SOUTH	TUKWILA	WA	98168-2569
WA-1SE	15400 SE 30TH PLACE	BELLEVUE	WA	98007
WA-225	22522 29TH DR NE	BOTHELL	WA	98021
WA-22W	2201 WESTLAKE AVE	SEATTLE	WA	98121
WA-23B	23631 BRIER RD	BRIER	WA	98036
WA-245	2457 152ND AVE.	REDMOND	WA	98052
WA-26E	2601 ELLIOT AV	SEATTLE	WA	98121
WA-2LA	2001 LIND AVE SW	RENTON	WA	98057
WA-31W	3101 WESTERN AVE	SEATTLE	WA	98121
WA-331	3311 S 120TH PLACE	TUKWILA	WA	98168
WA-335	3355 S 120TH PLACE	TUKWILA	WA	98168
WA-33E	333 ELLIOTT AVENUE	SEATTLE	WA	98119
WA-420	4200 194TH ST SW	LYNNWOOD	WA	98036
WA-4PH	12301 PACIFIC HIGHWAY SOUTH	TUKWILA	WA	98168
WA-5AN	505 5TH AVENUE NORTH	SEATTLE	WA	98109
WA-790	7905 S. 196TH ST	KENT	WA	98032
WA-90A	909 A ST	TACOMA	WA	96402
WA-9PA	916 PACIFIC AVENUE	EVERETT	WA	98201
WA-BAN	333 BOREN AVE NORTH	SEATTLE	WA	98109
WA-H99	17300 HIGHWAY 99	LYNNWOOD	WA	98037
WA-IGT	3433 120TH PLACE S	TUKWILA	WA	98168
WA-SKR	1326 5TH AVENUE	SEATTLE	WA	98101
WA-SW7	1300 SW 7TH STREET	RENTON	WA	98057
WA-TAN	410 TERRY AVE NORTH	SEATTLE	WA	98109

WA-WES	2001 6TH AVE.	SEATTLE	WA	98121
WA-WLW	11121 WILLOWS RD NE	REDMOND	WA	98052
WA-X06	3350 MARVIN ROAD	OLYMPIA	WA	98516
WA-X07	4318 PLEASANT HILL ROAD	KELSO	WA	98626
WI-X06	NORTH 6156 CR E	MENOMONIE	WI	54751
WI-X08	WEST 10022 GARAGE ROAD	MERRILLAN	WI	54615
WI-X10	2655 5TH AVENUE	GRAND MARSH	WI	53936
WI-X12	612 WEST MAIN STREET	MADISON	WI	53703
WI-X13	311 VENTURE DRIVE	DOUSMAN	WI	53118
WY-X04	14563 SH150	EVANSTON	WY	82930
WY-X06	7 CR4-90 AMERICAN METHANOL ROAD	GREEN RIVER	WY	82938
WY-X07	740 CR30 SOUTH BAXTER ROAD	SOUTH BAXTER	WY	82901
WY-X08	168 CR55 TABLE ROCK ROAD	TABLE ROCK	WY	82336
WY-X10	6 MI. S OFF PLANT RD. T21N R86W SEC35	SINCLAIR	WY	92334
WY-X12	824 HERRICK LANE	LARAMIE	WY	82070

Schedule 4.19 – Government Approvals

None

Schedule 4.20 – Material Contracts

1.	Amended and Restated Franchise Agreement between the City of New York and Metromedia Fiber Network NYC, Inc. dated February 28, 2000, currently being enforced on an at will basis

2.	Fiber Lease Agreement dated April 26 2002 between Williams Communications LLC and Metromedia Fiber National Network, Inc.

First Amendment to the Lease Agreement dated October 2002

Second Amendment to the Lease Agreement dated February 2003

Third Amendment to the Lease Agreement dated October 2007

Collocation and Maintenance Agreement – 4/26/2002 between Williams Communications LLC and Metromedia Fiber National Network, Inc.

First Amendment to the Collocation and Maintenance Agreement – October 2002

Second Amendment Collocation and Maintenance Agreement – February 2003

3.	Agreement of Lease 111 8th Avenue LLC as Landlord and Metromedia Fiber Network Services as Tenant dated April 23, 1999

First Amendment of Lease dated October 18, 2000

Second Amendment of Lease and Partial Termination Agreement dated March 13, 2003

Third Amendment of Lease dated March 1, 2004

4.	For lease of 111 Pavonia, Jersey City, NJ

—Agreement of Lease between Newport Office Center I Co. as Landlord and Metromedia Fiber Network Services, Inc. as Tenant, dated as of October 1, 1999
—Right of Entry License Agreement (undated)
—Renewed April 1, 2008

5.	For 60 Hudson, New York, NY

Lease, dated as of December 30, 1994 amended September 14, 2009

Schedule 4.21 – Deposit Accounts

Bank Name	Account Number	Description of Account

Abovenet, Inc
Wells Fargo Bank, National Association	2000029949865	Checking Acct

Abovenet Communications, Inc.
Wells Fargo Bank, National Association	2000029949878	Concentration Account
Wells Fargo Bank, National Association*	2079951060063	Payroll Acct
Wells Fargo Bank, National Association	2079951060199	Disbursement Acct
Wells Fargo Bank, National Association	2000029949917	ESP Checking Acct
Citibank, N.A.*	48912594	Checking Acct
Citibank, N.A.*	9960090307	LC Collateral
Wells Fargo Bank, National Association*	187121162845341	LC Collateral
SunTrust Robinson Humphrey, Inc.	333007972	Investment Acct
SG Americas, LLC	1374692	Broker Securities Account

Abovenet of VA L.L.C.
Citibank, N.A.*	26413508	Letter of Credit
Citibank, N.A.*	9960090294	LC Collateral
* Excluded Accounts

Schedule 7.1 - Outstanding Indebtedness

1.	Agreement, effective February 1, 1998, between Metromedia Fiber Network of Illinois, Inc. and Commonwealth Edison Company. Total amount outstanding as of December 31, 2010 is $1,372,008.

2.	Intercompany indebtedness as of December 31, 2010:

	On The Books Of:
	AboveNet
	Communications, Inc.	AboveNet, Inc.	AboveNet International, Inc.	Consol- idated
	At December 31, 2010
AboveNet Canada, Inc.	1,015,636.89	-	-	1,015,636.89
AboveNet Toronto, Inc.	(100.00)			(100.00)
MFN Japan KK	1,912,346.40	-	-	1,912,346.40
AboveNet Communications UK Limited (loan)	6,581,237.05	-	-	6,581,237.05
AboveNet Communications UK Limited (intercompany)	7,657,710.76	-	-	7,657,710.76
AboveNet Communications UK Limited	8,432,305.42	-	-	8,432,305.42
AboveNet Communications UK Limited	529,442.95	-	-	529,442.95
AN Communications, Inc	-	-	43,774.15	43,774.15
AboveNet, Inc.	5,984,441.00	(5,984,441.00)	-	-
AboveNet Int'l, Inc.	-	(507,395.00)	507,395.00	-
AboveNet Int'l, Inc.	309,435,082.65	-	(309,435,082.65)	-
	341,548,103.12	(6,491,836.00)	(308,883,913.50)	26,172,353.62

Schedule 7.2 – Existing Liens

None

Schedule 7.4 – Existing Investments

Investments in Foreign Subsidiaries (and other Investments for which our investment is written down to zero on our books) on the date hereof.

EXHIBIT A

FORM OF
ASSIGNMENT AND ACCEPTANCE

THIS ASSIGNMENT AND ACCEPTANCE (this “Assignment and Acceptance”) is made this __ day of ___________, ____, by and between ______________ (the “Assignor”) and _____________________ (the “Assignee”).  Reference is made to the Revolving Credit Agreement, dated as of January 28, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among ABOVENET, INC., ABOVENET COMMUNICATIONS, INC., ABOVENET OF UTAH, L.L.C., ABOVENET OF VA, L.L.C., ABOVENET INTERNATIONAL, INC. (collectively referred to as the “Borrowers,” and each individually, as a “Borrower”), the several banks and other financial institutions and lenders from time to time parties thereto (the “Lenders”), and SunTrust Bank, as Administrative Agent, as Issuing Bank and as Swingline Lender.  Unless otherwise defined herein, capitalized terms used herein without definition shall have the meanings given to them in the Revolving Credit Agreement.

The Assignor and the Assignee hereby agree as follows:

1.           Assignment and Assumption.  Subject to the terms and conditions hereof, and subject to and in accordance with the terms of the Revolving Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor and, except as expressly provided herein, without representation or warranty by the Assignor, the interest as of the Effective Date (as hereinafter defined) in and to all of the Assignor’s rights and obligations under the Revolving Credit Agreement and the other Loan Documents (in its capacity as a Lender thereunder) represented by the percentage interest specified under the heading “Assigned Share” in Item 4 of Annex I (such assigned interest, the “Assigned Share”), including, without limitation, the Assigned Share of all rights and obligations of the Assignor with respect to its Commitment and the Loans at the time owing to it.  Unless Assignor sells and assigns (i) the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, or (ii) to a Lender or an Affiliate of a Lender or an Approved Fund, the Assigned Share shall be subject to the minimum amounts and required consents requirements referred to in Section 10.4(b).

2.           The Assignor.  The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any lien, encumbrance or other adverse claim, (iii) as of the date hereof the amount of its Commitment and outstanding Loans is as set forth in Item 4 of Annex I, (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (v) except as set forth in clauses (i)-(iv) above, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Revolving Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Revolving Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, and (vi) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any of their Subsidiaries or the performance or observance by the Borrowers or any of their Subsidiaries of any of their respective obligations under the Revolving Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.

3.           The Assignee.  The Assignee represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Revolving Credit Agreement, (ii) it is an eligible assignee and meets all of the requirements to be an assignee under Section 10.4 of the Revolving Credit Agreement (subject to such minimum amounts and consents as required under Section 10.4(b)), (iii) from and after the Effective Date, it shall be bound by the provisions of the Revolving Credit Agreement as a Lender thereunder and, to the extent of the Assigned Share, shall have the obligations of a Lender hereunder,  (iv) if it is a Foreign Lender, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of Section 2.19(e) of the Revolving Credit Agreement, duly completed and executed by the Assignee, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Share and either it, or the person exercising discretion in making its decision to acquire the Assigned Share, is experienced in acquiring assets of such type, (vi) confirms that it has received a copy of the Revolving Credit Agreement, together with copies of the financial statements most recently required to have been delivered under Section 5.1 of the Revolving Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance, (vii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Revolving Credit Agreement, (viii) appoints and authorizes the Administrative Agent to take such actions as Administrative Agent on its behalf under the Revolving Credit Agreement and the other Loan Documents, and to exercise such powers and to perform such duties, as are specifically delegated to the Administrative Agent by the terms thereof, together with such other powers and duties as are reasonably incidental thereto, and (ix) agrees that it will perform in accordance with their respective terms all of the obligations that by the terms of the Revolving Credit Agreement are required to be performed by it as a Lender.

4.           Effective Date.  Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, the parties shall deliver to the Administrative Agent (i) an executed original hereof, together with all attachments hereto, (ii) the processing and recordation fee referred to in Section 10.4(b)(iv) of the Revolving Credit Agreement, (iii) the Administrative Questionnaire referred to in Section 10.4(b)(iv) of the Revolving Credit Agreement, unless the Assignee is already a Lender, (iv) and such documents as are required under Section 2.19(e) of the Revolving Credit Agreement if the Assignee is a Foreign Lender. The effective date of this Assignment and Acceptance (the “Effective Date”) shall be the earlier of (i) the date of acceptance hereof by the Administrative Agent or (ii) the date, if any, designated as the Effective Date in Item 5 of Annex I As of the Effective Date, (y) the Assignee shall be a party to the Revolving Credit Agreement and, to the extent provided in this Assignment and Acceptance, shall have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (z) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (other than its rights and benefits under Section 2.18, Section 2.19, Section 2.20 and Section 10.3 of the Revolving Credit Agreement as well as rights and benefits under provisions in the other Loan Documents relating to indemnification or payment of fees, costs and expenses, with respect to facts and circumstances occurring prior to the Effective Date) and be released from its obligations under the Revolving Credit Agreement and the other Loan Documents to the extent of the interest assigned by this Assignment and Acceptance.

5.           Payments; Settlement.  On or prior to the Effective Date, in consideration of the sale and assignment provided for herein and as a condition to the effectiveness of this Assignment and Acceptance, the Assignee will pay to the Assignor an amount (to be confirmed between the Assignor and the Assignee) that represents the Assigned Share of the principal amount of the Loans made by the Assignor and outstanding on the Effective Date (together, if and to the extent the Assignor and the Assignee so elect, with the Assigned Share of any related accrued but unpaid interest, fees and other amounts).  From and after the Effective Date, the Administrative Agent will make all payments required to be made by it under the Revolving Credit Agreement in respect of the interest assigned hereunder (including, without limitation, all payments of principal, interest and fees in respect of the Assigned Share of the Assignor’s Commitment and Loans assigned hereunder) directly to the Assignee.  The Assignor and the Assignee shall be responsible for making between themselves all appropriate adjustments in payments due under the Revolving Credit Agreement in respect of the period prior to the Effective Date.  All payments required to be made hereunder or in connection herewith shall be made in Dollars by wire transfer of immediately available funds to the appropriate party at its address for payments designated in Annex I.

6.           Governing Law.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the internal laws of New York (including for such purposes section 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflict of law rules).

7.           Entire Agreement.  This Assignment and Acceptance, together with the Revolving Credit Agreement and the other Loan Documents, embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings of the parties, verbal or written, relating to the subject matter hereof.

8.           Successors and Assigns.  This Assignment and Acceptance shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

9.           Counterparts.  This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have caused this Assignment and Acceptance to be executed by their duly authorized officers as of the date first above written.

ASSIGNOR:

By:

Title:

ASSIGNEE:

By:

Title:

Accepted this __ day of
____________, ____:

SUNTRUST BANK, as Administrative Agent,
Issuing Bank and Swingline Lender

By:

Title:

Consented and agreed to1:

ABOVENET, INC., as Borrower representative

By:

Name:

Title:

1 Such consent is not required if (x) an Event of Default has occurred and is continuing at the time of assignment or (y) the assignment is to a Lender, an Affiliate of a Lender or an Approved Fund.

ANNEX I

1.	Borrowers:

AboveNet, Inc., AboveNet Communications, Inc., AboveNet of Utah, L.L.C., AboveNet of VA, L.L.C. and AboveNet International, Inc.

2.	Name and Date of Revolving Credit Agreement:

Revolving Credit Agreement, dated as of January 28, 2011, among AboveNet, Inc., AboveNet Communications, Inc., AboveNet of Utah, L.L.C., AboveNet of VA, L.L.C., AboveNet International, Inc., certain Lenders from time to time parties thereto, and SunTrust Bank, as Administrative Agent, as Issuing Bank and as Swingline Lender.

3.	Date of Assignment and Acceptance: ___________, ____.

4.	Amounts:

	Aggregate for Assignor		Assigned Share[2]		Amount of Assigned Share		Aggregate for Assignor (after assignment)

(a) Commitment	$	________	_____	%	$	________	$	________

(b) Loans[3]	$	________	_____	%	$	________	$	________

5.	Effective Date: ____________, _________.

6.	Addresses for Payments:

Assignor:

Attention:
Telephone:
Telecopy:
Reference:

Assignee:

Attention:

2 Percentage taken to up to ten decimal places, if necessary.
3 Insert amounts outstanding as of the date of the Assignment and Acceptance.

Telephone:
Telecopy:
Reference:

7.	Addresses for Notices:

Assignor:

Attention:
Telephone:
Telecopy:

Assignee:

Attention:
Telephone:
Telecopy:

8.	Lending Office of Assignee:

Attention:
Telephone:
Telecopy:

EXHIBIT B

FORM OF GUARANTY AND SECURITY AGREEMENT

SEE EXHIBIT 10.2 TO FORM 8-K

EXHIBIT C

FORM OF REVOLVING CREDIT NOTE

$___________	[City], [State]
___________ ___, 2011

FOR VALUE RECEIVED, the undersigned, ABOVENET, INC., a Delaware corporation (“AboveNet”), ABOVENET COMMUNICATIONS, INC., a Delaware corporation (“ACI”), ABOVENET OF UTAH, L.L.C., a Delaware limited liability company (“AboveNet Utah”), ABOVENET OF VA, L.L.C., a Virginia limited liability company (“AboveNet Virginia”), ABOVENET INTERNATIONAL, INC., a Delaware corporation (“International”; International, AboveNet Virginia, AboveNet Utah, ACI and AboveNet are collectively referred to as the “Borrowers,” and each individually, as a “Borrower”), hereby promise, on a joint and several basis, to pay to [NAME OF LENDER] (the “Lender”) or its registered assigns, at the office of SunTrust Bank (“SunTrust”) at 303 Peachtree St., N.E., Atlanta, Georgia 30308, on the Revolving Commitment Termination Date (as defined in the Revolving Credit Agreement defined below), the lesser of the principal sum of ____________________________ AND NO/100 DOLLARS ($____________________) and the aggregate unpaid principal amount of all Revolving Loans (as defined in the Revolving Credit Agreement defined below) made by the Lender to the Borrowers pursuant to the Revolving Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Revolving Credit Agreement.  In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrowers further promise to pay all costs of collection, including the reasonable attorneys’ fees actually incurred without regard to statutory presumption, in accordance with the terms of Section 10.3 of the Revolving Credit Agreement.

Terms defined in that certain Revolving Credit Agreement dated as of January 28, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”) among the Borrowers, the lenders from time to time party thereto and SunTrust, as Administrative Agent for the lenders, as Issuing Bank and as Swingline Lender, are used herein with the same meanings.

Upon the occurrence and during the continuation of an Event of Default, the Borrowers promise to pay interest, on demand, at a rate or rates provided in the Revolving Credit Agreement.

All borrowings evidenced by this Revolving Credit Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers to make the payments of principal and interest in accordance with the terms of this Revolving Credit Note and the Revolving Credit Agreement.

This Revolving Credit Note is issued in connection with, and is entitled to the benefits of, the Revolving Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Revolving Credit Agreement, all upon the terms and conditions therein specified.

THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICT OF LAW RULES) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, a duly authorized officer of each Borrower as an authorized signatory has executed this Revolving Credit Note as of the day and year first written above.

ABOVENET, INC.

By:
Name:
Title:

ABOVENET COMMUNICATIONS, INC.

By:
Name:
Title:

ABOVENET OF UTAH, L.L.C.

By:
Name:
Title:

ABOVENET OF VA, L.L.C.

By:
Name:
Title:

ABOVENET INTERNATIONAL, INC.

By:
Name:
Title:

[Revolving Credit Note Signature Page]

LOANS AND PAYMENTS

Date	Amount and Type of Revolving Loan	Payments of Principal	Unpaid Principal Balance of Revolving Credit Note	Name of Person Making Notation

EXHIBIT D

FORM OF SWINGLINE NOTE

$10,000,000.00	[City], [State]
___________ ____, 2011

FOR VALUE RECEIVED, the undersigned, ABOVENET, INC., a Delaware corporation (“AboveNet”), ABOVENET COMMUNICATIONS, INC., a Delaware corporation (“ACI”), ABOVENET OF UTAH, L.L.C., a Delaware limited liability company (“AboveNet Utah”), ABOVENET OF VA, L.L.C., a Virginia limited liability company (“AboveNet Virginia”), ABOVENET INTERNATIONAL, INC., a Delaware corporation (“International”; International, AboveNet Virginia, AboveNet Utah, ACI and AboveNet are collectively referred to as the “Borrowers,” and each individually, as a “Borrower”), hereby promise, on a joint and several basis, to pay to the order of SUNTRUST BANK, a Georgia state banking corporation (the “Swingline Lender”) or its registered assigns, at the office of SunTrust Bank (“SunTrust”) at 303 Peachtree St., N.E., Atlanta, Georgia 30308, on the earlier of (i) the last day of the Interest Period applicable to such Borrowing and (ii) the Revolving Commitment Termination Date, as such terms are defined in the Revolving Credit Agreement dated as of January 28, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”) among the Borrowers, the Lenders from time to time party thereto and SunTrust, as Administrative Agent for the Lenders, as Issuing Bank and as Swingline Lender, the lesser of the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) or the aggregate unpaid principal amount of all outstanding Swingline Loans made by the Swingline Lender to the Borrowers pursuant to the Revolving Credit Agreement from time to time, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Revolving Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrowers further promise to pay all costs of collection, including the reasonable attorneys’ fees of the Administrative Agent and the Swingline Lender. Terms not defined herein shall have the meanings ascribed to such terms in the Revolving Credit Agreement.

The Borrowers promise to pay interest on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the times and at a rate or rates provided in the Revolving Credit Agreement.

All Borrowings evidenced by this Swingline Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers to make the payments of principal and interest in accordance with the terms of this Swingline Note and the Revolving Credit Agreement.

This Swingline Note is issued in connection with, and is entitled to the benefits of, the Revolving Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Revolving Credit Agreement, all upon the terms and conditions therein specified.

THIS SWINGLINE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICT OF LAW RULES) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, a duly authorized officer of each Borrower as an authorized signatory has executed this Swingline Note as of the day and year first written above.

ABOVENET, INC.

By:
Name:
Title:

ABOVENET COMMUNICATIONS, INC.

By:
Name:
Title:

ABOVENET OF UTAH, L.L.C.

By:
Name:
Title:

ABOVENET OF VA, L.L.C.

By:
Name:
Title:

ABOVENET INTERNATIONAL, INC.

By:
Name:
Title:

[Signature Page to Swingline Note]

LOANS AND PAYMENTS

Date	Amount and Type of Loan	Payments of Principal	Unpaid Principal Balance of Note	Name of Person Making Notation

EXHIBIT 2.3

FORM OF NOTICE OF REVOLVING BORROWING

[Date]

SunTrust Bank,
    as Administrative Agent
    for the Lenders referred to below
303 Peachtree Street, N.E.
Atlanta, GA 30308

Ladies and Gentlemen:

Reference is made to the Revolving Credit Agreement dated as of January 28, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, and in effect on the date hereof, the “Revolving Credit Agreement”), among the undersigned, as Borrowers, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent, as Issuing Bank and as Swingline Lender.  Terms defined in the Revolving Credit Agreement are used herein with the same meanings.  This notice constitutes a Notice of Revolving Borrowing, and the Borrowers hereby request a Borrowing under the Revolving Credit Agreement, and in that connection the Borrowers specify the following information with respect to the Borrowing requested hereby:

(A)	Aggregate principal amount of Borrowing[1]:

(B)	Date of Borrowing (which is a Business Day):

(C)	Type of Revolving Loan[2]:

(D)	Interest Period[3]:

[Continued on Following Page]

1 Not less than $5,000,000 or a larger multiple of $1,000,000 (or the remaining amount of the Aggregate Revolving Commitment Amount, if less) for Eurodollar Borrowing, and not less than $1,000,000 or a larger multiple of $100,000 (or the remaining amount of the Aggregate Revolving Commitment Amount, if less) for Base Rate Borrowing; provided, that Base Rate Loans made pursuant to Section 2.4 of the Revolving Credit Agreement may be made in lesser amounts as provided therein.  At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed five (5).

2 Eurodollar Borrowing or Base Rate Borrowing.

3 Initial Interest Period only required in the case of a Eurodollar Borrowing.  The duration of the Interest Period must comply with the definition of “Interest Period” and end not later than the Revolving Commitment Termination Date.

The Borrowers hereby represent and warrant that the conditions specified in paragraphs (a), (b), (c) and (e) of Section 3.2 of the Revolving Credit Agreement are satisfied.  The Borrowers hereby certify to the Administrative Agent and each Lender that, after giving pro forma effect to the Borrowing requested herein, the Borrowers and their Subsidiaries are in compliance on a Pro Forma Basis with the financial covenants set forth in Article VI of the Revolving Credit Agreement.

[Remainder of page intentionally left blank]

Very truly yours,

ABOVENET, INC., as Borrower representative

By:
Name:
Title:

EXHIBIT 2.4

FORM OF NOTICE OF SWINGLINE BORROWING

[Date]

SunTrust Bank,
    as Administrative Agent
    for the Lenders referred to below
303 Peachtree Street, N.E.
Atlanta, GA 30308

Ladies and Gentlemen:

Reference is made to the Revolving Credit Agreement dated as of January 28, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, and in effect on the date hereof, the “Revolving Credit Agreement”), among the undersigned, as Borrowers, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent, as Issuing Bank and as Swingline Lender.  Terms defined in the Revolving Credit Agreement are used herein with the same meanings.  This notice constitutes a Notice of Swingline Borrowing, and the Borrowers hereby request a Borrowing under the Revolving Credit Agreement, and in that connection the Borrowers specify the following information with respect to the Borrowing requested hereby:

       (A)             Principal amount of Swingline Loan1:

       (B)             Date of Swingline Loan (which is a Business Day):

       (C)             Interest Period2:

(D)	Location and number of Borrower’s account to which proceeds of Borrowing are to be disbursed:

[Continued on Following Page]

1 Aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrowers.

2 The duration of the Interest Period must comply with the definition of “Interest Period” and end not later than the Revolving Commitment Termination Date.

The Borrowers hereby represent and warrant that the conditions specified in paragraphs (a), (b), (c) and (e) of Section 3.2 of the Revolving Credit Agreement are satisfied.  The Borrowers hereby certify to the Administrative Agent and each Lender that, after giving pro forma effect to the Borrowing requested herein, the Borrowers and their Subsidiaries are in compliance on a Pro Forma Basis with the financial covenants set forth in Article VI of the Revolving Credit Agreement.

[Remainder of page intentionally left blank]

Very truly yours,

ABOVENET, INC., as Borrower representative

By:
Name:
Title:

EXHIBIT 2.6

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

SunTrust Bank,
as Administrative Agent
for the Lenders referred to below
303 Peachtree Street, N.E.
Atlanta, GA 30308

Ladies and Gentlemen:

Reference is made to the Revolving Credit Agreement dated as of January 28, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, and in effect on the date hereof, the “Revolving Credit Agreement”), among the undersigned, as Borrowers, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent, as Issuing Bank and as Swingline Lender.  Terms defined in the Revolving Credit Agreement are used herein with the same meanings.  This notice constitutes a Notice of Conversion/Continuation and the Borrowers hereby request the continuation or conversion of a Borrowing under the Revolving Credit Agreement, and in that connection the Borrowers specify the following information with respect to the Borrowing to be converted or continued as requested hereby:

(A)           Borrowing to which this request applies1:  _______________________________
(B)           Principal amount of Borrowing to be continued/converted2:  ___________________________
  _________________
(C)           Effective date of election (which is a Business Day):  ______________________
(D)           Type of resulting Borrowing3:  ______________________
(E)            Interest Period (if Eurodollar Borrowing)4:  ________________________

[Signatures on Following Page]

1 Swingline Borrowings may not be continued or converted.  If different options are being elected with respect to different portions thereof, specify the portions that are to be allocated to each resulting Borrowing.

2 The aggregate principal amount of any resulting Borrowing shall be not less than $5,000,000 or a larger multiple of $1,000,000 for Eurodollar Borrowing, and not less than $1,000,000 or a larger multiple of $100,000 for Base Rate Borrowing.  At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed five (5).

3 Base Rate Borrowing or Eurodollar Borrowing.

4 The duration of the Interest Period must comply with the definition of “Interest Period” and end not later than the Revolving Commitment Termination Date.

Very truly yours,

ABOVENET, INC., as Borrower representative

By:
Name:
Title:

EXHIBIT 3.1(b)(viii)

FORM OF CERTIFICATE OF [ASSISTANT] SECRETARY
OF
[NAME OF LOAN PARTY]

I, __________, [Assistant] Secretary of [NAME OF LOAN PARTY], a [State of Incorporation or formation] [corporation][limited liability company] (the “Company”), hereby certify as follows pursuant to Section 3.1.(b) of that certain Revolving Credit Agreement dated as of even date herewith, by and among ABOVENET, INC., a Delaware corporation (“AboveNet”), ABOVENET COMMUNICATIONS, INC., a Delaware corporation (“ACI”), ABOVENET OF UTAH, L.L.C., a Delaware limited liability company (“AboveNet Utah”), ABOVENET OF VA, L.L.C., a Virginia limited liability company (“AboveNet Virginia”), and ABOVENET INTERNATIONAL, INC., a Delaware corporation (“International”), as Borrowers, the Lenders from time to time party thereto, and SUNTRUST BANK, as Administrative Agent, as Issuing Bank and as Swingline Lender (the “Revolving Credit Agreement”; capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement) that:

(1)           I am the duly elected, qualified and acting [Assistant] Secretary of the Company.

(2)           Attached hereto as Exhibit A is a true, correct and complete copy of the [Articles of Incorporation][Articles of Organization][Certificate of Formation] of the Company, certified to be true, correct and complete by the Secretary of State of the State of [State of incorporation or formation], and such [Articles of Incorporation][Articles of Organization][Certificate of Formation] of the Company [has][have] not been amended, modified or otherwise supplemented since the date of such certificate for the Secretary of State.

(3)           Attached hereto as Exhibit B is a true, correct and complete copy of the [By-Laws][Operating Agreement][Limited Liability Company Agreement] of the Company, together with all amendments thereto, all of which were duly adopted and are in full force and effect on the date hereof.

(4)           Attached hereto as Exhibit C is a true, correct and complete copy of the resolutions of the [Board of Directors][Member[s]][Board of Managers] of the Company, duly adopted [by unanimous written consent] on __________, 201_, such action having been duly taken in accordance with the provisions of applicable law, the [Articles of Incorporation][Articles of Organization][Certificate of Formation] and the [By-Laws][Operating Agreement][Limited Liability Company Agreement] of the Company, and being now in full force and effect, without any modifications in any respect.  Such resolutions authorize the Company and the officers designated therein to execute and deliver, and to do all things necessary or appropriate for the payment and performance of all the Company’s obligations under the Loan Documents to which the Company is a party.

(5)           Attached hereto as Exhibit D is a true, correct and complete copy of a certificate of [existence][good standing] issued by the Secretary of State of the State of [State of Incorporation or formation].  The Company has, from the date of such certificate, remained in good standing under the laws of such State.

(6)           The persons named on the grid attached hereto as Exhibit E have been elected or appointed, are duly qualified and are presently incumbent officers of the Company with authority to execute the Loan Documents to which the Company is a party, holding the respective offices set forth opposite each name.  The signature opposite the name of each such person is that person’s genuine signature.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on this ___ day of January, 2011.

Name:
Title: [Assistant] Secretary

I, __________, do hereby certify that I am the duly elected, qualified and acting __________ of the Company, that I am familiar with __________ and [his][her] signature, that __________ is the duly elected, qualified and acting [Assistant] Secretary of the Company and that the foregoing signature of __________ is [his][her] signature.

IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of _________, 2011.

Name:
Title:

EXHIBIT A

Exhibit A - 1

EXHIBIT B

Exhibit B - 1

EXHIBIT C

Exhibit C - 1

EXHIBIT D

Exhibit D - 1

EXHIBIT [E][F]

INCUMBENCY GRID

Name	Title	Signature

EXHIBIT 3.1(b)(xi)

FORM OF OFFICER'S CERTIFICATE

Reference is made to that certain Revolving Credit Agreement dated as of January 28, 2011 by and among ABOVENET, INC., a Delaware corporation (“AboveNet”), ABOVENET COMMUNICATIONS, INC., a Delaware corporation (“ACI”), ABOVENET OF UTAH, L.L.C., a Delaware limited liability company (“AboveNet Utah”), ABOVENET OF VA, L.L.C., a Virginia limited liability company (“AboveNet Virginia”), ABOVENET INTERNATIONAL, INC., a Delaware corporation (“International”; International, AboveNet Virginia, AboveNet Utah, ACI and AboveNet are collectively referred to as the “Borrowers,” and each individually, as a “Borrower”), the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent, as Issuing Bank and as Swingline Lender (the “Revolving Credit Agreement”).  Terms defined in the Revolving Credit Agreement are used herein with the same meanings.  This certificate is being delivered pursuant to Section 3.1(b)(xi) of the Revolving Credit Agreement.

I, ____________, [Title] of the Borrower representative, do hereby certify that after giving effect to the funding of any initial Loan or initial issuance of a Letter of Credit:

(a)	I am authorized to execute and deliver this Officer’s Certificate;

(b)	no Default or Event of Default exists at the date hereof;

(c)
all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct on and as of the date hereof, both immediately before and immediately after giving effect to the closing of the transactions contemplated by the Revolving Credit Agreement; and

(d)	since ___________ ___, _____, there has been no change, event or other circumstance which has had or could reasonably be expected to have a Material Adverse Effect.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Officer’s Certificate as [Title] of the Borrower representative and not in an individual capacity this ____ day of _________, 2011.

By:
Name:
Title:

[Signature Page to Officer’s Certificate]

EXHIBIT 5.1(c)

FORM OF
COMPLIANCE CERTIFICATE

THIS CERTIFICATE is given pursuant to Section 5.1(c) of the Revolving Credit Agreement, dated as of January __, 2011 (as amended, modified or supplemented from time to time, the “Revolving Credit Agreement,” the terms defined therein being used herein as therein defined), among ABOVENET, INC., a Delaware corporation (“AboveNet”), ABOVENET COMMUNICATIONS, INC., a Delaware corporation (“ACI”), ABOVENET OF UTAH, L.L.C., a Delaware limited liability company (“AboveNet Utah”), ABOVENET OF VA, L.L.C., a Virginia limited liability company (“AboveNet Virginia”) and ABOVENET INTERNATIONAL, INC., a Delaware corporation (“International”; AboveNet, ACI, AboveNet Utah, AboveNet Virginia and International are referred to herein individually as a “Borrower” and collectively as the “Borrowers”), certain banks and other financial institutions from time to time parties thereto (the “Lenders”), and SunTrust Bank, as Issuing Bank, Swingline Lender and as Administrative Agent for the Lenders.

The undersigned hereby certifies that:

1.           [He] [She] is a duly elected Responsible Officer of the Borrower representative.

2.           The Borrowers have delivered, contemporaneously with this Certificate, copies of the financial statements of AboveNet and its Subsidiaries required to be delivered under [Section 5.1(a)/Section 5.1(b)] of the Revolving Credit Agreement.  Such financial statements fairly present the consolidated financial condition of AboveNet and its Subsidiaries as of such date and the consolidated results of operations for such period in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the interim financial statements.

3.           The undersigned has reviewed the terms of the Revolving Credit Agreement and has made, or caused to be made under the supervision of the undersigned, a review in reasonable detail of the transactions and condition of AboveNet and its Subsidiaries during the accounting period covered by such financial statements.

4.           The examination described in paragraph 3 above did not disclose, and the undersigned has no knowledge of the existence of, any Default or Event of Default during or at the end of the accounting period covered by such financial statements or as of the date of this Certificate.

5.           Attached to this Certificate as Attachment A is a covenant compliance worksheet reflecting the computation of the financial covenants set forth in Article VI of the Revolving Credit Agreement as of the last day of the period covered by the financial statements enclosed herewith.

6.           As of the date of this Compliance Certificate, there have been the following changes since the prior Compliance Certificate delivered under Section 5.1(c) of the Revolving Credit Agreement in which subsidiaries constitute Material Subsidiaries:

Material Subsidiaries - ___________

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the ___ day of _______, 20__.

ABOVENET, INC.

By:
Name:
Title:

Exhibit 5.1(c) – Page 2

Attachment A

ABOVENET, INC.

Financial Covenant Compliance
For the quarter ended __________, 20__

Debt Provision	Name of Covenant	Benchmark	Result	Compliance Status

6.1	Maximum Leverage Ratio	2.50:1.00	____	____

6.2	Minimum Interest Coverage Ratio	3.00:1.00	____	____

Attachment A – Page 1

Leverage Ratio
 (Section 6.1)

Consolidated Total Debt:

All Indebtedness of the Borrowers and their Subsidiaries measured on a consolidated basis as of the last day of the twelve month period then ending (the “Defined Period”)	$

Less: all Hedging Obligations as of the last day of the Defined Period	$

Consolidated Total Debt	$

Consolidated EBITDA for the Defined Period (calculated in the manner required by Schedule I of the Compliance Certificate)	$

Total Leverage Ratio (ratio of Consolidated Total Debt to Consolidated EBITDA for the Defined Period)	____ to 1.0

Attachment A – Page 2

Interest Coverage Ratio
(Section 6.2)

Interest Coverage Ratio for the twelve (12) month period then ending (the “Defined Period”) is defined as follows:

Interest Coverage Numerator:

Consolidated EBITDA for the Defined Period (calculated in the manner required by Schedule I of the Compliance Certificate)	$

Interest Coverage Denominator:

for AboveNet and its Subsidiaries, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during the Defined Period (whether or not actually paid during such Defined Period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during the Defined Period (whether or not actually paid or received during such Defined Period), all calculated in accordance with GAAP
$

Interest Coverage Ratio (Ratio of Interest Coverage Numerator to Interest Coverage Denominator) for the Defined Period	___ to 1.0

Attachment A – Page 3

EBITDA
(Schedule I)

EBITDA for the twelve (12) month period then ending (the “Defined Period”) is defined as follows: [1]

the net income (or loss) of AboveNet and its Subsidiaries for the Defined Period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any unremitted earnings of any Person that is not a Subsidiary resulting from any equity interest of the Borrowers or any Subsidiary of the Borrowers in such Person the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary and (v) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrowers or any Subsidiary on the date that such Person’s assets are acquired by the Borrowers or any Subsidiary
$

Plus (without duplication):

For AboveNet and its Subsidiaries, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during the Defined Period (whether or not actually paid during such Defined Period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during the Defined Period (whether or not actually paid or received during such Defined Period), all calculated in accordance with GAAP, to the extent deducted in the determination of net income for the Defined Period
$

income tax expense for the Defined Period determined on a consolidated basis in accordance with GAAP, to the extent deducted in the determination of net income for the Defined Period	$

depreciation and amortization determined on a consolidated basis in accordance with GAAP for the Defined Period, to the extent deducted in the determination of net income for the Defined Period	$

all other non-cash charges for the Defined Period reasonably acceptable to the Administrative Agent determined on a consolidated basis in accordance with GAAP, to the extent deducted in the determination of net income for the Defined Period
$

EBITDA for the Defined Period	$

1 For purposes of calculating Consolidated EBITDA of AboveNet and its Subsidiaries for any period, (x) the Consolidated EBITDA of any Person acquired by, or merged into or consolidated with, AboveNet and its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming for purposes of such calculation that the consummation of such acquisition, merger or consolidation in connection therewith occurred on the first day of such period) and (y) the Consolidated EBITDA of any Subsidiary whose (1) Capital Stock is sold, transferred or otherwise disposed of to any Person during such period or (2) assets (if all or substantially all) are sold, transferred, leased or otherwise disposed of to any Person other during such period, in either case under this clause (y), shall be excluded on a pro forma basis for such period (assuming for purposes of such calculation that the consummation of such sale, lease, transfer or other disposition occurred on the first day of such period)
Attachment A – Page 4